EXECUTION VERSION
AMENDMENT NO. 1
THIS AMENDMENT NO. 1 (this “Agreement”), dated as of June 26, 2023, is entered into among REMITLY GLOBAL, INC., a Delaware corporation (“Holdings”), REMITLY, INC., a Delaware corporation (together with Holdings, the “Borrowers”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
RECITALS
WHEREAS, the Borrowers, the Guarantors party thereto, the lenders from time to time party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as Administrative Agent and collateral agent, are party to the Revolving Credit and Guaranty Agreement, dated as of September 13, 2021 (as amended, modified, extended, restated, replaced, or supplemented from time to time prior to the date hereof, the “Credit Agreement”); and
WHEREAS, certain loans, commitments and/or other extensions of credit (the “Loans”) under the Credit Agreement denominated in dollars (the “Affected Currency”) incur or are permitted to incur interest, fees or other amounts based on the London Interbank Offered Rate as administered by the ICE Benchmark Administration (“LIBOR”) in accordance with the terms of the Credit Agreement;
WHEREAS, the Administrative Agent and the Borrowers have elected to trigger an Other Benchmark Rate Election with respect to the Affected Currency;
WHEREAS, in connection with such Other Benchmark Rate Election, the related Benchmark Replacement Date shall have occurred on the sixth Business Day after the date notice of such Other Benchmark Rate Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Other Benchmark Rate Election is provided to the Lenders (such time, the “Objection Deadline”) written notice of objection to such Other Benchmark Rate Election from Lenders comprising the Required Lenders;
WHEREAS, pursuant to Section 2.13(b) of the Credit Agreement, if an Other Benchmark Rate Election and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the Benchmark Replacement will replace such Benchmark for all purposes under the Credit Agreement and any other Loan Document so long as the Administrative Agent has not received, by the Objection Deadline, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders;
WHEREAS, on June 15, 2023, the Administrative Agent notified the Lenders of the Other Benchmark Rate Election and of such proposed Benchmark Replacement by the posting of a draft of this Agreement; and
WHEREAS, in connection with the implementation of a Benchmark Replacement and pursuant to Section 2.13(d) of the Credit Agreement, the Administrative Agent has determined that certain Benchmark Replacement Conforming Changes are necessary or advisable and such changes shall become effective without any further consent of any other party to the Credit Agreement or any other Loan Document.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.     Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.
2.    Agreement. The Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-

underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages attached as Exhibit A hereto.
3.    Payment of Expenses. The Borrowers agree to reimburse the Administrative Agent for all reasonable fees, charges and disbursements of the Administrative Agent in connection with the preparation, execution and delivery of this Agreement, including all reasonable fees, charges and disbursements of Simpson Thacher & Bartlett LLP, counsel to the Administrative Agent.
4.    Conditions Precedent. This effectiveness of this Agreement is subject to the satisfaction of each of the following conditions (the date of the satisfaction of all such conditions, the “Amendment No. 1 Effective Date”):
(a)     The Administrative Agent (or its counsel) shall have received from each of Holdings, the Borrowers and each other Guarantor, either (x) a counterpart of this Agreement signed on behalf of such party or (y) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Agreement by facsimile or other means of electronic transmission (e.g., “pdf.”)) that such party has signed a counterpart of this Agreement.
(b)    The Administrative Agent has not received, by the Objection Deadline, written notice of objection to the Other Benchmark Rate Election or the applicable Benchmark Replacement from Lenders comprising the Required Lenders.
5.    Representations and Warranties. Each Loan Party represents and warrants to the Administrative Agent that, as of the date hereof:
(a)this Agreement has been duly authorized, executed and delivered by such Loan Party and constitutes the legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law and (iii) implied covenants of good faith and fair dealing; and
(b)the execution, delivery and performance by each Loan Party of this Agreement (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (A) such as have been obtained or made and are in full force and effect and (B) those approvals, consents, registrations, filings or other actions, the failure of which to obtain or make has not had and could not reasonably be expected to have a Material Adverse Effect, (ii) except as has not had and could not reasonably be expected to have a Material Adverse Effect, will not violate any applicable law or regulation or any order of any Governmental Authority, (iii) will not violate any charter, by-laws or other organizational document of Holdings or any of its Restricted Subsidiaries, (iv) except as has not had and could not reasonably be expected to have a Material Adverse Effect, will not violate or result in a default under any indenture, agreement or other instrument (other than the agreements and instruments referred to in clause (iii)) binding upon Holdings or any of its Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by Holdings or any of its Restricted Subsidiaries, and (v) will not result in the creation or imposition of any Lien on any asset of Holdings or any of its Restricted Subsidiaries (other than the Liens created pursuant to the Collateral Documents).

6.     Reaffirmation; Reference to and Effect on the Loan Documents.

(a)From and after the Amendment No. 1 Effective Date, each reference in the Credit Agreement to “hereunder,” “hereof,” “this Agreement” or words of like import and each reference in the other Loan Documents to “Credit Agreement,” “thereunder,” “thereof” or words of like import shall, unless the context otherwise requires, mean and be a reference to the Credit Agreement as amended by this Agreement. This Agreement is a Loan Document.
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(b)The Loan Documents, and the obligations of the Borrowers and the Guarantors under the Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms.
(c)Each of the Borrowers and each Guarantor (i) acknowledges and consents to all of the terms and conditions of this Agreement, (ii) affirms all of its obligations under the Loan Documents, (iii) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Loan Documents, (iv) agrees that the Collateral Documents continue to be in full force and effect and are not impaired or adversely affected in any manner whatsoever, (v) confirms its grant of security interests pursuant to the Collateral Documents to which it is a party as Collateral for the Obligations, and (vi) acknowledges that all Liens granted (or purported to be granted) pursuant to the Collateral Documents remain and continue in full force and effect in respect of, and to secure, the Obligations. Each Guarantor hereby reaffirms its obligations under the Guaranty, and agrees that its obligation to guarantee the Obligations is in full force and effect as of the date hereof.
(d)The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.
7.    Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial, Etc.

(a)    This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflict of laws principles thereof to the extent such principles would cause the application of the law of another state.

(b)    EACH PARTY HERETO HEREBY AGREES AS SET FORTH IN SECTIONS 10.9 AND 10.10 OF THE CREDIT AGREEMENT AS IF SUCH SECTIONS WERE SET FORTH IN FULL HEREIN.
8.    Headings; Severability. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

9.     Execution in Counterparts; Electronic Signatures. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of
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any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart.

10.     Notices. All notices hereunder shall be given in accordance with the provisions of Section 10.1 of the Credit Agreement.

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Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

REMITLY GLOBAL, INC. REMITLY, INC.
By:	/s/ Hemanth Munipalli
Name: Hemanth Munipalli
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:	/s/ Lucas Menendez
Name: Lucas Menendez
Title: Vice President

Exhibit A

Exhibit A

REVOLVING CREDIT AND GUARANTY AGREEMENT
dated as of September 13, 2021,
as amended by Amendment No. 1, dated as of June 26, 2023
among
REMITLY GLOBAL, INC.
and
REMITLY, INC.,
as Borrowers
The Guarantors Party Hereto,
The Lenders and Issuing Banks Party Hereto
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent

___________________
JPMORGAN CHASE BANK, N.A.
SILICON VALLEY BANK and GOLDMAN SACHS LENDING PARTNERS LLC
as Joint Lead Arrangers
JPMORGAN CHASE BANK, N.A.,
as Sole Bookrunner
___________________

Table of Contents
Page
ARTICLE I

DEFINITIONS    1
Section 1.1 Defined Terms    1
Section 1.2 Classification of Loans and Borrowings    ~~47~~46
Section 1.3 Terms Generally    ~~48~~46
Section 1.4 Accounting Terms; GAAP    ~~48~~46
Section 1.5 Letter of Credit Amounts    ~~48~~47
Section 1.6 Divisions    ~~49~~47
Section 1.7 Interest Rate; ~~LIBOR~~Benchmark Notification    ~~49~~47
Section 1.8 Limited Condition Transactions    ~~50~~48
ARTICLE II

THE CREDITS    ~~52~~50
Section 2.1 Commitments    ~~52~~50
Section 2.2 Revolving Loans and Borrowings    ~~52~~50
Section 2.3 Reserved    ~~53~~51
Section 2.4 Issuance of Letters of Credit and Purchase of Participations Therein    ~~53~~51
Section 2.5 Requests for Borrowings    ~~61~~58
Section 2.6 Funding of Borrowings    ~~62~~59
Section 2.7 Interest Elections    ~~62~~60
Section 2.8 Termination and Reduction of Commitments    ~~63~~61
Section 2.9 Repayment of Loans; Evidence of Debt    ~~64~~62
Section 2.10 Prepayment of Loans    ~~65~~62
Section 2.11 Fees    ~~65~~63
Section 2.12 Interest    ~~67~~64
Section 2.13 Alternate Rate of Interest    ~~68~~66
Section 2.14 Increased Costs    ~~70~~68
Section 2.15 Break Funding Payments    ~~72~~70
Section 2.16 Taxes    ~~72~~70
Section 2.17 Payments Generally; Pro Rata Treatment; Sharing of Set-offs    ~~76~~74
Section 2.18 Mitigation Obligations; Replacement of Lenders    ~~78~~75
Section 2.19 Increase in the Aggregate Commitments    ~~79~~76
Section 2.20 Extension of Maturity Date    ~~80~~78
Section 2.21 Defaulting Lenders    ~~83~~80
ARTICLE III

REPRESENTATIONS AND WARRANTIES    ~~86~~83
Section 3.1 Organization; Powers    ~~86~~83
Section 3.2 Authorization; Enforceability    ~~86~~84
Section 3.3 Governmental Approvals; No Conflicts    ~~86~~84
Section 3.4 Financial Condition; No Material Adverse Effects    ~~87~~84
Section 3.5 Properties    ~~87~~85
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Section 3.6 Litigation and Environmental Matters    ~~87~~85
Section 3.7 Compliance with Laws and Agreements    ~~88~~86
Section 3.8 Investment Company Status    ~~88~~86
Section 3.9 Taxes    ~~88~~86
Section 3.10 ERISA    ~~88~~86
Section 3.11 Disclosure    ~~90~~87
Section 3.12 Subsidiaries    ~~90~~88
Section 3.13 Anti-Terrorism Laws; USA Patriot Act    ~~90~~88
Section 3.14 Anti-Corruption Laws and Sanctions    ~~90~~88
Section 3.15 Margin Stock    ~~91~~89
Section 3.16 Solvency    ~~91~~89
Section 3.17 [Reserved]    ~~91~~89
Section 3.18 Collateral Documents    ~~91~~89
Section 3.19 Affected Financial Institution    ~~92~~89
Section 3.20 FinCEN    ~~92~~89
ARTICLE IV

CONDITIONS    ~~92~~89
Section 4.1 Effective Date    ~~92~~89
Section 4.2 Each Credit Extension    ~~95~~92
ARTICLE V

AFFIRMATIVE COVENANTS    ~~95~~93
Section 5.1 Financial Statements; Other Information; Quarterly Conference Calls    ~~95~~93
Section 5.2 Notices of Material Events    ~~98~~95
Section 5.3 Existence; Conduct of Business    ~~98~~96
Section 5.4 Payment of Taxes    ~~98~~96
Section 5.5 Maintenance of Properties; Insurance    ~~99~~96
Section 5.6 Books and Records; Inspection Rights    ~~99~~97
Section 5.7 ERISA-Related Information    ~~99~~97
Section 5.8 Compliance with Laws and Agreements    ~~100~~98
Section 5.9 Use of Proceeds    ~~100~~98
Section 5.10 Additional Guarantors; Material IP Subsidiaries    ~~101~~98
Section 5.11 Further Assurances    ~~101~~99
Section 5.12 Designation of Restricted and Unrestricted Subsidiaries    ~~101~~99
Section 5.13 After Acquired Material Real Estate Assets    ~~103~~101
Section 5.14 Post-Closing Matters    ~~105~~103
ARTICLE VI

NEGATIVE COVENANTS    ~~105~~103
Section 6.1 Indebtedness    ~~105~~103
Section 6.2 Liens    ~~109~~106
Section 6.3 Fundamental Changes; Assets Sales; Changes in Business    ~~112~~110
Section 6.4 Restricted Payments    ~~113~~111
Section 6.5 Restrictive Agreements    ~~114~~112
Section 6.6 Transactions with Affiliates    ~~115~~113
Section 6.7 Investments    ~~116~~114
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Section 6.8 Certain Restrictions    ~~120~~117
Section 6.9 Financial Covenants    ~~120~~118
ARTICLE VII

GUARANTY    ~~121~~119
Section 7.1 Guaranty of the Obligations    ~~121~~119
Section 7.2 Payment by Guarantors    ~~121~~119
Section 7.3 Liability of Guarantors Absolute    ~~121~~119
Section 7.4 Waivers by Guarantors    ~~124~~122
Section 7.5 Guarantors’ Rights of Subrogation, Contribution, Etc    ~~124~~122
Section 7.6 Subrogation of Other Obligations    ~~125~~123
Section 7.7 Continuing Guaranty    ~~125~~123
Section 7.8 Authority of Guarantors or Borrowers    ~~126~~123
Section 7.9 Financial Condition of the Borrowers    ~~126~~123
Section 7.10 Bankruptcy, Etc    ~~126~~124
Section 7.11 Excluded Swap Obligations    ~~127~~125
ARTICLE VIII

EVENTS OF DEFAULT    ~~128~~125
ARTICLE IX

THE AGENT    ~~131~~129
Section 9.1 Authorization and Action    ~~131~~129
Section 9.2 Administrative Agent’s Reliance, Limitation of Liability, Etc    ~~134~~132
Section 9.3 The Administrative Agent Individually    ~~135~~133
Section 9.4 Successor Administrative Agent    ~~135~~133
Section 9.5 Acknowledgments of Lenders and Issuing Banks    ~~137~~135
Section 9.6 Collateral Matters    ~~139~~137
Section 9.7 Credit Bidding    ~~140~~138
Section 9.8 Intercreditor Agreements    ~~141~~139
ARTICLE X

MISCELLANEOUS    ~~142~~140
Section 10.1 Notices    ~~142~~140
Section 10.2 Waivers; Amendments    ~~143~~141
Section 10.3 Limitation of Liability; Expenses; Indemnity    ~~146~~144
Section 10.4 Successors and Assigns    ~~148~~146
Section 10.5 Survival    ~~154~~152
Section 10.6 Integration; Effectiveness    ~~154~~152
Section 10.7 Severability    ~~154~~152
Section 10.8 Right of Setoff    ~~155~~152
Section 10.9 Governing Law; Jurisdiction; Consent to Service of Process    ~~155~~153
Section 10.10 WAIVER OF JURY TRIAL    ~~156~~154
Section 10.11 Headings    ~~156~~154
Section 10.12 Confidentiality    ~~156~~154
Section 10.13 Interest Rate Limitation    ~~158~~156
Section 10.14 No Advisory or Fiduciary Responsibility    ~~158~~156
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Section 10.15 Counterparts; Integration; Effectiveness, Electronic Execution    ~~159~~157
Section 10.16 USA PATRIOT Act and Beneficial Ownership    ~~160~~158
Section 10.17 Release of Liens and Guarantors    ~~161~~158
Section 10.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions    ~~163~~161
Section 10.19 Conversion of Currencies    ~~164~~162
Section 10.20 Acknowledgement Regarding Any Supported QFCs    ~~164~~162
Section 10.21 [Reserved    ~~165~~163
Section 10.22 Certain ERISA Matters    ~~165~~163

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SCHEDULES
Schedule 1.2 --    Permitted Holders
Schedule 1.3 --    Existing Letters of Credit
Schedule 2.1    --    Commitments
Schedule 3.4 --    GAAP Exceptions
Schedule 3.5 --    Material Real Estate Assets
Schedule 3.6 --    Disclosed Matters
Schedule 3.12 --     Subsidiaries
Schedule 3.18 --    Filings
Schedule 5.14 --    Post-Closing Matters
Schedule 6.1 --    Existing Indebtedness
Schedule 6.2 --    Existing Liens
Schedule 6.5 --    Existing Restrictive Agreements
Schedule 6.6 --    Existing Transactions with Affiliates
Schedule 6.7 --    Existing Investments

EXHIBITS
Exhibit A    --    Form of Assignment and Assumption
Exhibit B-1    --    Form of Borrowing Request
Exhibit B-2    --    Form of Issuance Notice
Exhibit C    --    Form of Interest Election Request
Exhibit D    --    Form of Note
Exhibit E    --    Form of Security Agreement
Exhibit F    --    Form of Compliance Certificate
Exhibit G    --    Form of Maturity Date Extension Request
Exhibit H    --    Form of Counterpart Agreement
Exhibit I    --     Form of Solvency Certificate

-v-

REVOLVING CREDIT AND GUARANTY AGREEMENT dated as of September 13, 2021, among REMITLY GLOBAL, INC., a Delaware corporation (“Holdings”), and REMITLY, INC., a Delaware corporation (“Remitly” and, together with Holdings, the “Borrowers”), the GUARANTORS party hereto, the LENDERS and ISSUING BANKS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent.
The Borrowers (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) requested that the Lenders make Loans to one or more of the Borrowers on a revolving credit basis and the Issuing Banks issue Letters of Credit at the request and for the account of one or more of the Borrowers, as applicable, on and after the Effective Date and at any time and from time to time prior to the Commitment Termination Date.
The proceeds of borrowings and Letters of Credit hereunder are to be used for the purposes described in Section 5.9. On the Effective Date, the Lenders agreed to establish the credit facility referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein.
Accordingly, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1     Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Accounts” means all “accounts” (as defined in Article 9 of the UCC) of a Person, including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing. Unless otherwise stated, the term “Account,” when used herein, shall mean an Account of the Borrowers.
“Acquisition” means any transaction or series of related transactions resulting in the acquisition by Holdings or any of its Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person.
~~“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.~~
“Adjusted Quick Ratio” means, as of any date of determination, the ratio of Quick Assets to Current Liabilities.
“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent” means each of the Administrative Agent and the Collateral Agent.
“Agreement” means this Revolving Credit and Guaranty Agreement, as the same may hereafter be modified, supplemented, extended, amended, restated or amended and restated from time to time.
“Agreement Currency” has the meaning set forth in Section 10.19(b).
“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted ~~LIBO~~Term SOFR Rate for an Interest Period of 1 month ~~commencing on~~as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%. For purposes of this definition, the Adjusted ~~LIBO~~Term SOFR Rate on any day shall be based on the ~~LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate)~~Term SOFR Reference Rate at approximately ~~11:00 a.m., London~~5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted ~~LIBO~~Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted ~~LIBO~~Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.13(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Alternative Currency” means Euro, Sterling, Australian Dollars, Canadian Dollars, Singapore Dollars and any other currency (other than dollars) that (i) is freely available, freely transferable and freely convertible into dollars and (ii) unless otherwise consented to by each Lender, in which dealings in deposits are carried on in the ~~London~~international interbank market; provided that at the time of the issuance, amendment, increase or extension of any Letter of Credit denominated in a currency other than dollars, Euro, Sterling, Australian Dollars, Canadian Dollars or Singapore Dollars, such other currency is reasonably acceptable to the Administrative Agent and the applicable Issuing Bank in respect of such Letter of Credit.
“Ancillary Document” has the meaning set forth in Section 10.15(b).
“Anti-Corruption Laws” means (i) the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, (ii) the Bribery Act 2010 of the United Kingdom, as amended, and (iii) all laws, rules and regulations of Canada and the European Union from time to time concerning or relating to bribery, corruption or money laundering.
“Applicable Creditor” has the meaning set forth in Section 10.19(b).
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that if any Defaulting Lender exists at such time, the Applicable Percentage shall be calculated disregarding such Defaulting Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Applicable Rate” means, for any day, (a) with respect to any ~~Eurodollar~~Term Benchmark Loan, 1.50% per annum, and (b) with respect to any ABR Loan, 0.50% per annum.
“Application” means an application or agreement, in a form as the applicable Issuing Bank may specify as the form for use by its customers from time to time, executed and delivered by the Borrowers to the Administrative Agent and the applicable Issuing Bank, requesting such Issuing Bank to issue a Letter of Credit.
“Approved Fund” has the meaning set forth in Section 10.4.
“Arrangers” means JPMCB, Silicon Valley Bank and Goldman Sachs Lending Partners LLC, in their capacity as joint lead arrangers, and any successor thereto.
“Asset Sale” means a sale, lease (as lessor or sublessor), sale and leaseback, license (as licensor or sublicensor), exchange, transfer or other disposition to, any Person, in one transaction or a series of transactions, of all or any part of Holdings’ or any of its Restricted Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Equity Interests of any of Holdings’ Subsidiaries, other than:
(a) inventory (or other assets, including intangible assets) sold, leased or licensed out in the ordinary course of business,
(b) obsolete, surplus or worn-out property,
(c) sales or other dispositions of Cash Equivalents for the fair market value thereof,

(d) dispositions of property (including the sale of any Equity Interest owned by such Person) from Holdings or any of its Restricted Subsidiaries to Holdings or any of its Restricted Subsidiaries,
(e) dispositions of property in connection with casualty or condemnation events,
(f) sales, transfers, dispositions or discounts of past due accounts receivable in connection with the collection, write down or compromise thereof in the ordinary course of business,
(g) dispositions of property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such disposition are promptly applied to the purchase price of such replacement property,
(h) dispositions permitted by clause (a) of Section 6.3,
(i) the non-exclusive licensing or other use of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business; and (ii) licensing of patents, trademarks, copyrights, and other Intellectual Property rights customary for companies of similar size and in the same industry as Borrower which would not result in a legal transfer of title of such licensed Intellectual Property, but that may be exclusive,
(j) dispositions of assets acquired in connection with (or owned by a Person that is acquired in connection with) an Acquisition for the fair market value thereof (as determined in good faith by Holdings),
(k) any other sale, lease, sale and leaseback, license, exchange, transfer or other disposition of assets or properties for fair market value (as determined in good faith by Holdings); provided that (i) no Default or Event of Default exists at the time of or would result from such disposition and (ii) the sum of (A) the aggregate consideration received or to be received in respect of such disposition plus (B) the aggregate consideration received or to be received in respect of all other dispositions effected in reliance on this clause (k) during such fiscal year prior to or concurrently with such disposition shall not exceed the greater of $10,000,000 and 2.5% of Consolidated Total Assets as of the last day of the most recently ended fiscal quarter for which financial statements have been or are required to be delivered pursuant to Section 5.1(a) or (b) in any fiscal year,
(l) the unwinding of any Swap Agreement permitted hereunder or any Permitted Call Spread Transaction permitted hereunder, in each case, to the extent that such unwinding otherwise constitutes an Asset Sale,
(m) Restricted Payments not prohibited by Section 6.4, Investments not prohibited by Section 6.7 and Liens not prohibited by Section 6.2,
(n) any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (or rights relating thereto) that a Borrower determines in good faith is desirable in the conduct of its business and not materially disadvantageous to the interests of the Lenders,
(o) leases or subleases of real property,
(p) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property,

(q) the use or transfer of cash or Cash Equivalents in a manner that is not otherwise prohibited by this Agreement or the other Loan Documents, and
(r) any other sale, lease, sale and leaseback, license, exchange, transfer or other disposition of assets or properties by a Foreign Subsidiary to a Loan Party or another Foreign Subsidiary.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by use of an electronic platform) approved by the Administrative Agent.
“Assuming Lender” has the meaning set forth in Section 2.19(c).
“ASU 842” has the meaning set forth in the definition of “Capital Lease Obligations”.
“Australian Dollar” means the lawful currency of Australia.
“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.4(a).
“Availability Period” means the period from and including the Effective Date to but excluding the Commitment Termination Date.
“Available Revolving Commitments” mean, as of any date, the aggregate amount of Commitments then in effect minus the aggregate amount of Revolving Exposure then outstanding.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark (or component thereof), as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (~~f~~e) of Section 2.13.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.
“Benchmark” means, initially, ~~LIBO~~the Term SOFR Rate; provided that if a Benchmark Transition Event~~, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its~~ and the related Benchmark Replacement Date have occurred with respect to ~~LIBO~~the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) ~~or clause (c)~~ of Section 2.13.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date~~; provided that, in the case of an Other Benchmark Rate Election, “Benchmark Replacement” shall mean the alternative set forth in (3) below~~:
~~(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;~~
(~~2~~1) the ~~sum of: (a)~~Adjusted Daily Simple SOFR ~~and (b) the related Benchmark Replacement Adjustment~~; or
(~~3~~2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment~~;~~.
~~provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, in the case of clause (3), when such clause is used to determine the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election, the alternate benchmark rate selected by the Administrative Agent and the Borrowers shall be the term benchmark rate that is used in lieu of a LIBOR-based rate in the relevant other dollar-denominated syndicated credit facilities; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).~~
If the Benchmark Replacement as determined pursuant to clause (1)~~,~~ or (2~~) or (3~~) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement~~:~~

, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by ~~(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:~~
~~(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;~~
~~(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and~~
~~(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the~~the Administrative Agent and the Borrowers for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time~~;~~.
~~provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.~~
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loans, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, after consultation with the Borrower, in its reasonable discretion is appropriate to reflect the adoption and implementation of such Benchmark ~~Replacement~~ and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark ~~Replacement~~ exists, in such other manner of administration as the Administrative Agent decides in its reasonable discretion is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date~~; or~~.
~~(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrowers pursuant to Section 2.13(c); or~~
~~(4) in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Lenders comprising the Required Lenders.~~
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the ~~central bank applicable to such Benchmark~~CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Beneficiary” means each Agent, Issuing Bank, Lender and Lender Counterparty.
“Benefit Plans” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).
“Board of Directors” means the board of directors or comparable governing body of Holdings, or any committee thereof duly authorized to act on its behalf.
“Bona Fide Debt Fund” means any fund or investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course.

“Bookrunner” means JPMCB, in its capacity as sole bookrunner, and any successor thereto.
“Borrowers” has the meaning set forth in the preamble of this Agreement.
“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of ~~Eurodollar~~Term Benchmark Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrowers for a Borrowing in accordance with Section 2.5.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that~~, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.~~ only a U.S. Government Securities Business Day shall be a Business Day in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate.
“Canadian Dollar” means the lawful currency of Canada.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, any obligations relating to a lease that was accounted for by such Person as an operating lease for purposes of GAAP prior to the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842) and any interpretations thereof (“ASU 842”) shall continue to be accounted for as operating leases and not as Capital Lease Obligations for purposes of all financial definitions, calculations and covenants for purpose of this Agreement notwithstanding the fact that such obligations are required in accordance with ASU 842 to be treated as capitalized lease obligations in accordance with GAAP in the financial statements to be delivered pursuant to the Loan Documents. For purposes of Section 6.2, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.
“Cash Equivalents” means
(1)    United States dollars, or money in other currencies received in the ordinary course of business,
(2)    U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition,
(3)    (i) demand deposits, (ii) time deposits, eurodollar time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any Lender or any bank or trust company organized or licensed under the laws of the United States or any State thereof having capital, surplus and undivided profits in excess of $250 million,
(4)    repurchase obligations with a term of not more than 30 days for underlying securities of the type described in clauses (2) and (3) above entered into with any Lender or other financial institution meeting the qualifications specified in clause (3) above,
(5)    commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within one year after the date of acquisition,
(6)    securities with maturities of one year or less from the date of acquisition which (or the issuer of which) are rated at least A or A-1 by S&P or A2 or P-1 by Moody’s,
(7)    securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or other financial institution meeting the qualifications specified in clause (3) above,
(8)    money market funds at least 90% of the assets of which consist of investments of the type described in clauses (1) through (7) above,
(9)    money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000,
(10)     Investments made pursuant to Holdings’ investment policy as approved by the Board of Directors as in effect on, and provided to the Administrative Agent on or prior to, the Effective Date, and as may be amended, supplemented or otherwise modified by the Board of Directors in a manner reasonably satisfactory to the Administrative Agent, and
(11)     (i) in the case of any Foreign Subsidiary, instruments and investments of the type and maturity described in clause (1) through (10) above denominated in any foreign currency that are comparable in investment quality to those referred to above and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes or (ii) in the case of Holdings or any Restricted Subsidiary, instruments and investments of the type and maturity described in clause (1) through (10) above denominated in any foreign currency that are comparable in investment quality to those referred to above and are customarily used by companies for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by Holdings or such Restricted Subsidiary in such jurisdiction.
“Cash Management Services” means (a) treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, temporary advances, interest and fees and interstate depository network services) provided to Holdings or any of its Restricted Subsidiaries, (b) business credit card, commercial credit card and purchasing card services and (c) any other demand deposit or operating account relationships or other cash management services, in each case provided to Holdings or any of its Restricted Subsidiaries.
“Cash Management Services Agreement” means any agreement with respect to the provision of Cash Management Services to Holdings or any of its Restricted Subsidiaries.
“Change in Control” means the earliest to occur of:

(a) at any time prior to a Qualifying IPO, the Permitted Holders ceasing to beneficially own, directly or indirectly (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act), Equity Interests representing more than 50.0% of the total voting power of all of the outstanding Voting Equity Interests in Holdings;
(b) at any time on or after a Qualifying IPO, the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding (i) any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor or (ii) any underwriter in connection with any Qualifying IPO), other than one or more Permitted Holders, of Equity Interests representing more than the greater of (x) 35.0% of the total voting power of all of the outstanding Voting Equity Interests in Holdings and (y) the percentage of the total voting power of all of the outstanding Voting Equity Interests in Holdings beneficially owned, directly or indirectly, by the Permitted Holders; and
(c) Remitly ceasing to be a direct or indirect wholly-owned Restricted Subsidiary of Holdings.
“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Collateral” means, collectively, all of the property (including Equity Interests and Mortgaged Real Estate Assets) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
“Collateral Agent” means JPMCB, in its capacity as collateral agent for the Lenders and Issuing Banks hereunder, or any successor collateral agent.
“Collateral Documents” means the Security Agreement, each Mortgage, the Intellectual Property Security Agreements and all other instruments, documents and agreements delivered by or on behalf of any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Lenders and Issuing Banks, a Lien on any Collateral of that Loan Party as security for the Obligations.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.8, (b) increased from time to time pursuant to Section 2.19 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.20 or Section 10.4. The initial amount of each Lender’s Commitment as of the Effective Date is set forth on Schedule 2.1. The aggregate amount of the Lenders’ Commitments as of the Effective Date is $250,000,000.
“Commitment Increase” has the meaning set forth in Section 2.19(a).
“Commitment Termination Date” means the earliest to occur of (a) the Maturity Date, (b) the date the Commitments are permanently reduced to zero pursuant to Section 2.8, and (c) the date of the termination of the Commitments pursuant to Article VIII.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Common Stock” means the common stock, par value $0.0001 per share, of Holdings.
“Competitors” has the meaning set forth in the definition of “Disqualified Lender”.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Adjusted EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period (other than clause (n)), the sum of (a) provision for taxes based on income, profits or capital, including federal, foreign and state income, franchise, and similar taxes based on income, profits or capital paid or accrued (including in respect of repatriated funds), (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), expenses associated with any loss from the early extinguishment of Indebtedness and expenses associated with the equity component of, and any mark-to-market losses with respect to convertible notes (which amounts set forth in this clause (b) shall include all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) costs and expenses in connection with any pending or threatened litigation, administrative proceeding or investigation, including any settlement costs in connection therewith, (f) expected cost savings, operating expense reductions and cost saving synergies related to Acquisitions after the Effective Date that are reasonably identifiable and factually supportable and are projected by Holdings in good faith to result from actions that have been taken or initiated or will be taken (in the good faith determination of Holdings and evidenced by a certificate of the chief financial officer of Holdings) within 12 months after such Acquisition is consummated; provided that such cost savings, operating expense reductions and cost savings synergies shall not exceed 15% of Consolidated Adjusted EBITDA (before giving effect to such adjustment) for any Measurement Period, (g) transaction costs and expenses incurred or paid in connection with Acquisitions, whether or not completed, (h) any net loss incurred in such period from foreign currency exchanges, conversions, translations, fluctuations and/or contracts, (i) any restructuring charges or other non-recurring, extraordinary or unusual charges or losses, in each case determined in accordance with GAAP to the extent GAAP is applicable to such determination, (j) non-cash stock option, restricted stock units and other equity-based compensation expenses, (k) payroll tax expense related to stock option and other equity-based compensation expenses, (l) any other non-cash charges, non-cash expenses or non-cash losses (including non-cash charges for goodwill and other intangible write-offs and write-downs) of Holdings or any Restricted Subsidiaries for such period (including remeasurements of warrant liabilities and excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period), (m) costs, expenses, settlements and charges related to, arising out of or made in connection with legal proceedings, investigations and regulatory matters; provided that the amount that may be added back pursuant to this clause (m) shall not exceed 7.5% of Consolidated Adjusted EBITDA (before giving effect to such adjustment) for any Measurement Period, (n) adjustments relating to purchase price allocation accounting, (o) non-cash charges, non-cash expenses or non-cash losses incurred as a result of the Pledge 1% campaign described in the Form S-1 and (p) fees and expenses directly related to the Transactions, the incurrence of any Indebtedness permitted hereunder (including Permitted Convertible Indebtedness), any Permitted Call Spread Transaction, the offering of any Equity Interests by Holdings, any acquisition, investment or disposition transactions and any transfer or license of any Intellectual Property or intellectual property rights by Holdings or any of its Subsidiaries to any Subsidiary of Holdings, in each case whether or not completed; provided, however, that (i) increases in deferred revenue for such period shall be added back to Consolidated Net Income in calculating Consolidated Adjusted EBITDA for such period, (ii) decreases in deferred revenue for such period shall be subtracted from Consolidated Net Income in calculating Consolidated Adjusted EBITDA for such period and (iii) cash payments made in such period or in any future period in respect of non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated Adjusted EBITDA in the period when such payments are made, and minus, to the extent included in the statement of such Consolidated Net Income for such period (and without duplication), the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP, (c) any income or gain from the early extinguishment of Indebtedness, (d) any net income or gain incurred in such period from foreign currency exchanges, conversions, translations and/or contracts and (e) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (l) above or any such item that is non-cash during such period but the subject of a cash payment in a prior or future period), including for the avoidance of doubt, mark-to market gains in respect of convertible notes, all as determined on a consolidated basis. For all purposes of this Agreement, Consolidated Adjusted EBITDA (and any financial ratio that uses such term) will be determined on a pro forma basis to give effect to any Specified Transaction that has been consummated during the applicable period as if such Specified Transaction had been consummated on and as of the first day of such applicable period.
“Consolidated Leverage Ratio” means, at any date, the ratio of (a) the excess of (i) Consolidated Total Debt on such date over (ii) an amount equal to the Unrestricted cash and Cash Equivalents of Holdings and its Restricted Subsidiaries on such date (but not including the net cash proceeds of any Indebtedness that is incurred on such date) less, to the extent included in Unrestricted cash and Cash Equivalents, cash that is held for customers to (b) Consolidated Adjusted EBITDA for the four fiscal quarter period ending as of the last day of the most recently ended four fiscal quarter period for which financial statements have been or are required to be delivered pursuant to Section 5.1(a) or (b).

“Consolidated Net Income” means, for any period, the net income or loss of Holdings and its consolidated Restricted Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP; provided that there shall be excluded (a) the income of any Person that is not a consolidated Restricted Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to Holdings or, subject to clauses (b) and (c) below, any consolidated Restricted Subsidiary during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any consolidated Restricted Subsidiary of Holdings to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary is not permitted without any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of the organizational documents of such Restricted Subsidiary, any agreement or other instrument binding upon such Restricted Subsidiary or any law applicable to such Restricted Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been legally and effectively waived, (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any consolidated Restricted Subsidiary that is not wholly owned by Holdings to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such consolidated Restricted Subsidiary, and (d) effects of adjustments related to the application of purchase accounting.
“Consolidated Total Assets” means, at any date of determination, the total amount of assets of Holdings and its Restricted Subsidiaries, as set forth on the most recent financial statements delivered pursuant to Sections 5.1(a) and (b).
“Consolidated Total Debt” of Holdings and its Restricted Subsidiaries, on any date, means all Indebtedness of Holdings and its Restricted Subsidiaries on such date, as would be required to appear as a liability on a consolidated balance sheet of Holdings and its Restricted Subsidiaries, prepared as of such date in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Copyrights” has the meaning set forth in the Security Agreement.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning set forth in Section 10.20.
“Current Liabilities”: the result of (without duplication):
(a)    the aggregate amount of the Obligations, plus
(b)    the aggregate value of liabilities that should, under GAAP, be classified as liabilities on Holdings’ consolidated balance sheet, including all Indebtedness, and not otherwise reflected in Quick Assets, that matures within one (1) year (but excluding non-cash deferred rent, non-cash lease incentive liabilities and non-cash foreign exchange adjustments to the extent otherwise included as Current Liabilities on Holdings’ balance sheet and excluding subordinated indebtedness and excluding the aggregate amount outstanding under any Post Funding Line of Credit), minus
(c)    the aggregate obligations and liabilities with respect to customer funds, minus
(d)    the aggregate amount of outstanding Loans and the amount of Letter of Credit Usage, minus
(e)    the aggregate amount of spot trades in transit re-classed to accrued liabilities.
“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Loan Party pursuant to Section 5.10.
“Credit Extension” has the meaning set forth in Section 4.2.
“Daily Simple SOFR” means, for any day~~,~~  (a “SOFR~~, with the conventions for this rate (which may include a lookback) being~~ Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is ~~esta~~published by the SOFR Administrat~~ive~~or ~~Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “~~on the SOFR Administrator’s Website. Any change in Daily Simple SOFR~~” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.~~ due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Declining Lender” has the meaning set forth in Section 2.20(a).
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.21(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, (ii) fund any portion of its participations in Letters of Credit or (iii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to such funding or payment (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrowers, any Issuing Bank or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent, any Issuing Bank or the Borrowers, to confirm in writing to the Administrative Agent, the Issuing Banks and the Borrowers that it will comply with its prospective funding obligations and participations in then outstanding Letters of Credit hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, the Issuing Banks and the Borrowers), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) become the subject of a Bail-In Action or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (e) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(c)) upon delivery of written notice of such determination to the Borrowers, each Issuing Bank and each Lender.
“Direct Borrower Obligations” shall mean any Obligations of any Borrower in its capacity as a Borrower under this Agreement, or as a counterparty or direct obligor with respect to any Secured Swap Agreement or any Secured Cash Management Services Agreement.
“Disbursement Date” has the meaning set forth in Section 2.4(d).
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.6.
“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests and the payment in cash in lieu of the issuance of fractional shares of such Equity

Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests and the payment in cash in lieu of the issuance of fractional shares of such Equity Interests), in whole or in part, or (iii) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 181 days after the Maturity Date then in effect; provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the date that is 181 days after the latest Maturity Date then in effect if the payment upon such redemption or repurchase is contractually subordinated in right of payment to the Obligations.

“Disqualified Lender” means, collectively, (a) any Person that is a competitor or potential competitor of Holdings and its Subsidiaries or any investor in any such competitor or potential competitor, in each case as determined in good faith by Holdings and to the extent identified by Holdings to the Administrative Agent and the Lenders (including after the Effective Date which may be delivered in a form of a list provided to the Administrative Agent) by name in writing from time to time (“Competitors”) and (b) any Affiliate of a Competitor, other than Bona Fide Debt Funds that would not be a Disqualified Lender but for this clause (b), that are (x) identified in writing (by e-mail to JPMDQ_Contact@jpmorgan.com) by Holdings to the Administrative Agent and the Lenders (including after the Effective Date which may be delivered in a form of a list provided to the Administrative Agent) by name in writing from time to time or (y) clearly identifiable as Affiliates of Competitors solely on the basis of the similarity of its name (provided that neither the Administrative Agent nor any Lender shall have any obligation to carry out due diligence in order to identify such Affiliates of Competitors). The identification of any Competitor after the Effective Date shall become effective three Business Days after delivery to the Administrative Agent and the Lenders (including by delivering a list provided to the Administrative Agent), and shall not apply retroactively to disqualify the assignment, participation or other transfer of an interest in Commitments or Loans that was effective prior to the effective date of such supplement (but such Person shall not be able to increase its Commitments or participations hereunder); provided that, for the avoidance of doubt, such Person shall thereafter be considered a Disqualified Lender. The Disqualified Lenders shall be identified to the Lenders by the Administrative Agent (which may be in the form of notice posted to the Platform). For the avoidance of doubt, Holdings may remove any Person from the DQ List (including by e-mail to JPMDQ_Contact@jpmorgan.com), and such Person shall no longer be considered a Disqualified Lender.
“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its reasonable discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion. The Dollar Equivalent at any time of the amount of any Letter of Credit or Letter of Credit disbursement denominated in any currency other than dollars shall be the amount most recently determined as provided in Section 1.5(b).

“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Restricted Subsidiary” means any Domestic Subsidiary that is a Restricted Subsidiary.
“Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States, any State thereof or in the District of Columbia, other than (a) a Foreign Subsidiary Holdco or (b) a subsidiary of a Foreign Subsidiary Holdco or a Foreign Subsidiary.
“DQ List” has the meaning set forth in Section 10.4(e).
~~“Early Opt-in Election” means, if the then-current Benchmark is the LIBO Rate, the occurrence of:~~
~~(1)    a notification by the Administrative Agent to (or the request by the Borrowers to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and~~
~~(2)    the joint election by the Administrative Agent and the Borrowers to trigger a fallback from LIBO Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrowers and the Lenders.~~
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 10.2), which date is September 13, 2021.
“Electronic Signature” means an electronic symbol, sound, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Institution” has the meaning set forth in Section 2.19(c).
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation, reclamation or remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) compliance or noncompliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, release or threatened release of, or exposure to, any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that Equity Interests shall not include (i) any debt securities (including any Permitted Convertible Indebtedness) that are convertible into or exchangeable for any combination of Equity Interests and/or cash or (ii) any Permitted Call Spread Transaction.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with Holdings or a Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, as applicable.
“ERISA Event” means any one or more of the following: (a) any reportable event, as defined in Section 4043 of ERISA (other than an event for which the 30- day notice requirement has been waived), with respect to a Plan; (b) the termination of any Plan under Section 4041 of ERISA; (c) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (d) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; (e) Holdings, any Subsidiary or any ERISA Affiliate requests a minimum funding waiver or fails to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA; (f) a determination that any Plan is, or is reasonably expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (g) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan; (h) the complete or partial withdrawal of Holdings, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan; or (i) a determination that any Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA or is, or is expected to be, “insolvent” within the meaning of Section 4245 of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euro” or “€” means the lawful currency of the member states of the European Union that have adopted a single currency in accordance with applicable law or treaty.
~~“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.~~

“Event of Default” has the meaning set forth in Article VIII.
“Excluded Subsidiary” means (a) any Foreign Subsidiary, (b) any Subsidiary of a Foreign Subsidiary (including any Domestic Subsidiary of any Foreign Subsidiary), (c) any Foreign Subsidiary Holdco, (d) any Unrestricted Subsidiary and (e) in the reasonable judgment of the Administrative Agent and the Borrowers, any Subsidiary as to which the cost or other consequences of guaranteeing the Obligations would be excessive in view of the benefits to be obtained by the Lenders therefrom; provided that, notwithstanding the foregoing, in no event shall any Domestic Subsidiary that is a Material IP Subsidiary be an Excluded Subsidiary.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor, or the grant of such security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on (or measured by) its net income or gross profit, franchise Taxes, and branch profits Taxes, in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquired such interest in the Loan or Commitment (other than an assignee pursuant to a request by the Borrowers under Section 2.18(b)) or (ii) such Lender designates a new lending office, except in each case to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.16(a), (c) or (d), (c) any U.S. federal withholding Taxes imposed under FATCA and (d) any Taxes attributable to such recipient’s failure to comply with Section 2.16(e).
“Existing Credit Agreement” means the Credit Agreement, dated as of June 12, 2019, as heretofore amended, supplemented or otherwise modified and in effect, among Holdings, as a guarantor, Remitly, as the borrower, the lenders party thereto and Silicon Valley Bank, as administrative agent, issuing lender and swingline lender.
“Existing Lender” has the meaning set forth in Section 2.11(b).
“Existing Letters of Credit” means each letter of credit set forth on Schedule 1.3 that was issued prior to the Effective Date for the account of, or guaranteed by, either or both of the Borrowers or any of their Restricted Subsidiaries pursuant to the Existing Credit Agreement and that is outstanding on the Effective Date.
“Existing Maturity Date” has the meaning set forth in Section 2.20(a).

“Extending Lender” has the meaning set forth in Section 2.20(a).
“Extension Effective Date” has the meaning set forth in Section 2.20(a).
“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to an unaffiliated willing purchaser in a transaction not involving distress or necessity of either party, dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset as determined by the Borrower in a commercially reasonably manner.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if such rate for any day shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Fee Letter” means that certain fee letter dated August 19, 2021, between Remitly and JPMCB.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of Holdings.
“Fitch” means Fitch Ratings Inc.
“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the Effective Date, the modification, amendment or renewal of this Agreement or otherwise) with respect to ~~LIBO Rate.~~the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt, the initial Floor for each of the Adjusted Term SOFR Rate and the Adjusted Daily Simple SOFR shall be 0%.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are located. For purposes of this definition,

the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.
“Foreign Subsidiary Holdco” means each Subsidiary, including a Domestic Subsidiary, substantially all the assets of which consist of debt or Equity Interests in one or more Foreign Subsidiaries or Subsidiaries described in this definition.
“Form S-1” means the Registration Statement Under the Securities Act of 1933 on Form S-1 filed by Holdings on August 30, 2021.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Grantor” has the meaning set forth in the Security Agreement.
“Group Members” means the collective reference to Holdings and its Restricted Subsidiaries.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnification obligations entered into in connection with any Acquisition or disposition of assets or of other entities (other than to the extent that the primary obligations that are the subject of such indemnification obligation would be considered Indebtedness hereunder).
“Guaranteed Obligation” has the meaning set forth in Section 7.1.
“Guarantor” means each Person that shall have become a party hereto as a “Guarantor” and shall have provided a Guaranty of the Obligations by executing and delivering to the Administrative Agent a signature page hereto or a Counterpart Agreement; provided that, for purposes of Article VII, the term “Guarantors” shall also include each Borrower (except with respect to the Direct Borrower Obligations of such Borrower); provided further that no Excluded Subsidiary shall be a Guarantor.
“Guaranty” means the guaranty of each Guarantor set forth in Article VII.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
~~“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate”.~~
“Increase Date” has the meaning set forth in Section 2.19(a).
“Increasing Lender” has the meaning set forth in Section 2.19(b).
“Incremental Amount” shall mean, at any time, $100,000,000 less the sum of the aggregate amounts of each Commitment Increase and Other Permitted Debt effectuated prior to such time.
“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) accounts payable and accrued expenses (as defined under GAAP) incurred in the ordinary course of such Person’s business, (ii) purchase price adjustments, earnouts, holdbacks and other similar deferred consideration payable in connection with Acquisitions, and (iii) for the avoidance of doubt, financing, construction or other similar liabilities arising pursuant to of EITF 97-10 (ASC 840) or any successor accounting pronouncement and not reflecting any obligation to any other Person), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above and (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding the foregoing, the obligations of the Borrowers pursuant to any Permitted Call Spread Transaction shall not constitute Indebtedness for purposes of this Agreement. Notwithstanding anything to the contrary set forth herein, the obligations identified in the parenthetical to clause (b) above shall not constitute Indebtedness.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.3(c).
“Information” has the meaning set forth in Section 10.12(a).
“Information Documents” means at any time any memorandum, lender’s presentation or other written information, in each case as then supplemented or amended and including any documents attached thereto or incorporated by reference therein, prepared by the Borrowers and given to any Lender in connection with the Transactions.
“Intellectual Property” has the meaning set forth in the Security Agreement.
“Intellectual Property Security Agreements” has the meaning set forth in the Security Agreement.
“Intercreditor Agreement” has the meaning set forth in Section 9.8.
“Interest Election Request” means a request by the Borrowers to convert or continue a Borrowing in accordance with Section 2.7.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date and (b) with respect to any ~~Eurodollar~~Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a ~~Eurodollar~~Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date.
“Interest Period” means, with respect to any ~~Eurodollar~~Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (or, with the consent of each Lender, twelve months ~~or less than one month) thereafter~~) (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrowers may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless~~, in the case of a Eurodollar Borrowing only,~~  such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period ~~pertaining to a Eurodollar Borrowing~~ that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no tenor that has been removed from this definition pursuant to Section 2.13(~~f~~e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
~~“Interpolated Rate” means, at any time for any Impacted Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available that is shorter than the Impacted Interest Period and (b) the applicable LIBO Screen Rate for the shortest period for which that LIBO Screen Rate is available that exceeds the Impacted Interest Period, in each case, at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.~~

“Investment” means any loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), extension of credit (by way of Guarantee or otherwise) or capital contributions by Holdings or any of its Restricted Subsidiaries to any other Person (other than any Loan Party); provided that Investment shall not include any Acquisitions.
“IRS” means the U.S. Internal Revenue Service.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“ISP 98” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be acceptable to the applicable Issuing Bank and in effect at the time of issuance of such Letter of Credit).
“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit B-2.
“Issuing Bank” means (a) each of JPMCB, (b) Silicon Valley Bank and (c) each Lender that shall have become an Issuing Bank hereunder as provided in Section 2.4(i) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.4(h)), each in its capacity as an issuer of Letters of Credit hereunder and together with its permitted successors and assigns in such capacity. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.4 with respect to such Letters of Credit).
“Issuing Bank Sublimit” means, at any time, (a) with respect to JPMCB in its capacity as Issuing Bank, $35,000,000, (b) with respect to Silicon Valley Bank in its capacity as Issuing Bank, $25,000,000, and (c) with respect to any Lender that shall have become an Issuing Bank hereunder as provided in Section 2.4(i), such amount as set forth in the agreement referred to in Section 2.4(i) evidencing the appointment of such Lender (or its designated Affiliate) as an Issuing Bank.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that, in no event shall any corporate subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
“JPMCB” means JPMorgan Chase Bank, N.A.
“Judgment Currency” has the meaning set forth in Section 10.19(b).
“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates that is counterparty to a Swap Agreement or provider of Cash Management Services pursuant to a Cash Management Services Agreement, as applicable, including any Person who is an Agent or a Lender (and any Affiliate thereof) at the time of entry into such Swap Agreement or Cash Management Services Agreement, as applicable, but subsequently ceases to be an Agent or a Lender (or an Affiliate thereof), as the case may be.

“Lender-Related Person” has the meaning set forth in Section 10.3(a).
“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.19, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Letter of Credit” means a (a) standby letter of credit issued or to be issued by an Issuing Bank pursuant to this Agreement in a form and substance approved by such Issuing Bank and (b) for so long as the same remain outstanding, the Existing Letters of Credit.
“Letter of Credit Sublimit” means the lesser of (a) $60,000,000 and (b) the aggregate unused amount of the Commitments then in effect.
“Letter of Credit Usage” means, as at any date of determination, the sum of (a) the sum of the Dollar Equivalents of the aggregate maximum amounts which are, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding and (b) the sum of the Dollar Equivalents of the aggregate amounts of all drawings under Letters of Credit honored by the Issuing Banks and not theretofore reimbursed by or on behalf of the Borrowers. The Letter of Credit Usage of any Lender at any time shall be its Applicable Percentage of the total Letter of Credit Usage at such time, adjusted to give effect to any reallocation under Section 2.21 of the Letter of Credit Usage of Defaulting Lenders in effect at such time.
~~“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate; and provided further that if the LIBO Rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.~~
~~“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, the LIBO Screen Rate shall for all purposes of this Agreement be zero.~~
~~“LIBOR” has the meaning assigned to such term in Section 1.7.~~
“Lien” means, with respect to any property, right or asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, adverse ownership claim, charge or security interest in, on or of such property, right or asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property, right or asset.
“Limited Condition Acquisition” means any acquisition (including by means of a merger, amalgamation or consolidation) of, or Investment by one or more of Holdings and its Restricted Subsidiaries (other than intercompany Investments) in, any assets, business or person, in each case the consummation of which is not conditioned on the availability of, or on obtaining, financing.
“Limited Condition Transaction” means any (a) Limited Condition Acquisition or (b) redemption or repayment of Indebtedness requiring irrevocable advance notice or any irrevocable offer to purchase Indebtedness that is not subject to obtaining financing.
“Liquidity” means, at any time, the sum of (a) Unrestricted cash and Cash Equivalents held by Holdings and its Restricted Subsidiaries less, to the extent included in Unrestricted cash and Cash Equivalents, cash that is held for customers plus (b) the Available Revolving Commitments.
“Loan Documents” means this Agreement (including any amendment hereto or waiver hereunder), the Notes (if any), any Counterpart Agreement, the Collateral Documents and any agreements, documents or certificates executed by the Borrowers in favor of any Issuing Bank relating to Letters of Credit and any other agreement entered into in connection herewith by any Borrower or any Loan Party with or in favor of the Administrative Agent, the Collateral Agent or the Lenders and designated by the terms thereof as a “Loan Document”.
“Loan Parties” means the Borrowers and the other Guarantors.
“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.
“Margin Stock” has the meaning assigned to such term in Regulation U of the Board as in effect from time to time.
“Material Adverse Effect” means a material adverse effect on (a) the business, property, financial condition or results of operations of Holdings and its Restricted Subsidiaries taken as a whole or (b) the rights and remedies of the Lenders, the Issuing Banks or the Administrative Agent under this Agreement or of any Agent, any Issuing Bank, any Lender or any other Secured Party under the Loan Documents.
“Material Domestic Subsidiary” means, at any time of determination, (a) each Domestic Subsidiary that is a Material IP Subsidiary and (b) each Domestic Restricted Subsidiary (i) whose consolidated total assets as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) were equal to or greater than 5% of the consolidated total assets of Holdings and its Restricted Subsidiaries at such date or (ii) whose consolidated gross revenues for the most recent period of four fiscal quarters in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) were equal to or greater than 5% of the consolidated gross revenues of Holdings and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, provided that if, as of the most recent date or period referred to in clause (b)(i) or (ii) above, the combined consolidated total assets or the combined consolidated gross revenues of all Domestic Restricted Subsidiaries that would not constitute Material Domestic Subsidiaries in accordance with this clause (b) or clause (a) above shall have exceeded 20% of the consolidated total assets of Holdings and its Restricted Subsidiaries at such date or 20% of consolidated gross revenues of Holdings and its Restricted Subsidiaries for such period, then one or more of such Domestic Restricted Subsidiaries that would not otherwise be Material Domestic Subsidiaries shall for all purposes of this Agreement be and automatically become Material Domestic Subsidiaries in descending order based on the amounts of their consolidated total assets or consolidated gross revenues, as the case may be, until such excess shall have been eliminated.

“Material Indebtedness” means Indebtedness (other than any Indebtedness under the Loan Documents), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings and its Restricted Subsidiaries in a principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material IP” means any Intellectual Property that is material to the conduct of the business of Holdings and its Restricted Subsidiaries, taken as a whole.
“Material IP Subsidiary” means each Subsidiary that owns, directly or indirectly through one or more of its subsidiaries, any Material IP.
“Material Real Estate Asset” means any domestic fee owned Real Estate Asset having a Fair Market Value of at least $5,000,000 at the Effective Date or, with respect to any domestic fee owned Real Estate Asset acquired after the Effective Date, at the time of acquisition.
“Maturity Date” means (a) September 13, 2026 or (b) with respect to the Commitments of Extending Lenders, as such date may be extended pursuant to Section 2.20; provided that if such date is not a Business Day, the Maturity Date shall be the preceding Business Day.
“Maturity Date Extension Request” means a request by the Borrowers, in the form of Exhibit G hereto or such other form as shall be approved by the Administrative Agent, for the extension of the Maturity Date pursuant to Section 2.20.
“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of Holdings ended on or prior to such date.
“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.
“Mortgage” means a mortgage, deed of trust, deed to secure debt, trust deed or other security document entered into by the owner of a Mortgaged Real Estate Asset in favor of the Administrative Agent for the benefit of the Secured Parties creating a Lien on such Mortgaged Real Estate Asset, substantially in such form as reasonably required by the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.
“Mortgaged Real Estate Asset” means (a) all Material Real Estate Assets and (b) all real property owned in fee with respect to which a Mortgage is required to be granted pursuant to Section 5.13. For the avoidance of doubt, there are no Mortgaged Real Estate Assets as of the Effective Date.
“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or could be an obligation to contribute of) Holdings or a Subsidiary or an ERISA Affiliate, and each such plan for the five- year period immediately following the latest date on which Holdings, or a Subsidiary or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.2 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-U.S. Plan” means any plan, fund (including any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by Holdings or one or more Subsidiaries primarily for the benefit of employees of Holdings or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Note” means a promissory note in the form of Exhibit D, as it may be amended, restated, supplemented or otherwise modified from time to time.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means all amounts owing by any Loan Party to any Agent, any Issuing Bank, any Lender or any Lender Counterparty pursuant to the terms of this Agreement, any Secured Swap Agreement (including payments for early termination of any Secured Swap Agreements), any Secured Cash Management Services Agreement or any other Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, reimbursement obligations, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of any Loan Party.
“Obligee Guarantor” has the meaning set forth in Section 7.6.
“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

~~“Other Benchmark Rate Election” means, with respect to any Loan, if the then-current Benchmark is the LIBO Rate, the occurrence of:~~
~~(a) a request by the Borrowers to the Administrative Agent to notify each of the other parties hereto that, at the determination of the Borrowers, dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a LIBOR-based rate, a term benchmark rate as a benchmark rate, and~~
~~(b) the Administrative Agent, in its sole discretion, and the Borrowers jointly elect to trigger a fallback from the LIBO Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrowers and the Lenders.~~
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Loan Document, or sold or assigned an interest in this Agreement or any other Loan Document).
“Other Permitted Debt” shall mean Indebtedness incurred by any Loan Party; provided that (i) any such Indebtedness, if guaranteed, shall not be guaranteed by any Subsidiary other than a Loan Party and, if secured, shall be secured solely by all or a portion of the Collateral pursuant to security documents no more favorable to the secured party or party, taken as a whole (as determined by Holdings in good faith), than the Collateral Documents, (ii) any such Indebtedness, if secured, shall be secured by Liens that are pari passu with or junior to the Liens securing the Obligations and subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent, (iii) such Indebtedness shall not mature prior to the date that is the latest final maturity date of the Loans and Commitments existing at the time of such incurrence (or in the case of unsecured Indebtedness or Indebtedness secured by Liens that are junior to the Liens securing the Obligations, until the date that is 91 days after the latest final maturity date of the Loans and Commitments existing at the time of such incurrence), and the weighted average life to maturity of any such Indebtedness shall be no shorter than the remaining weighted average life to maturity of the Loans with the latest final maturity at the time of such incurrence and (iv) any such Indebtedness shall (x) reflect market terms and conditions (taken as a whole) at the time (as determined by Holdings in good faith) or (y) shall not have negative covenants, financial covenants and/or default provisions that, taken as a whole, are materially more restrictive than those applicable to this Agreement as determined in good faith by Holdings unless such terms become applicable only after the latest final maturity date of the Loans and Commitments existing at the time of such incurrence.
“Other Taxes” means any and all present or future stamp, court or documentary Taxes or any other excise, intangible, recording, filing or similar Taxes which arise from any payment made, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and the other Loan Documents; excluding, however, such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than such Taxes imposed with respect to an assignment that occurs as a result of Borrowers’ request pursuant to Section 2.18(b)).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight ~~E~~eurodollar ~~borrowings~~transactions denominated in dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Participant” has the meaning set forth in Section 10.4.
“Participant Register” has the meaning assigned to such term in Section 10.4(c)(iii).
“Patents” has the meaning set forth in the Security Agreement.
“Payment” has the meaning set forth in Section 9.5(c).
“Payment Notice” has the meaning set forth in Section 9.5(c).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to (or obligated to be contributed) in whole or in part by Holdings, any Subsidiary or any ERISA Affiliate or with respect to which any of Holdings, any Subsidiary or any ERISA Affiliate has actual or contingent liability or had any such liability for the five-year period immediately following the latest date on which Holdings, a Subsidiary or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
“Perfection Certificate” means a certificate in form reasonably satisfactory to Collateral Agent that provides information with respect to the Collateral of each Loan Party.
“Permitted Acquisition” has the meaning set forth in Section 6.7(n).
“Permitted Call Spread Transaction” means (a) any call or capped call option (or substantively equivalent derivative transaction) relating to the Common Stock (or other securities or property following a merger event, reclassification or other change of the Common Stock) purchased by Holdings in connection with the issuance of any Permitted Convertible Indebtedness and settled in Common Stock (or such other securities or property following a merger event, reclassification or other change of the Common Stock), cash or a combination thereof (such amount of cash determined by reference to the price of the Common Stock or such other securities or property), and cash in lieu of fractional shares of Common Stock, and (b) any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Common Stock (or other securities or property following a merger event, reclassification or other change of the Common Stock) sold by Holdings substantially concurrently with any purchase by Holdings of a Permitted Call Spread Transaction described in clause (a) and settled in Common Stock (or such other securities or property following a merger event, reclassification or other change of the Common Stock), cash or a combination thereof (such amount of cash determined by reference to the price of the Common Stock or such other securities or property), and cash in lieu of fractional shares of Common Stock; provided that the terms, conditions and covenants of each such transaction described in clause (a) or clause (b) shall be such as are customary for transactions of such type (as determined by the Board of Directors in good faith); provided, further, that the purchase price for any such Permitted Call Spread Transaction described in clause (a), less the proceeds received by Holdings from the sale of any related Permitted Call Spread Transaction described in clause (b), shall not exceed the net proceeds received by Holdings from the sale of Permitted Convertible Indebtedness issued in connection with such Permitted Call Spread Transaction.

“Permitted Convertible Indebtedness” means unsecured Indebtedness of Holdings permitted under Section 6.1(c) in the form of notes that are convertible into shares of Common Stock (or other securities or property following a merger event, reclassification or other change of the Common Stock), cash or a combination thereof (such amount of cash determined by reference to the price of the Common Stock or such other securities or property), and cash in lieu of fractional shares of Common Stock.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for taxes, assessments or governmental charges or levies that are not yet due or are being contested in compliance with Section 5.4;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, supplier’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not yet delinquent or are being contested in compliance with Section 5.4;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations;
(d)    pledges and deposits to secure the performance of bids, trade and commercial contracts (other than for the payment of Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;
(e)    judgment liens and deposits to secure obligations under appeal bonds or letters of credit in respect of judgments that do not constitute an Event of Default under clause (k) of Article VIII;
(f)    Uniform Commercial Code financing statements filed (or similar filings under applicable law) solely as a precautionary measure in connection with operating leases; and
(g)    easements, zoning restrictions, rights-of-way, encroachments, covenants, conditions restrictions, declarations, minor defects in title, and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any Indebtedness for borrowed money, and other matters of record, that do not materially interfere with the ordinary conduct of business of Holdings or any Subsidiary.
“Permitted Holders” means (a) any Person listed on Schedule 1.2, (b) any Affiliate of any such Person, (c) any trust or partnership created solely for the benefit of any natural person listed on Schedule 1.2 and/or members of the family of any natural person listed on Schedule 1.2 and (d) any Person where the Voting Equity Interests in Holdings is Controlled by any of the foregoing.
“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) except with respect to Section 6.01(b), (i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) the 91st day following the date that is the latest final maturity date of the Loans and Commitments existing at the time of such Refinancing and (ii) the weighted average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to the lesser of (x) the weighted average life to maturity of the Indebtedness being Refinanced and (y) 91 days after the weighted average life to maturity of the Loans with the latest final maturity at the time of such incurrence, (c) if the Indebtedness being Refinanced is by its terms subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to the Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced (as determined by the Borrower in good faith), (d) no Permitted Refinancing Indebtedness shall have any borrower which is different than the borrower of the respective Indebtedness being so Refinanced or have guarantors that are not (or would not have been required to become) guarantors with respect to the Indebtedness being so Refinanced (except that one or more Loan Parties may be added as additional guarantors), (e) if the Indebtedness being Refinanced is secured (and permitted to be secured), such Permitted Refinancing Indebtedness may be secured by Liens on the same (or any subset of the) assets as secured (or would have been required to secure) the Indebtedness being Refinanced, on terms in the aggregate that are no less favorable to the Secured Parties than, the Indebtedness being refinanced or on terms otherwise permitted by Section 6.2 (as determined by the Borrower in good faith) and (f) if the Indebtedness being Refinanced was subject to an Intercreditor Agreement, and if the respective Permitted Refinancing Indebtedness is to be secured by the Collateral, the Permitted Refinancing Indebtedness shall likewise be subject to an Intercreditor Agreement.
“Person” means any natural person, corporation, limited liability company, trust, Joint Venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan).
“Platform” has the meaning set forth in Section 10.1.
“Pledged Collateral” has the meaning set forth in the Security Agreement.
“Portfolio Interest Certificate” has the meaning set forth in Section 2.16(e)(iii)(C).
“Post Funding Line of Credit” means any Indebtedness evidenced by a written agreement between one or more Group Members and any bank, financial institution or other Person under which such bank, financial institution or other Person may from time to time provide credit to such Group Members in connection with the post-funding trade payables of such Group Members, where such Indebtedness (a) provides for the payment of interest, (b) has a term of greater than forty-five (45) days and (c) represents amounts not in excess of those which such Group Members would otherwise have been obligated to pay to its post-funding counterparty in respect of the applicable post-funding trade payables. For the avoidance of doubt, nothing in this definition or Agreement shall be interpreted to cause any current post-funding trade payable to be treated as Indebtedness hereunder.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative

Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Projections” means the projections of Holdings and its Restricted Subsidiaries for the period of fiscal year 2021 through and including fiscal year 2023 included in the Information Documents and any other projections and any forward looking statements of such entities furnished to the Lenders or the Administrative Agent by or on behalf of Holdings and its Restricted Subsidiaries prior to the Effective Date.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning set forth in Section 10.20.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Loan Party as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder at such time and can cause another Person to qualify as an “eligible contract participant” at such time (including as a result of the agreements in Section 7.11(b) or any other Guarantee or other support agreement or any other keepwell agreement under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act in respect of the obligations of such Guarantor by another Loan Party, in each case that constitutes an “eligible contract participant”).
“Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests.
“Qualifying IPO” means the sale of common Equity Interests of Holdings in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) with total gross proceeds in excess of $200,000,000.
“Quick Assets” means the result of (without duplication):
(a)    the aggregate value of the unrestricted cash and disbursement prefunding of the Group Members, plus
(b)    the aggregate value of the Group Members’ customer funds in transit and Accounts, plus
(c)    the aggregate value of Cash Equivalents of the Group Members, minus
(d)    the aggregate value of customer funds held by the Group Members, minus
(e)    the aggregate amount of all Loans and Letter of Credit Usage, minus
(f)    the aggregate amount of spot trades in transit re-classed to accrued liabilities of the Group Members, minus

(g)    the aggregate amount outstanding under any Post Funding Line of Credit.
“Real Estate Asset” means all right, title and interest (fee, leasehold, mineral or otherwise) in any and all parcels of or interest in real property then owned or leased by any Loan Party in any real property, together with all easements, hereditaments and appurtenances related thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property rights incidental to the ownership thereof.
“Recipient” means the Administrative Agent, any Lender and any Issuing Bank, or any combination thereof (as the context requires).
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is ~~LIBO~~the Term SOFR Rate, ~~11:00 a.m. (London~~5:00 a.m. (Chicago time) on the day that is two ~~London banking~~U.S. Government Securities Business ~~d~~Days preceding the date of such setting, and (2) if such Benchmark is not ~~LIBO~~the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.
“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancing” shall have meanings correlative thereto.
“Register” has the meaning set forth in Section 10.4.
“Reimbursement Date” has the meaning set forth in Section 2.4(d).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB, or any successor thereto.
“Required Lenders” means, at any time, Lenders having more than 50% of the aggregate Revolving Exposure and unused Commitments at such time. The Revolving Exposure and Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means any of the President and Chief Executive Officer, Senior Vice President and Chief Financial Officer of the applicable Loan Party, or any person designated by any such Loan Party in writing to the Administrative Agent from time to time, acting singly.
“Restricted” means, when referring to cash or Cash Equivalents of Holdings and its Restricted Subsidiaries, that such cash or Cash Equivalents (a) appear (or would be required to appear) as “restricted” on the consolidated balance sheet of Holdings, (b) are subject to any Lien in favor of any Person (other than (1) Liens permitted under Section 6.2(k), (2) Liens granted pursuant to the Loan Documents and (3) Liens permitted under Section 6.2(r)) or (c) are not otherwise generally available for use by such Person or any Restricted Subsidiary of such Person so long as such Restricted Subsidiary is not prohibited by applicable law, contractual obligation or otherwise from transferring such cash or Cash Equivalents to Holdings.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund, similar deposit or withholding of shares for tax purposes, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Holdings or any Subsidiary. For the avoidance of doubt, (i) the conversion of, or payment for (including, without limitation, payments of principal and payments upon redemption or repurchase), or paying any interest with respect to, any debt securities (including Permitted Convertible Indebtedness) that are convertible into or exchangeable for any combination of Equity Interests and/or cash shall not constitute a Restricted Payment and (ii) the settlement or unwinding of any Permitted Call Spread Transaction shall not constitute a Restricted Payment.
“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.
“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.
“Revolving Exposure” means, with respect to any Lender as of any date of determination, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender and (b) the Letter of Credit Usage of that Lender.
“Revolving Loan” means a Loan made by a Lender to the Borrowers pursuant to Section 2.1.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.
“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions (on the Effective Date, Crimea, Cuba, Iran, North Korea, and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, or Canada, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned 50% or more or otherwise controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, or Canada.
“Secured Cash Management Services” means Cash Management Services provided to any Loan Party pursuant to a Secured Cash Management Services Agreement.
“Secured Cash Management Services Agreement” means any agreement with respect to the provision of Secured Cash Management Services to any Loan Party by any bank or other financial institution; provided that, if the counterparty to any such agreement is not a Lender Counterparty, it shall be a Secured Cash Management Services Agreement only to the extent (i) such agreement is in respect of Cash Management Services entered into in the ordinary course of business and (ii) such agreement is designated in writing by a Borrower to the Administrative Agent to be included as a Secured Cash Management Services Agreement, which designation shall include a representation that such Cash Management Services are entered into in the ordinary course of business.
“Secured Obligations” has the meaning set forth in the Security Agreement.
“Secured Parties” has the meaning set forth in the Security Agreement.
“Secured Swap Agreement” means a Swap Agreement (excluding any Permitted Call Spread Transaction) among one or more Loan Parties and a bank or other financial institution; provided that, if the counterparty to any such agreement is not a Lender Counterparty, it shall be a Secured Swap Agreement only to the extent (i) such Swap Agreement would otherwise be permitted under Section 6.1(i) and is entered into in the ordinary course of business and (ii) such Swap Agreement is designated in writing by a Borrower to the Administrative Agent to be included as a Secured Swap Agreement, which designation shall include a representation that such Swap Agreement would otherwise be permitted under Section 6.1(i) and is entered into in the ordinary course of business.
“Security Agreement” means the Pledge and Security Agreement to be executed by each Loan Party substantially in the form of Exhibit E, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Singapore Dollar” means the lawful currency of Singapore.
“SOFR” means~~, with respect to any Business Day,~~  a rate ~~per annum~~ equal to the secured overnight financing rate ~~for such Business Day published~~as administered by the SOFR Administrator ~~on the SOFR Administrator’s Website on the immediately succeeding Business Day~~.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Solvency Certificate” means a Solvency Certificate of a Financial Officer of Holdings substantially in the form of Exhibit I.
“Solvent” means, with respect to Holdings and its Restricted Subsidiaries on a particular date, that on such date (a) the fair value of the present assets of Holdings and its Restricted Subsidiaries, taken as a whole, is greater than the total amount of liabilities, including contingent liabilities, of Holdings and its Restricted Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of Holdings and its Restricted Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liability of Holdings and its Restricted Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) Holdings and its Restricted Subsidiaries, taken as a whole, do not intend to, and do not believe that they will, incur debts or liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business and (d) Holdings and its Restricted Subsidiaries, taken as a whole, are not engaged in business or a transaction, and are not about to engage in business or a transaction, in relation to which their property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Specified Material IP” means any Intellectual Property consisting of (a) any issued Patent (or any application therefor), (b) any registered Trademark (or any application therefor) or (c) any registered Copyright (or any application therefor) that, in each case, is material to the conduct of the business of Holdings and its Restricted Subsidiaries, taken as a whole.
“Specified Transaction” means, with respect to any period, any Acquisition, Investment, Asset Sale, incurrence, assumption or repayment of Indebtedness, Restricted Payment or designation of a Restricted Subsidiary as an Unrestricted Subsidiary or of an Unrestricted Subsidiary as a Restricted Subsidiary.
~~“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.~~
“Sterling” or “£” means the lawful currency of the United Kingdom.
“Subsidiary” means any subsidiary of Holdings.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent and which is required by GAAP to be consolidated in the consolidated financial statements of the parent.
“Supported QFC” has the meaning set forth in Section 10.20.
“Survey” has the meaning specified in Section 5.13(c).
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including any Permitted Call Spread Transaction); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or the Subsidiaries shall be a Swap Agreement.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
~~“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.~~
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.
“Term SOFR ~~Notice” means a notification by the Administrative Agent to the Lenders and the Borrowers of the occurrence of a Term SOFR Transition Event.~~ Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Term SOFR ~~Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable (and, for the avoidance of doubt, not in the case of an Other Benchmark Rate Election), has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.13 that is not Term SOFR.~~Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Termination Date” has the meaning specified in Section 10.17(c).
“Title Company” means a nationally recognized and financially stable title insurance company reasonably acceptable to the Administrative Agent retained to issue the Title Policies pursuant to Section 5.13(b).
“Title Policy” has the meaning specified in Section 5.13(b).
“Total Market Cap” means, as at any date of determination, the value of Holdings’ common shares on the principal national securities exchange on which Holdings’ common shares are registered and listed for trading at the close of trading on the preceding Business Day multiplied by the aggregate number of common shares outstanding as of the close of trading on such day.
“Trade Date” has the meaning set forth in Section 10.4(e).
“Total Utilization of Commitments” means, as at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans and (b) the aggregate Letter of Credit Usage.
“Trademarks” has the meaning set forth in the Security Agreement.
“Transactions” means the execution, delivery and performance by the Loan Parties of each Loan Document to which it is a party, the borrowing of Loans and the use of the proceeds thereof, the issuance of Letters of Credit and the use thereof, and the granting of Liens in the Collateral under the Collateral Documents.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted ~~LIBO~~Term SOFR Rate or the Alternate Base Rate.
“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning set forth in Section 10.20.
“U.S. Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfriendly Acquisition” means any acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired; except that with respect to any acquisition of a non-U.S. Person, an otherwise friendly acquisition shall not be deemed to be unfriendly if it is not customary in such jurisdiction to obtain such approval prior to the first public announcement of an offer relating to a friendly acquisition.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“Unrestricted” means, when referring to cash or Cash Equivalents, that such cash or Cash Equivalents are not Restricted.
“Unrestricted Subsidiary” means any Subsidiary that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with Section 5.12.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.
“Voting Equity Interests” in a Person means Equity Interests in such Person of the class or classes the holders of which are entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies of such Person.
“wholly owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned subsidiary of such Person or any combination thereof.
“Withholding Agent” means the Borrowers and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b)

with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2     Classification of Loans and Borrowings.
For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “~~Eurodollar~~Term Benchmark Loan” or an “ABR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “~~Eurodollar~~Term Benchmark Borrowing” or an “ABR Borrowing”).
Section 1.3     Terms Generally.
The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
Section 1.4     Accounting Terms; GAAP.
Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision has been amended in accordance herewith. Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting

Standards No. 159 (ASC 825) (or any similar accounting principle) permitting or requiring a Person to value its financial liabilities or Indebtedness at the fair value thereof.
Section 1.5     Letter of Credit Amounts.
(a)    Unless otherwise specified herein, the amount of any Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that by its terms provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
(b)    The Administrative Agent shall determine the Dollar Equivalent of any Letter of Credit denominated in an Alternative Currency as of the date such Letter of Credit is issued, amended to increase its face amount or extended, on the first Business Day of each calendar month on which such Letter of Credit is outstanding and as of such other dates as the Administrative Agent shall in its discretion determine, and each such amount shall be the Dollar Equivalent of such Letter of Credit until the next calculation thereof pursuant to this Section. The Administrative Agent shall determine the Dollar Equivalent of any drawing honored under a Letter of Credit denominated in an Alternative Currency as of the Disbursement Date applicable thereto. The Administrative Agent shall notify the Borrowers, the Lenders and the applicable Issuing Bank of each determination of the Dollar Equivalent of each Letter of Credit and Letter of Credit disbursement.
Section 1.6     Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.7     Interest Rate; ~~LIBOR~~Benchmark Notification. The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. ~~Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate (“LIBOR”) is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that: (a) immediately after December 31, 2021, publication of all seven euro LIBOR settings, all seven Swiss Franc LIBOR settings, the spot next, 1-week, 2-month and 12-month Japanese Yen LIBOR settings, the overnight, 1-week, 2-month and 12-month British Pound Sterling LIBOR settings, and the 1-week and 2-month U.S. Dollar LIBOR settings will permanently cease; immediately after June 30, 2023, publication of the overnight and 12-month U.S. Dollar LIBOR settings will permanently cease; immediately after December 31, 2021, the 1-month, 3-month and 6-month Japanese Yen LIBOR settings and the 1-month, 3-month and 6-month British Pound Sterling LIBOR settings will cease to be provided or, subject to consultation by the FCA, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored; and immediately after June 30, 2023, the 1-month, 3-month and 6-month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative~~

~~of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR.~~ Upon the occurrence of a Benchmark Transition Event, ~~a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election,~~ Section~~s~~ 2.13(b) ~~and (c)~~ provides a mechanism for determining an alternative rate of interest. The ~~Administrative Agent will promptly notify the Borrower, pursuant to Section 2.13(e), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the~~ Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to ~~LIBOR or other rates in the definition of “LIBO Rate”~~any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof ~~(including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.13(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.13(d))~~, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the ~~LIBO~~existing interest ~~R~~rate being replaced or have the same volume or liquidity as did ~~the London interbank offered~~any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ~~the Adjusted LIBO~~any interest ~~R~~rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.8     Limited Condition Transactions.
(a)    In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:
(i)    determining compliance with any provision of this Agreement which requires the calculation of Consolidated Adjusted EBITDA (including, without limitation, tests measured as a percentage of Consolidated Adjusted EBITDA), the Adjusted Quick Ratio or the Consolidated Leverage Ratio; or
(ii)    testing availability under baskets set forth in this Agreement (including, without limitation, baskets measured as a percentage of Consolidated Total Assets, Consolidated Adjusted EBITDA or by reference to the Consolidated Leverage Ratio), in each case, at the option of Holdings (Holdings’ election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be (i) in the case of a

Limited Condition Acquisition, the date the definitive agreements for such Limited Condition Acquisition are entered into and (ii) in the case of any redemption or repayment of Indebtedness requiring irrevocable advance notice or any irrevocable offer to purchase Indebtedness that is not subject to obtaining financing, the date of such irrevocable advance notice or irrevocable offer (each, an “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent period of four consecutive fiscal quarters of Holdings then most recently ended prior to the LCT Test Date (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.1(a) or 5.1(b) (provided that prior to the first date financial statements have been delivered pursuant to Section 5.1(a) or 5.1(b), such period shall be the most recently ended full four fiscal quarter period prior to the Effective Date for which financial statements would have been required to be delivered hereunder had the Effective Date occurred prior to the end of such period), Holdings or its applicable Restricted Subsidiary could have taken such action on the relevant LCT Test Date in compliance with such test, ratio or basket, calculated on a pro forma basis, then such test, ratio or basket shall be deemed to have been complied with. If Holdings has made an LCT Election and any of the tests, ratios or baskets for which compliance was determined or tested as of the LCT Test Date are subsequently exceeded as a result of fluctuations in any such test, ratio or basket, including due to fluctuations in Consolidated Adjusted EBITDA or Consolidated Total Assets of Holdings and its Restricted Subsidiaries, at or prior to the consummation of the relevant transaction or action, such tests, baskets or ratios will be deemed not to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken. If Holdings has made an LCT Election for any Limited Condition Transaction, then (x) in connection with any subsequent calculation of any test, ratio or basket availability with respect to the incurrence of Indebtedness or Liens or the making of Investments on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or, in the case of a Limited Condition Acquisition, the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such test, ratio or basket shall be tested by calculating the availability under such test, ratio or basket on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated (including any incurrence of Indebtedness and any associated Lien and the use of proceeds thereof) and (y) in connection with any calculation of any ratio, test or basket availability with respect to the making of Restricted Payments pursuant to Section 6.4 following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or, in the case of a Limited Condition Acquisition, the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, for purposes of determining whether such Restricted Payment is permitted under this Agreement, any such test, ratio or basket shall be tested by calculating the availability under such test, ratio or basket on a pro forma basis (i) assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated and (ii) assuming such Limited Condition Transaction and other transactions in connection therewith have not been consummated.
(b)    In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Event of Default or Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of Holdings, be deemed satisfied, so long as no Event of Default or Default, as applicable, exists on the LCT Test Date. If the Borrower has exercised its option under this Section 1.8 and any Event of Default or Default occurs following the LCT Test Date and prior to the consummation of the applicable transaction, any such Event of Default or Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.
(c)    Notwithstanding the foregoing, in no event shall this Section 1.8 apply to any calculation of Liquidity.
ARTICLE II

THE CREDITS
Section 2.1     Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans in dollars to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (a) the aggregate outstanding principal amount of such Lender’s Revolving Exposure exceeding such Lender’s Commitment or (b) the Total Utilization of Commitments exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Each Lender’s Commitment shall expire on the Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Exposure shall be paid in full no later than such date. All Revolving Loans shall be borrowed by one or more of the Borrowers.
Section 2.2     Revolving Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders in accordance with their respective Applicable Percentages. The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required.
(b)    Subject to Section 2.13, each Borrowing of Revolving Loans shall be comprised entirely of ABR Loans or ~~Eurodollar~~Term Benchmark Loans as the applicable Borrowers may request in accordance herewith. Each Lender at its option may make any ~~Eurodollar~~ Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrowers to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any ~~Eurodollar~~Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments; provided, further, that an ABR Borrowing may be in an aggregate amount that is required to finance the reimbursement of a Letter of Credit drawing as contemplated by Section 2.4(d). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten ~~Eurodollar~~Term Benchmark Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
Section 2.3     Reserved.
Section 2.4     Issuance of Letters of Credit and Purchase of Participations Therein. (a) During the Availability Period, subject to the terms and conditions hereof, each

Issuing Bank agrees to issue Letters of Credit (or amend, extend or increase any outstanding Letter of Credit) at the request and for the account of one or more of the Borrowers (including for the purpose of supporting obligations of its Subsidiaries); provided that (i) each Letter of Credit shall be denominated in dollars or any Alternative Currency; (ii) the stated amount of each Letter of Credit shall not be less than the Dollar Equivalent of $250,000 or such lesser amount as is acceptable to the applicable Issuing Bank; (iii) after giving effect to such issuance, amendment, extension or increase, in no event shall the Total Utilization of Commitments exceed the Commitments then in effect; (iv) after giving effect to such issuance, amendment, extension or increase, in no event shall the aggregate Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect, (v) after giving effect to such issuance, amendment, extension or increase, in no event shall the Letter of Credit Usage attributable to Letters of Credit issued by any Issuing Bank exceed the Issuing Bank Sublimit of such Issuing Bank, unless otherwise agreed to in writing by such Issuing Bank, (vi) after giving effect to such issuance, amendment, extension or increase, in no event shall the Revolving Exposure of such Issuing Bank exceed such Issuing Bank’s Commitments hereunder, unless otherwise agreed to in writing by such Issuing Bank, and (vii) in no event shall any Letter of Credit have an expiration date later than the earlier of (1) five (5) days prior to the Maturity Date and (2) the date which is one year from the date of issuance of such Letter of Credit, in each case unless otherwise agreed to in writing by the applicable Issuing Bank in its sole discretion (and, in the sole discretion of the applicable Issuing Bank, subject to cash collateralization, backstop or other arrangements acceptable to the applicable Issuing Bank); provided that, notwithstanding anything set forth herein, the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Effective Date with the same effect as if such Existing Letters of Credit were issued by the applicable Issuing Bank at the request of Borrowers on the Effective Date. If the applicable Borrowers so request in the Application for any Letter of Credit, the applicable Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each such Letter of Credit, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the applicable Borrowers shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiration date not later than the date five days prior to the Maturity Date; provided, however, that the applicable Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice from the Required Lenders or the Borrowers in accordance with Section 2.4(e) that one or more of the conditions in Section 4.2(b) or (c) would not be satisfied if such Letter of Credit were so extended. If any Lender is a Defaulting Lender, an Issuing Bank shall not be required to issue, amend, extend or increase any Letter of Credit unless such Issuing Bank has entered into arrangements reasonably satisfactory to it and the Borrowers to eliminate such Issuing Bank’s risk with respect to the participation in Letters of Credit of such Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Applicable Percentage of the Letter of Credit Usage at such time with funds equal to 103.0% of such amount on terms reasonably satisfactory to such Issuing Bank. Each request by the Borrowers for the issuance, amendment, extension or increase of any Letter of Credit shall be deemed to be a representation and warranty that the conditions set forth in clauses (iii), (iv) and (v) above have been met.

(b)    Whenever one or more of the Borrowers desire the issuance, amendment, extension or increase of a Letter of Credit, such Borrowers shall deliver to the Administrative Agent and the applicable Issuing Bank (i) in the case of a request for the issuance of a Letter of Credit, an Issuance Notice and Application no later than 1:00 p.m. (New York City time) at least five Business Days in advance of the proposed date of issuance and (ii) in the case of a request for the amendment, extension or increase of a Letter of Credit, a notice and/or letter of credit application, in such form as specified by the applicable Issuing Bank, identifying the Letter of Credit to be amended, extended or increased and specifying the requested date of amendment, extension or increase (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (a) of this Section), the amount and currency (which shall be dollars or an Alternative Currency) of such Letter of Credit and such other information as shall be necessary to enable the applicable Issuing Bank to amend, extend or increase such Letter of Credit, no later than 1:00 p.m. (New York City time) at least five Business Days in advance of the proposed date of such amendment, extension or increase (or such shorter period as the applicable Issuing Bank may agree to in its sole discretion). Each notice or letter of credit application delivered pursuant to this Section 2.4(b) shall be accompanied by documentary and other evidence of the proposed beneficiary’s identity as may reasonably be requested by the applicable Issuing Bank to enable such Issuing Bank to verify the beneficiary’s identity or to comply with any applicable laws or regulations, including the USA Patriot Act. Upon satisfaction or waiver of the conditions set forth in Section 4.2, the applicable Issuing Bank shall issue or amend, extend or increase the requested Letter of Credit only in accordance with such Issuing Bank’s standard operating procedures as in effect from time to time. Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, no Issuing Bank shall be required to issue, amend, extend or increase any Letter of Credit if such Letter of Credit would violate one or more provisions of any applicable law, rule or regulation or such Issuing Bank’s standard policies and procedures regarding the issuance of letters of credit as in effect from time to time (to the extent not in conflict with the requirements of this Section 2.4 or as otherwise accepted by the Borrowers). Notwithstanding anything contained in any Application furnished to any Issuing Bank in connection with the issuance of any Letter of Credit or any notice or letter of credit application furnished to any Issuing Bank in connection with the amendment, extension or increase of any Letter of Credit, (i) all provisions of any such Application or notice or letter of credit application purporting to grant Liens in favor of such Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured solely to the extent provided in this Agreement and in the Collateral Documents, and (ii) in the event of any conflict between the terms and conditions of such Application or notice or letter of credit application, on the one hand, and the terms and conditions of this Agreement, on the other hand, the terms and conditions of this Agreement shall control. Upon the issuance of any Letter of Credit or amendment, extension or increase thereof, the applicable Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender of the Dollar Equivalent thereof (determined in accordance with Section 1.5(b)) and the currency in which such Letter of Credit is denominated, which notice from the Administrative Agent shall be accompanied by a copy of such Letter of Credit or amendment, extension or increase thereof and the Dollar Equivalent of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.4(e).
(c)    In determining whether to honor any drawing under any Letter of Credit by the beneficiary(ies) thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents, if such documents are not in strict compliance with the terms of such Letter of Credit. As between the Borrowers and an Issuing Bank, the Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Bank, by the respective beneficiaries of such Letters of Credit; provided that such assumption of risk by the Borrowers shall not affect any rights that the Borrowers may have against any such beneficiary. In furtherance and not in limitation of the foregoing, an Issuing Bank shall not be responsible or have any liability for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by any beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; (viii) any other action or inaction taken or suffered by such Issuing Bank under or in connection with any such Letter of Credit, if required under, or expressly authorized under the circumstances by, any applicable domestic or foreign law or letter of credit practice or (ix) any consequences arising from causes beyond the control of such Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Bank’s rights or powers hereunder or place such Issuing Bank under any liability to the Borrowers. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by any Issuing Bank under or in connection with any Letter of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in “good faith” (as such term is defined in Article 5 of the Uniform Commercial Code), shall not give rise to any liability on the part of such Issuing Bank to the Borrowers. Notwithstanding anything to the contrary contained in this Section 2.4(c), the applicable Issuing Bank shall not be excused from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as determined by a final, non-appealable judgment of a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.
(d)    In the event any Issuing Bank has honored a drawing under a Letter of Credit on any date (a “Disbursement Date”), it shall promptly notify the Borrowers and the Administrative Agent of the amount of such drawing in the currency in which such Letter of Credit is denominated and of the applicable Disbursement Date. In the case of any such drawing in an Alternative Currency, the Borrower’s obligation to reimburse the amount of such drawing will, on the applicable Disbursement Date, automatically be converted into an obligation to reimburse the Dollar Equivalent (determined as of such Disbursement Date in accordance with Section 1.5(b)) of the amount of such Alternative Currency drawing. The applicable Borrowers shall reimburse such Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in same day funds equal to the dollar amount or Dollar Equivalent, as applicable, of such honored drawing, together in each case with accrued and unpaid interest as provided in Section 2.12; provided that, if the dollar amount or Dollar Equivalent, as applicable, of such honored drawing is $500,000 or more, the applicable Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.5 that such payment be financed with an ABR Borrowing and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the applicable Borrowers fail to reimburse any honored drawing under any Letter of Credit on or before the Reimbursement Date, the Administrative Agent shall notify each Lender of such failure, the payment then due from the applicable Borrowers in respect of such honored drawing, and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent, in dollars, its Applicable Percentage of the amount then due from the applicable Borrowers, in the same manner as provided in Section 2.6 with respect to Loans made by such Lender (and Section 2.6 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for an honored drawing under a Letter of Credit (other than the funding of an ABR Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrowers of their obligation to reimburse such drawing. If any Lender fails to make available to the Administrative Agent for the account of the relevant Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.4(d) by the time specified herein, such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(e)    Immediately upon the issuance, extension or increase of each Letter of Credit, without any further action by any Person, the applicable Issuing Bank shall be deemed to have sold to each Lender and each Lender shall have been deemed to have purchased from such Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Applicable Percentage of the maximum amount which is or at any time may become available to be drawn thereunder. In consideration and in furtherance of the foregoing, each Lender hereby irrevocably, absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each drawing (or, in the case of a Letter of Credit denominated in an Alternative Currency, of the Dollar Equivalent of each drawing (determined in accordance with Section 1.5(b)) honored by such Issuing Bank under such Letter of Credit and not reimbursed by the Borrowers on or prior to the applicable Reimbursement Date, or of any reimbursement payment required to be refunded to the Borrowers or otherwise returned for any reason. Each Lender acknowledges and agrees that its obligation to fund participations pursuant to this paragraph in respect of Letters of Credit is irrevocable, absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, extension or increase of any Letter of Credit, the occurrence and continuance of a Default, any reduction or termination of the Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Rules 3.13 and 3.14 of ISP 98) permits a drawing to be made under such Letter of Credit after the expiration thereof or after the expiration or termination of the Commitments or any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including those set forth in the following paragraph (f), and that each such payment shall be made without any defense, offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that, in issuing, amending, extending or increasing any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representations and warranties of the Borrowers deemed made pursuant to Sections 2.4 and 4.2, unless, at least one Business Day prior to the time such Letter of Credit is issued, amended, extended or increased (or, in the case of an automatic extension permitted pursuant to paragraph (a) of this Section, at least one Business Day prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Required Lenders or the Borrowers shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 2.4(a)(iii), 2.4(a)(iv), 2.4(a)(v), 4.2(b) or 4.2(c) would not be satisfied if such Letter of Credit were then issued, amended, extended or increased (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, no Issuing Bank shall have any obligation to issue, amend, extend or increase any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).
(f)    The obligation of the Borrowers to reimburse each Issuing Bank for drawings honored under the Letters of Credit issued by it shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set off, defense or other right which the Borrowers may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Bank, Lender or any other Person, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrowers or one of their Restricted Subsidiaries and the beneficiary(ies) for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by such Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrowers or any of their Restricted Subsidiaries or any other Person; (vi) any breach hereof by any party hereto or any other Loan Document by any party thereto; (vii) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Rules 3.13 and 3.14 of ISP 98) permits a drawing to be made under such Letter of Credit after the expiration thereof or after the expiration or termination of the Commitments; (viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (ix) the fact that an Event of Default or a Default shall have occurred and be continuing.
(g)    Without duplication of any obligation of the Borrowers under Section 10.3, in addition to amounts payable as provided herein, the Borrowers hereby jointly and severally agree to protect, indemnify, pay and save and hold harmless each Issuing Bank from and against any and all claims, demands, liabilities, damages and losses, and all reasonable and documented costs, charges and out-of-pocket expenses (including reasonable fees, out-of-pocket expenses and disbursements of one primary counsel (with exceptions for conflicts of interest) and one local counsel in each relevant jurisdiction), which such Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance, amendment, extension or increase of any Letter of Credit by such Issuing Bank, any demand for payment thereunder, any payment or other action taken or omitted to be taken in connection with such Letter of Credit or this Agreement, or any transaction(s) supported by such Letter of Credit, other than as a result of (1) the gross negligence or willful misconduct of such Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction or (2) the wrongful dishonor by such Issuing Bank of a presentation under any Letter of Credit which strictly complies with the terms and conditions of such Letter of Credit, or (ii) the failure of such Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act. The Borrowers will pay all amounts owing under this Section promptly after written demand therefor.
(h)    An Issuing Bank may resign as an Issuing Bank by providing at least 30 days prior written notice to the Administrative Agent, the Lenders and the Borrowers. An Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank (provided that no consent will be required if the replaced Issuing Bank has no Letters of Credit or reimbursement obligations with respect thereto outstanding) and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such resignation or replacement of such Issuing Bank. From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. At the time any such resignation or replacement shall become effective, (A) the Borrowers shall pay all unpaid fees accrued for the account of the resigning or replaced Issuing Bank pursuant to Sections 2.11(c) and (d) and (B) the resigning or replaced Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement. After the replacement or resignation of an Issuing Bank hereunder, the resigning or replaced Issuing Bank shall not be required to issue, amend, extend or increase any Letters of Credit.
(i)    The Borrowers may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of an appointment as an Issuing Bank hereunder shall be evidenced by a written agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrowers, the Administrative Agent and such designated Lender and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an issuer of Letters of Credit hereunder.
(j)    If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders and the Issuing Banks, an amount in cash equal to 103% of Letter of Credit Usage attributable to all outstanding Letter of Credits as of such date (provided that, if the Letter of Credit Usage increases at any time following such deposit, the applicable Borrowers shall, at the request of the Administrative Agent, deposit additional amounts in cash in dollars so that such deposit account holds at least 103% of the amount of Letter of Credit Usage at any time) plus any accrued and unpaid interest thereon, in each case in dollars; provided that the obligation to deposit such cash collateral shall become effective immediately, and such cash collateral shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in Article VIII (h) or (i). Such cash collateral shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such cash collateral, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such cash collateral shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for any disbursements under Letters of Credit for which they have not been reimbursed and, to the extent not so applied, shall be held as cash collateral for the satisfaction of the reimbursement obligations of the Borrowers for the Letter of Credit Usage at such time, and after such cash collateralization and/or payment in full of all Letter of Credit Usage, may be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide amounts of cash collateral hereunder as a result of the occurrence of an Event of Default, such amounts (to the extent not applied as aforesaid) shall be returned to the Borrowers (or as otherwise ordered by a court of competent jurisdiction) within five Business Days after all Events of Default have been cured or waived.
(k)    Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrowers when a Letter of Credit is issued, the rules of the ISP 98 (including those relating to payment of fees of correspondent banks in the case of Letters of Credit denominated in Alternative Currencies) shall apply to each Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrowers for, and each Issuing Bank’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of such Issuing Bank required under, or expressly authorized under the circumstances by, any applicable law, order, or practice that is required to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such Issuing Bank or the beneficiary of any Letter of Credit is located, the practice stated in the ISP 98, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade, Inc. (BAFT), or the Institute of International Banking Law & Practice, whether or not any such law or practice is applicable to any Letter of Credit.
Section 2.5     Requests for Borrowings.
To request a Borrowing, one or more of the Borrowers shall deliver to the Administrative Agent a written Borrowing Request in substantially the form of Exhibit B-1 attached hereto and signed by such Borrowers (a) in the case of a ~~Eurodollar~~Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 2:00 p.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be by hand delivery or telecopy (or facsimile or other electronic transmission (e.g., .pdf via e-mail)) to the Administrative Agent. Each such Borrowing Request shall specify the following information in compliance with Section 2.2:
(i)    the applicable Borrowers for the requested Borrowing;
(ii)    the aggregate amount of the requested Borrowing;
(iii)    the date of such Borrowing, which shall be a Business Day;
(iv)    whether such Borrowing is to be an ABR Borrowing or a ~~Eurodollar~~Term Benchmark Borrowing;
(v)    in the case of a ~~Eurodollar~~Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)    the location and number of the account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.6, or, in the case of any Loan requested to finance the reimbursement of drawing under a Letter of Credit as provided in Section 2.4(d), the identity of the Issuing Bank that has honored such drawing.
If no election as to the Type of Borrowing is specified with respect to Revolving Loans, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested ~~Eurodollar~~Term Benchmark Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.6     Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (a) in the case of a ~~Eurodollar~~Term Benchmark Borrowing, 12:00 noon, New York City time and (b) in the case of an ABR Borrowing, 4:00 p.m., New York City time, in each case, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to an account or accounts designated by the Borrowers in the applicable Borrowing Request.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Applicable Percentage available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Section 2.7     Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a ~~Eurodollar~~Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.5. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a ~~Eurodollar~~Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing in accordance with their respective Applicable Percentages, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section, the Borrowers shall deliver to the Administrative Agent a written request (an “Interest Election Request”) in substantially the form of Exhibit C attached hereto and signed by the Borrowers by the time that a Borrowing Request would be required under Section 2.5 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such request shall be irrevocable and shall be by hand delivery or telecopy (or facsimile or other electronic transmission (e.g., .pdf via e-mail)) to the Administrative Agent.
(c)    Each Interest Election Request shall specify the following information in compliance with Section 2.2:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a ~~Eurodollar~~Term Benchmark Borrowing; and
(iv)    if the resulting Borrowing is a ~~Eurodollar~~Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a ~~Eurodollar~~Term Benchmark Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrowers fail to deliver a timely Interest Election Request with respect to a ~~Eurodollar~~Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a ~~Eurodollar~~Term Benchmark Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, (i) no outstanding Borrowing may be converted to or continued as a ~~Eurodollar~~Term Benchmark Borrowing and (ii) unless repaid, each ~~Eurodollar~~Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.8     Termination and Reduction of Commitments.
(a)    Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date.
(b)    The Borrowers may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Total Utilization of Commitments would exceed the total Commitments.

(c)    The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be applied to the Lenders in accordance with their respective Applicable Percentages.
(d)    If, after giving effect to any reduction of the Revolving Commitments, the Letter of Credit Sublimit exceeds the amount of the Revolving Commitments, such Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.
Section 2.9     Repayment of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more Notes in such form payable to the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).
Section 2.10     Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (subject to the requirements of Section 2.15), subject to prior notice in accordance with this Section. The Borrowers shall notify the Administrative Agent in writing (by telecopy or facsimile or other electronic transmission) or hand delivery of written notice of any prepayment hereunder (i) in the case of prepayment of a ~~Eurodollar~~Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of reduction or termination of the Commitments as contemplated by Section 2.8, then such notice of prepayment may be revoked if such notice of reduction or termination is revoked in accordance with Section 2.8. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2.
(b)    The Borrowers shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Commitments shall not at any time exceed the Commitments then in effect.
(c)    Each prepayment of a Borrowing shall be applied ratably to the Loans of the Lenders in accordance with their respective Applicable Percentages. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and any costs incurred as contemplated by Section 2.15.
Section 2.11     Fees. (a) The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate of 0.25% per annum on the daily amount of the unused Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and Letter of Credit Usage of such Lender.
(b)    On the Effective Date, the Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each Lender as of the Effective Date, an upfront fee equal to (i) if such Lender is an existing Lender (as defined in the Existing Credit Agreement) under the Existing Credit Agreement immediately prior to the Effective Date (an “Existing Lender”), the sum of (x) 0.10% of the amount of such Existing Lender’s Commitment as in effect on the Effective Date up to the amount of the Commitment (as defined in the Existing Credit Agreement) of such Existing Lender under the Existing Credit Agreement immediately prior to the Effective Date and (y) 0.25% of the amount of such Existing Lender’s Commitment as in effect on the Effective Date that exceeds the Commitment (as defined in the Existing Credit Agreement) of such Existing Lender under the Existing Credit Agreement immediately prior to the Effective Date or (ii) if such Lender is not an Existing Lender, 0.25% of the aggregate amount of such Lender’s Commitment as in effect on the Effective Date.
(c)    The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) letter of credit fees equal to such Lender’s Applicable Percentage of (i) the Applicable Rate for Revolving Loans that are ~~Eurodollar~~Term Benchmark Loans, multiplied by (ii) the average aggregate daily maximum Dollar Equivalent (determined in accordance with Section 1.5(b)) available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination and regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination), during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any Revolving Exposure arising from Letters of Credit. Such letter of credit fees shall be paid on a quarterly basis in arrears and shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of any Letter of Credit, on the Commitment Termination Date and thereafter on demand.
(d)    The Borrowers jointly and severally agree to pay directly to each Issuing Bank, for its own account, the following fees:
(i)    a fronting fee equal to 0.125% per annum, multiplied by the average aggregate daily maximum Dollar Equivalent (determined in accordance with Section 1.5(b)) available to be drawn under all Letters of Credit issued by such Issuing Bank (determined as of the close of business on any date of determination and regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination) from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any Letter of Credit Usage attributable to Letters of Credit issued by such Issuing Bank; and
(ii)    such administrative, documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.
Such fronting fee shall be paid on a quarterly basis in arrears and shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Commitment Termination Date and thereafter on demand. Such documentary and processing charges are due and payable on demand.
(e)    The Borrowers jointly and severally agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.
(f)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the parties specified herein. Fees paid shall not be refundable under any circumstances.
Section 2.12     Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each ~~Eurodollar~~Term Benchmark Borrowing shall bear interest at the Adjusted ~~LIBO~~Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Notwithstanding the foregoing, at all times when an Event of Default listed in paragraph (a), (b), (h) or (i) of Article VIII has occurred hereunder and is continuing, all overdue amounts outstanding hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable thereto as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any ~~Eurodollar~~Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    Subject to Section 2.12(g), all interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted ~~LIBO~~Term SOFR Rate or ~~LIBO~~Term SOFR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(f)    The Borrowers jointly and severally agree to pay to each Issuing Bank, with respect to drawings honored under any Letter of Credit issued by such Issuing Bank, interest on the Dollar Equivalent (determined in accordance with Section 1.5(b)) paid by such Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrowers at a rate equal to (i) for the period from the applicable Disbursement Date to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are ABR Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are ABR Loans.
(g)    Interest payable pursuant to Section 2.12(f) shall be computed on the basis of a 365/366 day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. In the event any Issuing Bank shall have been reimbursed by Lenders for all or any portion of any honored drawing, such Issuing Bank shall distribute to the Administrative Agent, for the account of each Lender which has paid all amounts payable by it under Section 2.4(d) with respect to such honored drawing, such Lender’s Applicable Percentage of any interest received by such Issuing Bank in respect of that portion of such honored drawing so reimbursed by such Lender for the period from the date on which such Issuing Bank was so reimbursed by such Lender to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrowers.
Section 2.13     Alternate Rate of Interest.
(a)    Subject to clauses (b), (c), (d), (e)~~,~~ and (f) ~~and (g)~~  of this Section 2.13, if ~~prior to the commencement of any Interest Period for a Eurodollar Borrowing~~:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted ~~LIBO~~Term SOFR Rate ~~or the LIBO Rate, as applicable~~ (including because the ~~LIBO Screen~~Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period~~, provided that no Benchmark Transition Event shall have occurred at such time~~ or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; or
(ii)    the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted ~~LIBO~~Term SOFR Rate ~~or the LIBO Rate, as applicable,~~ for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;
then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders in writing (by telecopy or facsimile or other electronic transmission) as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist~~, (x)~~ with respect to the relevant Benchmark and (y) the Borrowers deliver a new Interest Election Request in accordance with the terms of Section 2.7 or a new Borrowing Request in accordance with the terms of Section 2.5, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a ~~Eurodollar Borrowing shall be ineffective and such Borrowing shall be continued as an ABR Borrowing, and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.~~Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable for (x) an Adjusted Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of subject of Section 2.13(a)(i) or (ii) above; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrowers’ receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrowers deliver a new Interest Election Request in accordance with the terms of Section 2.7 or a new Borrowing Request in accordance with the terms of Section 2.5, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an Adjusted Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.13(a)(i) or (ii) above, on such day.
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.13), if a Benchmark Transition Event~~, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable,~~  and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1~~) or (2~~)  of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent

Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (~~3~~2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
~~(c)    Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph (c), if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrowers a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after the occurrence of a Term SOFR Transition Event and may do so in its sole discretion.~~
(~~d~~c)    ~~In connection with the implementation of a Benchmark Replacement~~Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(~~e~~d)    The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event~~, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable,~~  and its related Benchmark Replacement Date (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (~~f~~e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent, or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.
(~~f~~e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR ~~or LIBO~~ Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such

Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(~~g~~f)    Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a ~~Eurodollar~~Term Benchmark Borrowing of, conversion to or continuation of ~~Eurodollar~~Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to ~~ABR Loans~~(i) Adjusted Daily Simple SOFR Loans so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (ii) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any ~~Eurodollar~~Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the ~~LIBO~~Term SOFR Rate, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.13, ~~then~~any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan ~~(or the next succeeding Business Day if such day is not a Business Day), such Loan shall~~, be converted by the Administrative Agent to, and shall constitute, ~~an ABR Loan denominated in Dollars~~ (x) an Adjusted Daily Simple SOFR Loan so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day.
Section 2.14     Increased Costs. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by or participated in, any Lender ~~(except any such reserve requirement reflected in the Adjusted LIBO Rate)~~ or Issuing Bank; or
(ii)    impose on any Lender or Issuing Bank or the ~~London~~applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or ~~Eurodollar~~Term Benchmark Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    impose on any Recipient any Taxes (other than Indemnified Taxes, Tax described in clauses (b) through (d) of the definition of Excluded Taxes or Connection Income Taxes), on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any ~~Eurodollar~~Term Benchmark Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or other Recipient of participating in, issuing, amending, extending, increasing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital or liquidity of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments hereunder, the Loans made by such Lender or participations in Letters of Credit held by such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time upon request of such Lender or Issuing Bank the Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or Issuing Bank or its respective holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Bank the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive (or has retroactive effect), then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.15     Break Funding Payments. In the event of (a) the payment or prepayment of any principal of any ~~Eurodollar~~Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (b) the conversion of any ~~Eurodollar~~Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any ~~Eurodollar~~Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any ~~Eurodollar~~Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.18, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event~~. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such~~

~~event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market~~. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 2.16     Taxes. (a) Any and all payments by or on account of any obligation of the Borrowers under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as necessary so that after making such deduction or withholding (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    The Borrowers shall (i) pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or (ii) at the option of the Administrative Agent, shall timely reimburse the Administrative Agent for any payment of such Other Taxes.
(c)    The Borrowers shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, other than any penalties resulting from the gross negligence, bad faith or willful misconduct of the Administrative Agent or Lender (as applicable) (as determined by a final, non-appealable judgment of a court of competent jurisdiction), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if the Borrowers reasonably believe that such Taxes were not correctly or legally asserted, such Administrative Agent or Lender will use reasonable efforts to cooperate with the Borrowers to obtain a refund of such Taxes (which shall be repaid to the Borrowers in accordance with Section 2.16(g)) so long as such efforts would not result in any additional out-of-pocket costs or expenses not reimbursed by the Borrowers or be otherwise materially disadvantageous to such Administrative Agent or Lender; provided further that the Borrowers shall not be required to compensate any Administrative Agent or Lender pursuant to this Section 2.16 for any amounts to the extent that such Administrative Agent or Lender does not furnish notice of such possible indemnification claim within 180 days after such Administrative Agent or Lender receives notice from the applicable taxing authority of the specific tax assessment giving rise to such indemnification claim. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    (i) Any Lender that is entitled to an exemption from, or reduction of, withholding Tax with respect to payments made under this Agreement or any other Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(e)(ii), 2.16(e)(iii), 2.16(e)(v) or 2.16(e)(vi)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax.
(iii)    Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:
(A)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under this Agreement or any other Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any other Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)    executed copies of IRS Form W-8ECI;
(C)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation”

described in Section 881(c)(3)(C) of the Code (a “Portfolio Interest Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(D)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a Portfolio Interest Certificate in compliance with Section 2.16(e)(iii)(C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Portfolio Interest Certificate in compliance with Section 2.16(e)(iii)(C) on behalf of each such direct or indirect partner.
(iv)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction in, U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine withholding or deduction required to be made.
(v)    If a payment made to a Lender under this Agreement or any other Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Administrative Agent and the Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(e)(v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(vi)    Each Lender agrees that if any form, certification or other documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.
(f)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand thereof, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with this Agreement or any other Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph. Each Lender hereby authorizes the Administrative Agent to deliver to the Borrowers and to any successor Administrative Agent any documentation provided by the Lender to the Administrative Agent pursuant to this Section 2.16.
(g)    If any Lender or the Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of the Lender or the Administrative Agent, shall repay to such the Lender or the Administrative Agent the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Lender or the Administrative Agent be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the Lender or the Administrative Agent in a less favorable net after-Tax position than the Lender or the Administrative Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require Lender or the Administrative Agent to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    For purposes of this Section 2.16, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
(i)    Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement and the other Loan Documents.
Section 2.17     Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees, reimbursements under Letters of Credit, or of amounts payable under Section 2.14, Section 2.15 or Section 2.16, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments pursuant to Section 2.14, Section 2.15, Section 2.16 and Section 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment or performance hereunder shall be due on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed drawings under Letters of Credit, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed drawings under Letters of Credit then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed drawings under Letters of Credit then due to such parties.
(c)    If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in drawings under Letters of Credit resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in drawings under Letters of Credit and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in drawings under Letters of Credit of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in drawings under Letters of Credit; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in drawings under Letters of Credit to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Banks hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Banks the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or Issuing Banks severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(d), Section 2.6(b) or paragraph (d) of this Section, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such

Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.18     Mitigation Obligations; Replacement of Lenders. (a) If any Lender (which term shall include any Issuing Bank for purposes of this Section 2.18(a)) requests compensation under Section 2.14, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If (i) any Lender (which term shall include any Issuing Bank for purposes of this Section 2.18(b)) requests compensation under Section 2.14, (ii) the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender is a Defaulting Lender or a Non-Consenting Lender or (iv) any Lender is a Declining Lender under Section 2.20, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent to the extent the Administrative Agent’s consent would be required under Section 10.4(b) for an assignment of Loans or Commitments, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable law and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, (x) the applicable assignee shall have consented to, or shall consent to, the applicable amendment, waiver or consent and (y) the Borrowers exercise their rights pursuant to this clause (b) with respect to all Non-Consenting Lenders relating to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation have ceased to apply.
(c)    Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrowers, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.
Section 2.19     Increase in the Aggregate Commitments. (a) The Borrowers may, from time to time, by notice to the Administrative Agent, request that the aggregate amount of the Commitments be increased by a minimum amount equal to $10,000,000 or an integral multiple of $5,000,000 in excess thereof (each a “Commitment Increase”), to be effective as of a date (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, that no Default or Event of Default shall have occurred and be continuing as of the date of such request or as of the applicable Increase Date, or shall occur as a result thereof and, provided, further, that at no time shall any Commitment Increase hereunder exceed the Incremental Amount at such time.
(b)    The Borrowers may extend offers to one or more financial institutions (which, for the avoidance of doubt, may include any Lender but shall not include any Borrower or an Affiliate thereof or any natural person) to provide such Commitment Increase; provided that any such financial institution shall be reasonably acceptable to the Administrative Agent and each Issuing Bank to the extent the consent of the Administrative Agent and such Issuing Bank would be required for an assignment of Commitments or Loans to such financial institution pursuant to Section 10.4 (each, an “Eligible Institution”); provided, further, that, unless otherwise agreed by the Borrowers and the Administrative Agent, the Commitment of each such Eligible Institution shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof. For the avoidance of doubt, no Lender shall be required to participate in any Commitment Increase.
(c)    On each Increase Date, each Eligible Institution that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.19(b) shall, if not already a Lender (each such Eligible Institution, an “Assuming Lender”), become a Lender party to this Agreement as of such Increase Date with a Commitment equal to the amount of such Commitment Increase allocated to such Lender as of such Increase Date and, if already a Lender (each such Eligible Institution, an “Increasing Lender”), the Commitment of such Lender shall be so increased by the amount of such Commitment Increase allocated to such Lender as of such Increase Date; provided, however, that the Administrative Agent shall have received on or before such Increase Date the following, each dated such date:
(i)    (A) a certificate of each Loan Party signed by an authorized officer of such Loan Party certifying and attaching the resolutions adopted by the board of directors or other applicable governing body of such Borrower approving the Commitment Increase and the corresponding modifications to this Agreement, (B) all other documents reasonably requested by the Administrative Agent relating to the organization, existence and good standing (or the equivalent in the jurisdiction of organization of such Loan Party) of each Loan Party, (C) a certificate of each Borrower signed by an authorized officer of such Borrower certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct in all respects) on and as of the Increase Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in such manner as of such earlier date, and except that for purposes of this Section, the representations and warranties contained in Section 3.4(a) shall be deemed to refer, following the first delivery thereof, to the most recent statements furnished pursuant to Section 5.1, and (y) no Default or Event of Default exists and, if requested by the Administrative Agent and (D) an opinion of counsel for the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent in respect of matters relating to the Commitment Increase;
(ii)    a joinder agreement from each Assuming Lender, if any, in form and substance reasonably satisfactory to such Assuming Lender, the Borrowers and the Administrative Agent, duly executed by such Assuming Lender, the Administrative Agent and the Borrowers; and

(iii)    confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing reasonably satisfactory to the Borrowers and the Administrative Agent.
(d)    On each Increase Date, upon fulfillment of the conditions set forth in Section 2.19(c), in the event any Loans are then outstanding, (i) each relevant Increasing Lender and Assuming Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to the applicable Commitment Increase and the application of such amounts to make payments to such other Lenders, the Loans to be held ratably by all Lenders as of such date in accordance with their respective Applicable Percentages (after giving effect to the Commitment Increase) and (ii) the Borrowers shall pay to the Lenders the amounts, if any, payable under Section 2.15 as a result of such prepayment.
(e)    This Section shall supersede any provisions in Section 2.17 or Section 10.2 to the contrary.
Section 2.20     Extension of Maturity Date. (a) The Borrowers may, by delivery of a Maturity Date Extension Request to the Administrative Agent (which shall promptly deliver a copy thereof to each of the Lenders and the Issuing Banks) not less than 30 days prior to the then existing maturity date for Commitments hereunder (the “Existing Maturity Date”), request that the Lenders and the Issuing Banks extend the Existing Maturity Date in accordance with this Section. Each Maturity Date Extension Request shall (i) specify the date to which the Maturity Date is sought to be extended, (ii) specify the changes, if any, to the Applicable Rate to be applied in determining the interest payable on Loans of, and fees payable hereunder to, Extending Lenders (as defined below) in respect of that portion of their Commitments (and related Loans) extended to such new Maturity Date and the time as of which such changes will become effective (which may be prior to the Existing Maturity Date), and (iii) specify any other amendments or modifications to this Agreement to be effected in connection with such Maturity Date Extension Request, provided that no such changes or modifications requiring approvals pursuant to Section 10.2(b) shall become effective prior to the then existing Maturity Date unless such other approvals have been obtained. In the event a Maturity Date Extension Request shall have been delivered by the Borrowers, each Lender shall have the right to agree or not agree to the extension of the Existing Maturity Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein (each Lender agreeing to the Maturity Date Extension Request being referred to herein as an “Extending Lender” and each Lender not agreeing thereto being referred to herein as a “Declining Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of its Commitment and, if such Lender (or a designated Affiliate of such Lender) is then serving as an Issuing Bank, its (or its designated Affiliate’s) Issuing Bank Sublimit, with respect to which such Lender agrees to the extension of the Maturity Date, delivered to the Borrowers (with a copy to the Administrative Agent) not later than a day to be agreed upon by the Borrowers and the Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by the Borrowers (it being understood (x) that any Lender that shall have failed to exercise such right as set forth above shall be deemed to be a Declining Lender and (y) that, in the case of any Lender then serving (or whose designated Affiliate is then serving) as an Issuing Bank, (I) the Issuing Bank Sublimit of such Lender (or such designated Affiliate) shall not be extended in connection with an extension of such Lender’s Commitments unless so specified by such Lender (or such designated Affiliate), in its capacity as Issuing Bank, in such written notice to the Borrowers and (II) for purposes of Section 2.4(a), the “Maturity Date” applicable to Letters of Credit of an Issuing Bank that has not extended its Issuing Bank Sublimit will be the Maturity Date in respect of such Letter of Credit Sublimit that has not been extended). If a Lender elects to extend only a portion of its then existing Commitment, it will be deemed for purposes hereof to be an Extending Lender in respect of such extended portion and a Declining Lender in respect of the remaining portion of its Commitment. If Extending Lenders shall have agreed to such Maturity Date Extension Request in respect of Commitments held by them, then, subject to paragraph (d) of this Section, on the date specified in the Maturity Date Extension Request as the effective date thereof (the “Extension Effective Date”), (i) the Existing Maturity Date of the applicable Commitments shall, as to the Extending Lenders, be extended to such date as shall be specified therein, (ii) the terms and conditions of the Commitments of the Extending Lenders (including interest and fees payable in respect thereof), shall be modified as set forth in the Maturity Date Extension Request, (iii) such other modifications and amendments hereto specified in the Maturity Date Extension Request shall (subject to any required approvals (including those of the Required Lenders) having been obtained, except that any such other modifications and amendments that do not take effect until the Existing Maturity Date shall not require the consent of any Lender other than the Extending Lenders) become effective and (iv) in the case of any Extending Lender then serving (or whose designated Affiliate is then serving) as an Issuing Bank that shall not have agreed to extend the Existing Maturity Date with respect to its Issuing Bank Sublimit, or shall have agreed to extend the Existing Maturity Date with respect to less than the entire amount of its Issuing Bank Sublimit, such Issuing Bank shall not have the obligation to issue, amend, extend or increase Letters of Credit following the Extension Effective Date, if after giving effect to any such issuance, amendment, extension or increase, the Letter of Credit Usage attributable to Letters of Credit issued by such Issuing Bank that have a stated expiration date after the date that is five days prior to the Existing Maturity Date with respect to the non-extended portion of its Issuing Bank Sublimit would exceed the extended portion (if any) of such Issuing Bank Sublimit.
(b)    Notwithstanding the foregoing, the Borrowers shall have the right, in accordance with the provisions of Sections 2.18 and 9.4, at any time prior to the Existing Maturity Date, to replace a Declining Lender (for the avoidance of doubt, only in respect of that portion of such Lender’s Commitments subject to a Maturity Date Extension Request that it has not agreed to extend) with a Lender or other financial institution that will agree to such Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Extending Lender in respect of the Commitment assigned to and assumed by it on and after the effective time of such replacement.
(c)    If a Maturity Date Extension Request has become effective hereunder, on the Existing Maturity Date, the Commitment of each Declining Lender shall, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section, terminate, and the Borrowers shall repay all the Loans of each Declining Lender, to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder (accordingly, the Commitment of any Extending Lender shall, to the extent the amount of such Commitment exceeds the amount set forth in the notice delivered by such Lender pursuant to paragraph (a) of this Section and to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section, be permanently reduced by the amount of such excess, and, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section, the Borrowers shall prepay the proportionate part of the outstanding Loans of such Extending Lender, in each case together with accrued and unpaid interest thereon to but excluding the Existing Maturity Date and all fees and other amounts payable in respect thereof on or prior to the Existing Maturity Date), it being understood that such repayments may be funded with the proceeds of new Borrowings made simultaneously with such repayments by the Extending Lenders, which such Borrowings shall be made ratably by the Extending Lenders in accordance with their extended Commitments.
(d)    Notwithstanding the foregoing, no Maturity Date Extension Request shall become effective hereunder unless, on the Extension Effective Date, the conditions set forth in

Section 4.2 shall be satisfied (with all references in such Section to a Borrowing being deemed to be references to such Maturity Date Extension Request) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer.
(e)    Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of an Existing Maturity Date in accordance with the express terms of this Section, or any amendment or modification of the terms and conditions of the Commitments and Loans of the Extending Lenders effected pursuant thereto, shall be deemed to (i) violate the last sentence of Section 2.8(c) or Section 2.17(c) or any other provision of this Agreement requiring the ratable reduction of Commitments or the ratable sharing of payments or (ii) require the consent of all Lenders or all affected Lenders under Section 10.2(b).
(f)    The Borrowers, the Administrative Agent and the Extending Lenders may enter into an amendment to this Agreement to effect such modifications as may be necessary to reflect the terms of any Maturity Date Extension Request that has become effective in accordance with the provisions of this Section.
Section 2.21     Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.2;
(ii)    if any Letter of Credit Usage exists at the time such Lender becomes a Defaulting Lender then:
(A)    all or any part of the Letter of Credit Usage of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all Non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Letter of Credit Usage does not exceed the total of all Non-Defaulting Lenders’ Commitments, (y) the sum of any Non-Defaulting Lender’s Revolving Exposure plus its Applicable Percentage of such Defaulting Lender’s Letter of Credit Usage does not exceed such Non-Defaulting Lender’s Commitment and (z) the conditions set forth in Section 4.2 are satisfied at such time;
(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the applicable Issuing Banks only the Borrowers’ obligations corresponding to such Defaulting Lender’s Letter of Credit Usage (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.4(j) for so long as such Letter of Credit Usage is outstanding;
(C)    if the Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Usage pursuant to clause (B) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(c) with respect to such Defaulting Lender’s Letter of Credit Usage during the period such Defaulting Lender’s Letter of Credit Usage is cash collateralized;
(D)    if the Letter of Credit Usage of the Non-Defaulting Lenders is reallocated pursuant to clause (A) above, then the fees payable to the Lenders pursuant to

Section 2.11(a) and Section 2.11(c) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Percentages; and
(E)    if all or any portion of such Defaulting Lender’s Letter of Credit Usage is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.11(c) with respect to such Defaulting Lender’s Letter of Credit Usage shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s Letter of Credit Usage attributable to Letter of Credits issued by each Issuing Bank) until and to the extent that such Letter of Credit Usage is reallocated and/or cash collateralized in accordance with the procedures set forth in Section 2.4(j);
(iii)    so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Usage will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by Borrowers in accordance with Section 2.21(a)(ii), and participating interests in any newly issued, amended, extended or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.21(a)(ii)(A) (and such Defaulting Lender shall not participate therein);
(iv)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Issuing Bank hereunder; third, to cash collateralize each Issuing Bank’s Letter of Credit Usage with respect to such Defaulting Lender in accordance with Section 2.4(j); fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize each Issuing Bank’s future Letter of Credit Usage with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.4(j); sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letters of Credit disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans or Letters of Credit were made when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of or Letters of Credit disbursements owed to all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the Commitments (without giving effect to Section 2.21(a)(ii)(A)). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and
(v)    No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.11 for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)    If (i) any Lender becomes a Defaulting Lender or (ii) any Issuing Bank has a good faith belief that any Lender will become a Defaulting Lender, such Issuing Bank shall not be required to issue, amend, extend or increase any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrowers or such Lender, reasonably satisfactory to such Issuing Bank to defease any risk to it in respect of such Lender hereunder, which may include cash collateralization of the Defaulting Lender’s Applicable Percentage of the Revolving Exposure associated with the applicable Letter of Credit in an amount equal to 103.0% thereof.
(c)    If the Borrowers, each Issuing Bank and the Administrative Agent each agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their respective Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Lenders and the Issuing Banks that:
Section 3.1     Organization; Powers. Each of Holdings and its Restricted Subsidiaries is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, has not resulted in and could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
Section 3.2     Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, equity holder action. Each Loan

Party has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, (b) general principles of equity, regardless of whether considered in a proceeding in equity or at law and (c) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent.
Section 3.3     Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect (ii) those approvals, consents, registrations, filings or other actions, the failure of which to obtain or make has not had and could not reasonably be expected to have a Material Adverse Effect, (iii)  the filing of Uniform Commercial Code financing statements, (iv) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions and (v) any other filings or registrations required to perfect Liens created by the Security Documents, (b) except as has not had and could not reasonably be expected to have a Material Adverse Effect, will not violate any applicable law or regulation or any order of any Governmental Authority, (c) will not violate any charter, by-laws or other organizational document of Holdings or any of its Restricted Subsidiaries, (d) except as has not had and could not reasonably be expected to have a Material Adverse Effect, will not violate or result in a default under any indenture, agreement or other instrument (other than the agreements and instruments referred to in clause (c)) binding upon Holdings or any of its Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by Holdings or any of its Restricted Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of Holdings or any of its Restricted Subsidiaries (other than the Liens created pursuant to the Collateral Documents).
Section 3.4     Financial Condition; No Material Adverse Effects. (a) Holdings has heretofore furnished to the Administrative Agent (i) its consolidated balance sheet and related statements of income, stockholders equity and cash flows as of and for the fiscal years ended December 31, 2020, December 31, 2019, and December 31, 2018, reported on by PricewaterhouseCoopers LLP, independent public accountants and (ii) its unaudited consolidated balance sheet and related statements of income, stockholders equity and cash flows as of and for the fiscal quarter ended June 30, 2021 and the then elapsed portion of the fiscal year then ended. Other than as set forth on Schedule 3.4, such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated Restricted Subsidiaries as of such dates and for such periods in accordance with GAAP, subject, in the case of the quarterly financial statements referred to in clause (ii), to normal year-end audit adjustments and the absence of certain footnotes.
(b)    Since December 31, 2020, no event, development or circumstance exists or has occurred that has had or would reasonably be expected to have a material adverse effect on the business, property, financial condition or results of operations of Holdings and its Restricted Subsidiaries, taken as a whole.
Section 3.5     Properties. (a) Each of Holdings and its Restricted Subsidiaries has good title to, or valid leasehold interests in or rights to use, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens, other than (i) Permitted Encumbrances, (ii) Liens arising by operation of law and (iii) Liens permitted by Section 6.2.

(b)    As of the Effective Date, Schedule 3.5 contains a true, accurate and complete list of all Material Real Estate Assets.
(c)    Each of Holdings and its Restricted Subsidiaries owns, or is licensed to use, all material Intellectual Property material to, used in and necessary to its business as currently conducted, free and clear of all Liens except for those Liens permitted by Section 6.2, and the use thereof by Holdings and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect.
Section 3.6     Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrowers, threatened against or affecting Holdings or any of its Restricted Subsidiaries (i) that have resulted or would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, any other Loan Document or the Transactions. Neither Holdings nor any of its Restricted Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, have resulted or would reasonably be expected to result in a Material Adverse Effect.
(b)    Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect, neither Holdings nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.
(c)    Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect.
Section 3.7     Compliance with Laws and Agreements. Each of Holdings and its Restricted Subsidiaries is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
Section 3.8     Investment Company Status. None of Holdings or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 3.9     Taxes. Except as has not resulted and would not reasonably be expected to result in a Material Adverse Effect, (i) each of Holdings and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed with respect to income, properties or operations of Holdings and its Subsidiaries, (ii) such returns accurately reflect in all material respects all liability for Taxes of Holdings and its Subsidiaries as a whole for the periods covered thereby and (iii) each of Holdings and each of its Subsidiaries has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and, to the extent required by GAAP, for which Holdings or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.
Section 3.10     ERISA. (a) Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including the Code provisions which are necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply could not reasonably be expected to result in a Material Adverse Effect. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code or is comprised of a pre-approved plan that has received a favorable opinion letter from the IRS, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification). No ERISA Event has occurred, or is reasonably expected to occur, other than as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(b)    There exists no material Unfunded Pension Liability with respect to any Plan, except as could not reasonably be expected to result in a Material Adverse Effect.
(c)    None of Holdings, any Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make contributions to any Multiemployer Plan.
(d)    There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of Holdings, any Subsidiary or any ERISA Affiliate, threatened, which have resulted in or could reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect.
(e)    Holdings, each Subsidiary and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect.
(f)    No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA. None of Holdings, any Subsidiary or any ERISA Affiliate have ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. None of Holdings, any Subsidiary or any ERISA Affiliate have incurred or reasonably expect to incur any liability to PBGC except as has not resulted in and could not reasonably be expected to result in a Material Adverse Effect, and no Lien imposed under the Code or ERISA on the assets of Holdings, any Subsidiary or any ERISA Affiliate exists or, to the knowledge of the Borrowers, is likely to arise in any case on account of any Plan. None of Holdings, any Subsidiary or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(g)    Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as has not resulted in and could not reasonably be expected to result in a Material Adverse Effect. All contributions required to be made with respect to a Non-U.S. Plan have been timely made, except as has not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither Holdings nor any of its Restricted Subsidiaries has incurred any material obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan which is a defined benefit plan, determined as of the end of Holdings’ most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities, except as would not reasonably be expected to result in a Material Adverse Effect.
Section 3.11     Disclosure. All written information provided in formal presentations or in any regularly scheduled meeting or regularly scheduled conference call with more than one Lender (other than the Projections, forward looking information and information of a general economic or industry specific nature) furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document on or prior to the Effective Date or furnished hereunder or thereunder (as modified or supplemented by other information so furnished and when taken as a whole), when furnished, did not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; provided that, with respect to the Projections and any other forward looking information so furnished, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished to the Administrative Agent or any Lender (it being understood that the Projections and other forward looking information is subject to significant uncertainties and contingencies, any of which are beyond the Borrowers’ control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by the Projections and other forward looking information may differ significantly from the projected results and such differences may be material).
Section 3.12     Subsidiaries. Schedule 3.12 sets forth as of the Effective Date a list of all Subsidiaries (identifying all Restricted Subsidiaries and all Unrestricted Subsidiaries) and the percentage ownership (directly or indirectly) of Holdings therein. Except as has not resulted and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the shares of capital stock or other ownership interests of all Restricted Subsidiaries of Holdings are fully paid and non-assessable and are owned by Holdings (other than minority interests held by other Persons that do not violate any provision of this Agreement), directly or indirectly, free and clear of all Liens other than Liens permitted under Section 6.2.
Section 3.13     Anti-Terrorism Laws; USA Patriot Act. To the extent applicable, Holdings and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the USA Patriot Act.
Section 3.14     Anti-Corruption Laws and Sanctions. (a) Holdings has implemented and maintains in effect policies and procedures designed to promote compliance by Holdings and its Subsidiaries and its and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Holdings and its Subsidiaries and, to the knowledge of the Borrowers, the directors, officers and employees of Holdings and any of its Subsidiaries and agents acting at the direction of Holdings or any of its Subsidiaries, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) Holdings nor any Subsidiary, nor to the knowledge of the Borrowers, any director, officer or employee of Holdings or any Subsidiary, or (ii) to the knowledge of the Borrowers, any agent of Holdings or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.
(b)    No part of the proceeds of the Loans or any Letters of Credit will be used, directly or indirectly, for any payments to any officer or employee of a Governmental Authority, or any Person controlled by a Governmental Authority, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
Section 3.15     Margin Stock. (a) None of Holdings or any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of buying or carrying or extending credit for the purpose of buying or carrying Margin Stock.
(b)    No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.
Section 3.16     Solvency. As of the Effective Date, Holdings is, together with its Restricted Subsidiaries, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith (assuming for this purpose that the full amount of the Commitments is drawn on the Effective Date, as the case may be) will be, Solvent.
Section 3.17     [Reserved].
Section 3.18     Collateral Documents. The Security Agreement and each other Collateral Document is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid security interest in the Collateral described therein and proceeds thereof (to the extent a security interest can be created therein under the Uniform Commercial Code or applicable Intellectual Property laws). As of the Effective Date, in the case of the Pledged Collateral described in the Security Agreement, when stock or interest certificates representing such Pledged Collateral (along with properly completed stock or interest powers endorsing the Pledged Collateral) and executed by the owner of such shares or interests are delivered to the Collateral Agent, and in the case of the other Collateral described in the Security Agreement or any other Collateral Document, when financing statements and other filings specified on Schedule 3.18 in appropriate form are filed in the offices specified on Schedule 3.18, the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof as security for the Obligations, to the extent perfection can be obtained by possession of such Pledged Collateral or by filing such financing statements or other filings, in each case prior and superior in right to any other Person except for rights secured by Liens permitted under Section 6.2.
Section 3.19     Affected Financial Institution. No Loan Party is an Affected Financial Institution.

Section 3.20     FinCEN. As of the Effective Date, the information included in the Beneficial Ownership Certification delivered by each Borrower pursuant to Section 4.1(a)(xii) of this Agreement, if applicable, is true and correct in all respects.
ARTICLE IV

CONDITIONS
Section 4.1     Effective Date.
(a)    This Agreement shall become effective as of the first date on which each of the following conditions shall have been satisfied:
(i)    The Administrative Agent shall have received duly executed counterparts (A) of this Agreement that, when taken together, bear the signatures of each Loan Party, each Lender, each Issuing Bank, the Administrative Agent and the Collateral Agent and (B) the Security Agreement that, when taken together, bear the signatures of each Loan Party and the Collateral Agent.
(ii)    The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct in all respects) on and as of the Effective Date, except that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in such manner as of such earlier date.
(iii)    no Default or Event of Default shall have occurred and be continuing as of the Effective Date.
(iv)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders and dated the Effective Date) of (i) Wachtell, Lipton, Rosen & Katz, counsel for the Borrowers and the Guarantors and (ii) Morris, Nichols, Arsht & Tunnell LLP, Delaware counsel for the Borrowers and the Guarantors, in each case in form and substance reasonably satisfactory to the Administrative Agent.
(v)    The Administrative Agent shall have received (a) certified copies of the resolutions of the board of directors of the Borrower and each other Loan Party approving the Loan Documents and the transactions contemplated hereby and the execution, delivery and performance of the Loan Documents, and all documents evidencing other necessary corporate (or other applicable organizational) action and governmental approvals, if any, with respect to the Loan Documents and the transactions contemplated hereby and (b) all other documents reasonably requested by the Administrative Agent relating to the organization, existence and good standing (or the equivalent in the jurisdiction of organization of such Loan Party) of each Loan Party and authorization of the Loan Documents and the transactions contemplated hereby.
(vi)    The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign the Loan Documents and any other documents to be delivered hereunder on the Effective Date.

(vii)    The Administrative Agent shall have received, on or before the Effective Date, all fees required to be paid by the Borrowers to the Lenders, the Arrangers, the Bookrunner and the Administrative Agent on or before the Effective Date, and all expenses required to be reimbursed by the Borrowers, in each case pursuant to this Agreement, any other agreement in writing between the Borrower and any Lender, Arranger, Bookrunner or the Administrative Agent, and the Fee Letter (with respect to such expenses, for which invoices have been presented at least three Business Days prior to the Effective Date).
(viii)    In order to evidence a continuing valid, perfected first priority security interest in the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, each Loan Party shall have delivered to the Collateral Agent (subject to Section 5.14):
(A)    evidence satisfactory to the Collateral Agent of the compliance by each Loan Party of its obligations under the Security Agreement and the other Collateral Documents (including its obligations to execute and deliver UCC financing statements, Intellectual Property Security Agreements and originals of stock certificates in respect of Equity Interests (along with corresponding stock powers) and promissory notes in respect of pledged debt (along with allonges));
(B)    a completed Perfection Certificate dated the Effective Date and executed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted under Section 6.2 or have been, or substantially contemporaneously with the occurrence of the Effective Date will be, released; and
(C)    evidence that each Loan Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument in a proper form for filing, if applicable, reasonably required by the Collateral Agent.
(ix)    The Administrative Agent shall have received from the Borrower (i) the financial statements described in Section 3.4(a) and (ii) the Projections.
(x)    On the Effective Date, the Administrative Agent shall have received a Solvency Certificate in form, scope and substance reasonably satisfactory to the Administrative Agent, and demonstrating that Holdings is, individually and together with its Restricted Subsidiaries, and will be Solvent.
(xi)    Since December 31, 2020, no event, development or circumstance exists or has occurred that has had or would reasonably be expected to have a material adverse effect on the business, property, financial condition or results of operations of Holdings and its Restricted Subsidiaries, taken as a whole.
(xii)    (A) The Administrative Agent shall have received at least three Business Days prior to the Effective Date, to the extent reasonably requested by any of the Lenders at least ten Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act and the Beneficial Ownership Regulation and (B) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three Business Days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrowers at least ten Business Days prior to the Effective Date, a Beneficial Ownership Certification in relation to any Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (B) shall be deemed to be satisfied).
(xiii)    The Administrative Agent shall have received a certificate of the President, a Vice President or a Financial Officer of Holdings, dated the Effective Date, certifying compliance with the conditions set forth in the foregoing clauses (ii), (iii) and (xi) of this Section 4.1(a).
(b)    The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Without limiting the generality of the provisions of Article IX, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
Section 4.2     Each Credit Extension. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a Borrowing consisting solely of a conversion of Loans of one Type to another Type or a continuation of a ~~Eurodollar~~Term Benchmark Loan following the expiration of the applicable Interest Period), the obligation of each Issuing Bank to issue any Letter of Credit, or amend or extend the expiration date, or increase the face amount of any Letter of Credit, and the effectiveness of any Commitment Increase pursuant to Section 2.19 or any extension of the Maturity Date pursuant to Section 2.20 (each of the foregoing, a “Credit Extension”), is subject to the satisfaction of the following conditions:
(a)    The Administrative Agent shall have received a fully executed Borrowing Request or the Administrative Agent and the applicable Issuing Bank shall have received fully executed Issuance Notice and Application, as the case may be;
(b)    The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct in all respects) on and as of the date of such Credit Extension, except that (i) for purposes of this Section, the representations and warranties contained in Section 3.4(a) shall be deemed to refer, following the first delivery thereof, to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.1 and (ii) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in such manner as of such earlier date; and
(c)    At the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default shall have occurred and be continuing.
Each Credit Extension shall be deemed to constitute a representation and warranty by the Borrowers as to the matters specified in paragraphs (b) and (c) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS
Until the Termination Date, each Loan Party covenants and agrees with the Lenders that:
Section 5.1     Financial Statements; Other Information; Quarterly Conference Calls. The Borrowers will furnish to the Administrative Agent (for distribution to each Lender):
(a)    within 90 days after the end of such fiscal year of Holdings, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than a qualification related to the maturity of the Commitments and the Loans at the Maturity Date) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (it being understood that the delivery by Holdings of annual reports on Form 10-K of Holdings and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.1(a) to the extent such annual reports include the information specified herein and are delivered within the time period specified above);
(b)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being understood that the delivery by Holdings of quarterly reports on Form 10-Q of Holdings and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.1(b) to the extent such quarterly reports include the information specified herein and are delivered within the time period specified above);
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Holdings in substantially the form of Exhibit F attached hereto (i) certifying as to whether a Default or Event of Default has occurred and is continuing as of the date thereof and, if a Default or Event of Default has occurred and is continuing as of the date thereof, specifying the details thereof and any action taken or proposed to be taken with respect thereto (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.9 and (iii) if and to the extent that any change in GAAP that has occurred since the date of the audited financial statements referred to in Section 3.4 had an impact on such financial statements, specifying the effect of such change on the financial statements accompanying such certificate;
(d)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any Restricted Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be, in each case that is not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that such information shall be deemed to have been delivered on the date on which such information has been posted on Holdings’ website on the Internet at remitly.com (or any successor page) or at http://www.sec.gov;
(e)    promptly following any request in writing (including any electronic message) therefor, such other information regarding the operations, business affairs and financial condition of Holdings or any Restricted Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request;
(f)    Holdings will furnish to the Collateral Agent (i) any information regarding Collateral required pursuant to the Collateral Documents and (ii) each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 5.1(a), a certificate of its Responsible Officer certifying that, to its knowledge, all Uniform Commercial Code financing statements and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the documents delivered pursuant to clause to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents (except as noted therein with respect to any continuation statements to be filed within such period); and
(g)    if any Subsidiary has been designated as an Unrestricted Subsidiary, concurrently with each delivery of financial statements under clause (a) or (b) above, financial statements (in substantially the same form as the financial statements delivered pursuant to clauses (a) and (b) above) prepared on the basis of consolidating the accounts of Holdings and its Restricted Subsidiaries and treating any Unrestricted Subsidiaries as if they were not consolidated with Holdings and otherwise eliminating all accounts of Unrestricted Subsidiaries, together with an explanation of reconciliation adjustments in reasonable detail.
Prior to a Qualifying IPO, the Borrowers will either (as selected by Holdings in its discretion), (a) participate in a quarterly telephonic meeting with the Administrative Agent and the Lenders, such meeting to be held at such time (but, for the avoidance of doubt, not more often than once in a period of three consecutive months) during normal business hours as may reasonably be agreed to by the Borrowers and the Administrative Agent or (b) deliver a customary management discussion and analysis concurrently with the delivery of the financial statements for such fiscal quarter pursuant to Section 5.1(a) or (b), in each case which shall, among other things, convey to the Administrative Agent and the Lenders (i) an analysis of key business trends with respect to the Borrowers as of the end of and for the then most recently ended fiscal quarter and the then elapsed portion of the applicable fiscal year and (ii) in the case of the first such meeting held or management discussion and analysis delivered, as applicable, during any fiscal year, guidance (which shall be prepared on the basis of assumptions believed by the Borrowers to be reasonable) with respect to such key business trends for such fiscal year (and, in the case of each such subsequent meeting held or management discussion and analysis delivered, as applicable, during such fiscal year, an update with respect to such guidance).
Information required to be delivered pursuant to Section 5.1(a) or Section 5.1(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such information, or provides a link thereto on Holdings’ website on the Internet at remitly.com (or any successor page) or at http://www.sec.gov; or (ii) on which such information is posted on Holdings’ behalf on an Internet or intranet website, if any, to which the Lenders and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (x) to the extent the Administrative Agent or any Lender so requests, the Borrowers shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrowers shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to herein, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Section 5.2     Notices of Material Events.
The Borrowers will furnish to the Administrative Agent (for distribution to each Lender) prompt written notice of the following:
(a)    the occurrence of any Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Holdings or any Restricted Subsidiary thereof that would reasonably be expected to result in a Material Adverse Effect; and
(c)    any other development that becomes known to any officer of Holdings or any of its Restricted Subsidiaries that is not disclosed in reports filed by Holdings or any Restricted Subsidiary with the Securities and Exchange Commission that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrowers setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.3     Existence; Conduct of Business. Each Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that (i) the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.3 and (ii) none of the Borrowers or any of their Restricted Subsidiaries shall be required to preserve, renew or keep in full force and effect its rights, licenses, permits, privileges or franchises where failure to do so would not reasonably be expected to result in a Material Adverse Effect.
Section 5.4     Payment of Taxes. Each Borrower will, and will cause each of its Restricted Subsidiaries to, pay all Tax liabilities, including all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it that, if not paid, would reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, and all lawful claims other than Tax liabilities which, if unpaid, would become a Lien upon any properties of such Borrower or any of its Restricted Subsidiaries not otherwise permitted under Section 6.2, in both cases except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) to the extent required by GAAP, such Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
Section 5.5     Maintenance of Properties; Insurance.

(a)     Each Borrower will, and will cause each of its Restricted Subsidiaries to, (i) keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear and casualty events excepted, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) maintain insurance with financially sound and reputable insurance companies or through self-insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
(b)    With respect to each Mortgaged Real Estate Asset that is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, the applicable Loan Party will maintain, with financially sound and reputable insurance companies, such flood insurance as is required under applicable Flood Insurance Laws. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. All insurance policies or certificates (or certified copies thereof) with respect to such insurance shall be endorsed to the Administrative Agent’s reasonable satisfaction for the benefit of the Lenders (including, without limitation, by naming the Administrative Agent as loss payee or additional insured, as appropriate).
Section 5.6     Books and Records; Inspection Rights. Each Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which entries full, true and correct in all material respects are made and are sufficient to prepare financial statements in accordance with GAAP (other than as set forth in Schedule 3.4). Each Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (pursuant to the request made through the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that such Borrower or such Restricted Subsidiary shall be afforded the opportunity to participate in any discussions with such independent accountants), all at such reasonable times and as often as reasonably requested (but no more than once annually if no Event of Default exists). Notwithstanding anything to the contrary in this Section, none of the Borrowers or any of their Restricted Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable law or (iii) is subject to attorney, client or similar privilege or constitutes attorney work-product.
Section 5.7     ERISA-Related Information. The Borrowers shall supply to the Administrative Agent promptly after: (a) Holdings, any Restricted Subsidiary or any ERISA Affiliate files a Schedule SB (or such other schedule as contains actuarial information) to IRS Form 5500 in respect of a Plan with Unfunded Pension Liabilities, a copy of such IRS Form 5500 (including the Schedule SB); (b) Holdings, any Restricted Subsidiary or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a certificate of a Financial Officer of the Borrowers describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by Holdings, such Restricted Subsidiary, or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; (c) becoming aware that there has been (i) a material increase in Unfunded Pension Liabilities (taking into account only Pension Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable; (ii) the existence of potential withdrawal liability under Section 4201 of ERISA, if Holdings, any Restricted Subsidiary and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans, (iii) the adoption of, or the commencement of contributions to, any Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA by Holdings, any Restricted Subsidiary or any ERISA Affiliate, or (iv) the adoption of any amendment to a Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which results in a material increase in contribution obligations of Holdings, any Restricted Subsidiary or any ERISA Affiliate, a detailed written description thereof from a Financial Officer of the Borrowers; and (d) the Effective Date, Holdings, any Restricted Subsidiary or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a Pension Plan or Multiemployer Plan to which Holdings, any Restricted Subsidiary or any ERISA Affiliate did not maintain or contribute to prior to the Effective Date, a written description evidencing that each such plan or Multiemployer Plan is in compliance in form and operation with its terms and with ERISA and the Code.
Section 5.8     Compliance with Laws and Agreements. Each Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Each Borrower will maintain in effect and enforce policies and procedures designed to promote compliance by such Borrower, its Restricted Subsidiaries and its and their respective directors, officers, employees and agents of the foregoing with Anti-Corruption Laws and applicable Sanctions.
Section 5.9     Use of Proceeds. The proceeds of the Loans will be used only for working capital and general corporate purposes, including for stock repurchases under stock repurchase programs approved by the Borrowers, Acquisitions and dividends. The Letters of Credit and the proceeds thereof will be used only for working capital and general corporate purposes. No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrowers will not request any Credit Extension, and the Borrowers shall not use, and shall procure that their Restricted Subsidiaries and their or their Restricted Subsidiaries’ respective directors, officers, employees and agents shall not use, the proceeds of any Credit Extension, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 5.10     Additional Guarantors; Material IP Subsidiaries. Subject to Section 10.17: (a) In the event that any Person becomes a Material Domestic Subsidiary (other than an Excluded Subsidiary), the Borrowers shall (i) in the case of an Unrestricted Subsidiary becoming a Material Domestic Subsidiary (other than an Excluded Subsidiary), substantially concurrently with the redesignation or deemed redesignation thereof as a Restricted Subsidiary pursuant to Section 5.12 or (ii) otherwise, not later than 30 days thereafter (or such longer period of time as the Collateral Agent may agree in its sole discretion) (A) cause such Material Domestic Subsidiary (other than any Excluded Subsidiary) to become (x) a Guarantor hereunder by executing and delivering to the Administrative Agent a Counterpart Agreement and (y) a Grantor under the Security Agreement by executing and delivering to the Collateral Agent the joinder agreement required thereunder, and (B) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by the Collateral Agent or required by the Loan Documents.

(b)    In the event that any Person becomes a Material IP Subsidiary (through acquisition or otherwise), and the Equity Interests of such Material IP Subsidiary are owned by any Loan Party, such Loan Party shall, within 30 days thereafter (or such longer period of time as the Collateral Agent may agree in its sole discretion), take all of the actions referred to in the Security Agreement necessary to grant a perfected security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, under the Security Agreement in the Equity Interests of such Material IP Subsidiary (except to the extent constituting Excluded Assets (as defined in the Security Agreement)).
(c)    With respect to each Material Domestic Subsidiary (other than an Excluded Subsidiary) referred to in clause (a) above, the Borrowers shall promptly after delivering the financial statements pursuant to Sections 5.1(a) or (b), as the case may be, send to the Administrative Agent written notice setting forth (i) the date on which such Person became a Material Domestic Subsidiary (other than an Excluded Subsidiary) and (ii) all of the data required to be set forth in Schedule 3.12; and such written notice shall be deemed to supplement Schedule 3.12 for all purposes hereof. If requested by the Administrative Agent, the Administrative Agent shall receive an opinion of counsel for the Borrowers in form and substance reasonably satisfactory to the Administrative Agent in respect of such customary matters as may be reasonably requested by the Administrative Agent relating to any Counterpart Agreement or joinder agreement delivered pursuant to this Section, dated as of the date of such agreement.
Section 5.11     Further Assurances. Subject to Section 10.17, each Loan Party shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are (i) guaranteed by the Guarantors and (ii) are secured by the Collateral.
Section 5.12     Designation of Restricted and Unrestricted Subsidiaries.
(a)    The Board of Directors may designate any Subsidiary, including a newly acquired or created Subsidiary, other than a Material IP Subsidiary, to be an Unrestricted Subsidiary if it meets the following qualifications:
(i)    such Subsidiary does not own any Equity Interest of any Borrower or any Restricted Subsidiary or a Material IP Subsidiary or any Material IP;
(ii)    the Borrowers would be permitted to make an Investment at the time of the designation in an amount equal to the aggregate fair market value (as determined by the Borrowers in good faith) of all Investments of the Borrowers or its Restricted Subsidiaries in such Subsidiary (valued at the Borrowers’ and the Restricted Subsidiaries’ proportional share of the fair market value (as determined by the Borrowers in good faith) of such Subsidiary’s assets less liabilities);
(iii)    any Guarantee or other credit support thereof by any Borrower or any Restricted Subsidiary is permitted under Section 6.1 or Section 6.7;
(iv)    No Borrower nor any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of such Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results except to the extent permitted by Section 6.1 or Section 6.7;
(v)    immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing or would result from such designation; and

(vi)    no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” or a “guarantor” (or any similar designation) for any other Indebtedness of any Borrower or a Restricted Subsidiary.
Once so designated, the Subsidiary will remain an Unrestricted Subsidiary, subject to subsection (b).
(b)    (i) A Subsidiary previously designated as an Unrestricted Subsidiary which fails to meet the qualifications set forth in subsections (a)(i), (a)(iii), (a)(iv) or (a)(vi) of Section 5.12 will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in subsection (d) of Section 5.12. (ii) The Board of Directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if no Event of Default exists at the time of the designation and the designation would not cause an Event of Default.
(c)    Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,
(i)    all existing Investments of the Borrowers and the Restricted Subsidiaries therein (valued at the Borrowers’ and the Restricted Subsidiaries’ proportional share of the fair market value of its assets less liabilities) will be deemed made at that time;
(ii)    all existing Equity Interests or Indebtedness of a Borrower or a Restricted Subsidiary held by it will be deemed issued or incurred, as applicable, at that time, and all Liens on property of a Borrower or a Restricted Subsidiary securing its obligations will be deemed incurred at that time;
(iii)    all existing transactions between it and any Borrower or any Restricted Subsidiary will be deemed entered into at that time;
(iv)    it will be released at that time from its Guaranty and its obligations under the Security Agreement and all related Liens on its property will be released at that time; and
(v)    it will cease to be subject to the provisions of this Agreement as a Restricted Subsidiary.
(d)    Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary pursuant to Section 5.12(b),
(i)    all of its Indebtedness and Liens will be deemed incurred at that time for purposes of Section 6.1 and Section 6.2, as applicable;
(ii)    all Investments therein previously charged under Section 6.7 will be credited thereunder;
(iii)    if it is a Material Domestic Subsidiary, it shall be required to become a Guarantor pursuant to Section 5.10; and
(iv)    it will be subject to the provisions of this Agreement as a Restricted Subsidiary.
(e)    Any designation by the Board of Directors of a Subsidiary as an Unrestricted Subsidiary after the Effective Date will be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolutions of the Board of

Directors giving effect to the designation and a certificate of a Responsible Officer of the Borrowers certifying that the designation complied with the foregoing provisions.
Section 5.13     After Acquired Material Real Estate Assets. If subsequent to the Effective Date, a Loan Party (including a Person that becomes a Guarantor pursuant to Section 5.11) shall acquire any Material Real Estate Assets, the Borrower shall promptly (and in any event within 10 Business Days), after acquiring knowledge of the same, notify Administrative Agent of same. Each Loan Party shall take action at its own expense as reasonably requested by the Administrative Agent, including without limitation, within 90 days of the acquisition thereof or within 90 days from the date that such Person becomes a Guarantor, as applicable (or such later date as the Administrative Agent may agree), causing Section 5.5(b) to be satisfied with respect to such Material Real Estate Asset and causing to be delivered to the Administrative Agent:
(a)    a Mortgage encumbering each Mortgaged Real Estate Asset in favor of the Administrative Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Real Estate Asset, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Real Estate Asset is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable requirements of law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Administrative Agent;
(b)    With respect to each Mortgage, (a) a policy of title insurance (or marked up unconditional title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Real Estate Asset and fixtures described therein, subject to Permitted Encumbrances, in the amount not less than the Fair Market Value of such Mortgaged Real Estate Asset and fixtures (but in no event more than, the consideration paid by the purchaser of the Mortgaged Real Estate Asset), which policy (or such marked up unconditional title insurance commitment) (each, a “Title Policy”) shall (w) be issued by the Title Company, (x) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Administrative Agent, (y) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Administrative Agent) as shall be reasonably requested by the Administrative Agent (including, but not limited to, endorsements on matters relating to usury, first loss, zoning, doing business, public road access, survey, contiguity, policy authentication, variable rate, environmental lien, subdivision, policy aggregation, mortgage recording tax, street address, separate tax lot, revolving credit, and so-called comprehensive coverage over covenants and restrictions, to the extent applicable and available ), and (z) contain no exceptions to title other than Liens permitted under Section 6.2; (b) evidence reasonably acceptable to the Administrative Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies; and (c) such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policies and endorsements; it being understood that if a mortgage tax will be owed on the entire amount of the Indebtedness evidenced hereby, the Administrative Agent will cooperate with the Borrower or the other applicable Loan Party in order to minimize the amount of mortgage tax payable in connection with such Mortgage as permitted by, and in accordance with, applicable law including, to the extent permitted by applicable law, limiting the amount secured by such Mortgage to the fair market value of the respective Mortgaged Real Estate Asset at the time such Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value;
(c)    A survey of the applicable Mortgaged Real Estate Asset for which all necessary fees (where applicable) have been paid (a) prepared by a surveyor reasonably acceptable to the Administrative Agent, (b) dated or re-certificated not earlier than three months prior to the date of such delivery or such other date as may be reasonably satisfactory to the Administrative Agent in its sole discretion, (c) for Mortgaged Real Estate Asset situated in the United States, certified to the Administrative Agent, the Collateral Agent and the Title Company, which certification shall be reasonably acceptable to the Collateral Agent and (d) complying with current “Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys,” jointly established and adopted by American Land Title Association, and the National Society of Professional Surveyors (except for such deviations as are acceptable to the Collateral Agent) (a “Survey”) provided, however, that a Survey shall not be required to the extent that (x) an existing survey together with an “affidavit of no change” satisfactory to the Title Company is delivered to the Administrative Agent and the Title Company and (y) the Title Company excludes the standard survey exception and provides customary survey related endorsements and other coverages in the applicable Title Policy (including, but not limited to public road access, survey, contiguity and so-called comprehensive coverage);
(d)    Favorable written opinions, addressed to the Administrative Agent and the Secured Parties, of local counsel to the Loan Parties in each jurisdiction (i) where a Mortgaged Real Estate Asset is located and (ii) where the applicable Loan Party granting the Mortgage on said Mortgaged Real Estate Asset is organized, regarding the due authority, execution, delivery, perfection and enforceability of each such Mortgage, the corporate formation, existence and good standing of the applicable Loan Party, and such other matters as may be reasonably requested by the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent; and
(e)    Such other documents the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent.
Section 5.14     Post-Closing Matters. Within the applicable time period set forth in Schedule 5.14 (or such later dates as the Administrative Agent may agree in its sole discretion), furnish to the Administrative Agent each document required pursuant to Schedule 5.14.

ARTICLE VI

NEGATIVE COVENANTS
Until the Termination Date, each Loan Party covenants and agrees with the Lenders that:
Section 6.1     Indebtedness. No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, incur or assume, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
(a)    the Obligations;

(b)    (x) Indebtedness of Holdings or its Restricted Subsidiaries with respect to Capital Lease Obligations, sale-lease back transactions and purchase money Indebtedness in an aggregate principal amount not to exceed the greater of (i) $35,000,000 at any time outstanding and (ii) 10% of Consolidated Total Assets as of the last day of the most recently ended fiscal quarter for which financial statements have been or are required to be delivered pursuant to Section 5.1(a) or (b); provided that any such Indebtedness shall be secured only by the asset (including all accessions, attachments, improvements and the proceeds thereof) acquired, constructed or improved in connection with the incurrence of such Indebtedness and (y) any Permitted Refinancing Indebtedness in respect thereof;
(c)    (x) Indebtedness (including, for the avoidance of doubt, Permitted Convertible Indebtedness) of Loan Parties in an aggregate outstanding principal amount not to exceed the greater of (i) (A) prior to the consummation of a Qualifying IPO, $100,000,000 at any time outstanding and (B) upon and after the consummation of a Qualifying IPO, $500,000,000 at any time outstanding and (ii) such greater amount as shall not result, at the time of incurrence of such Indebtedness, in the Consolidated Leverage Ratio exceeding 3.00 to 1.00 (to be calculated after giving pro forma effect to the incurrence of such Indebtedness and the use of proceeds thereof (but, for the avoidance of doubt, without netting any cash proceeds thereof), as of the last day of the most recently ended four fiscal quarter period for which financial statements have been or are required to be delivered pursuant to Section 5.1(a) or (b)); provided that such Indebtedness (1) is unsecured, (2) matures after, and does not require any scheduled amortization or other scheduled payments of principal (other than nominal amortization not to exceed 1% per annum of the original outstanding principal amount of such Indebtedness) prior to, the date that is 181 days after the Maturity Date (or in the case of any Permitted Convertible Indebtedness, a final maturity date that is after the Maturity Date) (it being understood that any customary required repurchase or redemption at the option of the holder upon a fundamental change (or equivalent term thereunder), asset sale or casualty event in accordance with the terms of such Indebtedness shall not be considered “scheduled” for purposes of this Agreement) and (3) is not incurred or guaranteed by any Subsidiary that is not a Loan Party; provided further that, in each case, (x) both immediately prior to and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall exist or result there from and (y) Holdings delivers a certificate of a Responsible Officer to the Administrative Agent demonstrating compliance with the terms of this Section 6.1(c) and (y) any Permitted Refinancing Indebtedness in respect thereof;
(d)    Indebtedness of any Restricted Subsidiary to any Borrower or to any other Restricted Subsidiary, or of any Borrower to any Restricted Subsidiary; provided that (i) all such Indebtedness owing by a Loan Party to any Restricted Subsidiary that is not a Guarantor shall be unsecured and subordinated in right of payment to the payment in full of the Obligations and (ii) any such Indebtedness of any Restricted Subsidiary that is not a Guarantor owing to any Loan Party shall be subject to the limitations set forth in Section 6.7(d);
(e)    Indebtedness which may be deemed to exist pursuant to any Guarantees, performance, statutory or similar obligations (including in connection with workers’ compensation) or obligations in respect of letters of credit, surety bonds, bank guarantees or similar instruments related thereto incurred in the ordinary course of business, or pursuant to any appeal obligation, appeal bond or letter of credit in respect of judgments that do not constitute an Event of Default under clause (k) of Article VIII;
(f)    Indebtedness incurred in connection with Cash Management Services in the ordinary course of business, including treasury, overnight and daylight overdraft facilities, depository, credit or debit card or purchase cards;

(g)    Guarantees by any Borrower of Indebtedness of a Restricted Subsidiary or Guarantees by a Restricted Subsidiary of Indebtedness of any Borrower or another Restricted Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided that (i) if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the Guarantee shall also be unsecured and/or subordinated to the Obligations and (ii) in the case of Guarantees by a Loan Party of the obligations of a Restricted Subsidiary that is not a Guarantor, such Guarantees shall be permitted by Section 6.7(d);
(h)    (x) Indebtedness existing on the Effective Date and described in Schedule 6.1 and (y) any Permitted Refinancing Indebtedness in respect thereof;
(i)    Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Restricted Subsidiary, or to hedge currency exposure or to hedge energy costs or exposure, which, in any case, are not entered into for speculative purposes;
(j)    (x) Indebtedness of a Person (other than a Borrower or a Subsidiary) existing at the time such Person is merged with or into a Subsidiary of Holdings or becomes a Subsidiary of Holdings; provided that (i) such Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition, (ii) such merger or acquisition constitutes a Permitted Acquisition, (iii) with respect to any such Person who becomes a Subsidiary, (A) such Subsidiary is the only obligor in respect of such Indebtedness, and (B) to the extent such Indebtedness is permitted to be secured hereunder, only the assets of such Subsidiary secure such Indebtedness, and (iv) the aggregate principal amount of such Indebtedness shall not exceed $100,000,000 at any time outstanding and (y) any Permitted Refinancing Indebtedness in respect thereof;
(k)    letters of credit (other than Letters of Credit hereunder), bank guarantees or other similar arrangements that are issued to secure obligations under leases, or are otherwise issued in the ordinary course of business;
(l)    (x) Indebtedness incurred in connection with any Post Funding Line of Credit not to exceed the greater of $50,000,000 and 15% of Consolidated Total Assets as of the last day of the most recently ended fiscal quarter for which financial statements have been or are required to be delivered pursuant to Section 5.1(a) or (b) at any one time outstanding and (y) any Permitted Refinancing Indebtedness in respect thereof;
(m)    Indebtedness of any Foreign Subsidiary in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding;
(n)    Indebtedness in respect of bid, performance, surety bonds or completion bonds issued for the account of Holdings or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of Holdings or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance, surety or completion obligations;
(o)    Indebtedness representing deferred compensation of Holdings or any Restricted Subsidiary incurred in the ordinary course of business;
(p)    Indebtedness in the form of purchase price adjustments, earn-outs, deferred compensation, or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisition or other Investment permitted by Section 6.7;

(q)    Indebtedness supported by a letter of credit, bank guarantee or similar instrument permitted by this Section 6.1, in principal amount not in excess of the stated amount of such letter of credit, bank guarantee or similar instrument;
(r)    Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(s)    any guarantee by Holdings or any of its Restricted Subsidiaries, in the ordinary course of business, of obligations of suppliers, customers, franchisees and licensees of Holdings or any of its Restricted Subsidiaries;
(t)    Indebtedness consisting of the financing of insurance premiums;
(u)    (x) Other Permitted Debt in an aggregate principal amount not to exceed at the time of incurrence the Incremental Amount available at such time (which, for the avoidance of doubt, shall count as a usage of the Incremental Amount for purposes of Section 2.19); provided that no Default or Event of Default shall have occurred and be continuing after giving effect thereto and (y) any Permitted Refinancing Indebtedness in respect thereof; and
(v)    (x) other Indebtedness in an aggregate outstanding principal amount not to exceed (as of the date such Indebtedness is incurred) the greater of (i) $25,000,000 and (ii) 10% of Consolidated Adjusted EBITDA as of the last day of the most recently ended four fiscal quarter period for which financial statements have been or are required to be delivered pursuant to Section 5.1(a) or (b) and (y) any Permitted Refinancing Indebtedness in respect thereof.
For purposes of determining compliance with this Section 6.1, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (v) but may be permitted in part under any relevant combination thereof (and subject to compliance, where relevant, with Section 6.2) and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (v), Holdings may, in its sole discretion, classify or reclassify or divide such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.1 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided, that all Indebtedness outstanding under this Agreement shall at all times be deemed to have been incurred pursuant to clause (a) of this Section 6.1; provided, further, that all Indebtedness described in Schedule 6.1 shall be deemed outstanding under Section 6.1(h).
Section 6.2     Liens. No Loan Party shall, and shall not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:
(a)    Permitted Encumbrances;
(b)    any Lien on any property or asset of any Borrower or any Restricted Subsidiary existing on the Effective Date, excluding any Material Real Estate Asset, and set forth in Schedule 6.2 and any modifications, renewals and extensions thereof and any Lien granted as a replacement or substitute therefor; provided that (i) such Lien shall not apply to any other property or asset of any Borrower or any Restricted Subsidiary other than improvements thereon or proceeds thereof and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and any Permitted Refinancing Indebtedness in respect thereof;

(c)    any Lien existing on any property or asset prior to the acquisition thereof by any Borrower or any Restricted Subsidiary, existing on any property or asset of any Person that becomes a Restricted Subsidiary (other than pursuant to a redesignation or deemed redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary as provided in Section 5.12) after the Effective Date prior to the time such Person becomes a Restricted Subsidiary or securing any Indebtedness incurred pursuant to Section 6.1(j); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of any Borrower or any Restricted Subsidiary (other than accessions thereto and proceeds thereof so acquired or any after-acquired property of such person becoming a Restricted Subsidiary (but not of any Borrower or any other Loan Party, including any Loan Party into which such acquired entity is merged) required to be subjected to such Lien pursuant to the terms of such Indebtedness (and refinancings thereof)) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and any Permitted Refinancing Indebtedness in respect thereof;
(d)    Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness that is permitted by Section 6.1(b), (ii) such Liens and the Indebtedness secured thereby are initially incurred prior to or within 180 days after the acquisition or the completion of the construction or improvement of such fixed or capital assets, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and customary related expenses, and (iv) such Liens shall not apply to any other property or assets of any Borrower or any Restricted Subsidiary other than additions, accessions, parts, attachments or improvements on or proceeds of such fixed or capital assets; provided that clause (ii) shall not apply to any refinancing, extension, renewal or replacement thereof;
(e)    licenses, sublicenses, leases or subleases granted to others in the ordinary course of business not interfering in any material respect with the business of Holdings and its Restricted Subsidiaries, taken as a whole;
(f)    the interest and title of a lessor under any lease, license, sublease or sublicense entered into by any Borrower or any Restricted Subsidiary in the ordinary course of its business and other statutory and common law landlords’ Liens under leases;
(g)    in connection with the sale or transfer of any assets in a transaction not prohibited hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;
(h)    in the case of any Joint Venture, any put and call arrangements related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;
(i)    Liens securing Indebtedness to finance insurance premiums owing in the ordinary course of business to the extent such financing is not prohibited hereunder;
(j)    Liens on earnest money deposits of cash or cash equivalents made in connection with any Acquisition not prohibited hereunder;
(k)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents or other securities on deposit in one or more accounts maintained by any Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks, securities intermediaries or other depository institutions with which such accounts are maintained, securing amounts owing to institutions with respect to cash management operating account arrangements and similar arrangements;
(l)    Liens in the nature of the right of setoff in favor of counterparties to contractual agreements not otherwise prohibited hereunder with any Borrower or any of its Restricted Subsidiaries in the ordinary course of business;
(m)    Liens securing Indebtedness permitted by Section 6.1(m); provided that such Liens shall extend only to the assets of the Foreign Subsidiary that incurred such Indebtedness and any Foreign Subsidiary that Guarantees such Indebtedness in accordance with Section 6.1(m) and Section 6.7;
(n)    Liens securing the Obligations pursuant to any Loan Document;
(o)    Liens on cash or cash equivalents in an aggregate amount not to exceed $10,000,000 securing obligations in respect of (i) the Group Members’ processing accounts maintained with Wells Fargo Bank, National Association, Stripe, Inc. and other payment processors identified in writing to the Administrative Agent and (ii) transfer and foreign currency exchange accounts;
(p)    Liens securing assets of the Group Members to secure Indebtedness described in Section 6.1(l);
(q)    (i) non-exclusive licenses or other uses of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business; and (ii) licenses of patents, trademarks, copyrights, and other Intellectual Property rights customary for companies of similar size and in the same industry as the Borrowers which would not result in a legal transfer of title of such licensed Intellectual Property, but that may be exclusive;
(r)    Liens securing Other Permitted Debt that are pari passu with or junior to the Liens securing the Obligations and subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;
(s)    Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;
(t)    Liens encumbering deposits made to secure obligations arising from common law, statutory, regulatory, contractual or warranty requirements of Holdings or any Restricted Subsidiary, including rights of offset and setoff;
(u)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and Liens in the ordinary course of business in favor of issuers of performance and surety bonds or bid bonds or with respect to health, safety and environmental regulations (other than for borrowed money) or letters of credit or bank guarantees issued to support such bonds or requirements pursuant to the request of and for the account of such Person in the ordinary course of business;
(v)    Interests of vendors in inventory arising out of such inventory being subject to a “sale or return” arrangement with such vendor or any consignment by any third party of any inventory;
(w)    Liens arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to Holdings and its Restricted Subsidiaries in the ordinary course of trading and on the supplier’s standard or usual terms;
(x)    other Liens securing obligations in an aggregate amount not to exceed the greater of $15,000,000.
Notwithstanding the foregoing, no Group Member shall permit any Lien on any of its Material IP securing any Indebtedness for borrowed money other than Liens described in Sections 6.2(c), (m), (n), (r) and (x).
For purposes of determining compliance with this Section 6.2, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in Sections 6.2(a) through (x) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in Sections 6.2(a) through (x), the Borrower may, in its sole discretion, divide, classify or reclassify such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.2 and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses and such Lien securing such item of Indebtedness (or portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided, that all Liens securing the Obligations pursuant to any Loan Document shall at all times be deemed to have been incurred pursuant to clause (n) of this Section 6.2; provided, further, that all Liens described in Schedule 6.2 shall be deemed outstanding under Section 6.2(b).
Section 6.3     Fundamental Changes; Assets Sales; Changes in Business. (a) The Loan Parties will not, and will not permit any Restricted Subsidiary to, (x) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, (y) sell, transfer, lease, enter into any sale-leaseback transactions with respect to, or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of Holdings and its Restricted Subsidiaries, taken as a whole, or (z) liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing:
(i)    any Subsidiary or any other Person may merge into or consolidate with any Borrower in a transaction in which the surviving entity is (x) such Borrower or (y) a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, which corporation shall expressly assume, by a written instrument in form and substance reasonably satisfactory to the Administrative Agent, all the obligations of such Borrower under the Loan Documents, provided that, in the case of clause (y), such Person assuming all obligations of such Borrower shall have delivered to the Administrative Agent (A) all “know your customer” and similar information required under anti-money laundering rules and regulations that has been requested by the Administrative Agent or any Lender and a Beneficial Ownership Certification and (B) if requested by the Administrative Agent, an opinion of counsel to such Person to the effect that such merger or consolidation does not violate this Agreement or any other Loan Document;
(ii)    any Person (other than any Borrower) may merge into or consolidate with any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary (provided that any such merger or consolidation involving a Guarantor must result in a Guarantor as the surviving entity);

(iii)    any Loan Party may sell, transfer, lease or otherwise dispose of its assets to any other Loan Party;
(iv)    in connection with any Acquisition, any Restricted Subsidiary may merge into or with, or consolidate with any other Person, and any other Person may merge into such Restricted Subsidiary, so long as the Person surviving such merger or consolidation shall be a Restricted Subsidiary (provided that any such merger or consolidation involving a Guarantor must result in a Guarantor as the surviving entity);
(v)    any Restricted Subsidiary may merge into or consolidate with any other Person in a transaction in which such Restricted Subsidiary ceases to be a direct or indirect Subsidiary of Holdings if such transaction is excluded from the definition of “Asset Sale”; and
(vi)    any Restricted Subsidiary may liquidate or dissolve if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders.
(b)    Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Sale.
(c)    Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by Holdings and its Restricted Subsidiaries on the Effective Date and businesses reasonably related, ancillary or complementary thereto (or a reasonable extension of the foregoing businesses).
Section 6.4     Restricted Payments. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment except:
(a)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Restricted Payments in an aggregate amount with respect to all Restricted Payments made pursuant to this clause (a) not to exceed (i) prior to the consummation of a Qualifying IPO, $10,000,000 during any fiscal year and (ii) upon and after the consummation of a Qualifying IPO, 6% of Total Market Cap at the time such Restricted Payment is made;
(b)    any Restricted Subsidiary of Holdings may declare and pay dividends or make other Restricted Payments ratably to (i) its equity holders, (ii) any Borrower or (iii) any Guarantor;
(c)    Holdings may make Restricted Payments to redeem in whole or in part any of its Equity Interest (including Disqualified Equity Interests) for another class of its Equity Interests or rights to acquire its Equity Interests (other than, in each case, Disqualified Equity Interests) or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests (other than Disqualified Equity Interests); provided that the only consideration paid for any such redemption is Equity Interests of Holdings or the proceeds of any substantially concurrent equity contribution or issuance of Equity Interest (other than, in each case, Disqualified Equity Interests);
(d)    each Loan Party may purchase common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee; provided that the aggregate amount of payments made under this clause (d) shall not exceed $5,000,000 in any fiscal year;
(e)    Holdings may declare and make dividends payable solely in additional shares of Holdings’ Qualified Equity Interests and may exchange Equity Interests for its Qualified Equity Interests;
(f)    upon and after the consummation of a Qualifying IPO, Holdings may make any Restricted Payment that has been declared by Holdings, so long as (A) such Restricted Payment would be otherwise permitted under clause (a) of this Section 6.4 at the time so declared and (B) such Restricted Payment is made within 60 days of such declaration;
(g)    Holdings may repurchase Equity Interests pursuant to any accelerated stock repurchase or similar agreement; provided that payments made by Holdings with respect to such accelerated stock repurchase or similar agreement would be otherwise permitted under clause (a) of this Section 6.4 at the time such agreement is entered into as if it were a Restricted Payment made by Holdings at such time;
(h)    Holdings may repurchase Equity Interests or rights in respect thereof granted to directors, officers, employees or other providers of services to Holdings and the Subsidiaries at the original purchase price of such Equity Interests or rights in respect thereof pursuant to a right of repurchase set forth in equity compensation plans in connection with a cessation of service;
(i)    Holdings may (x) repurchase fractional shares of its Equity Interests arising out of stock dividends, splits or combinations, business combinations or conversions of convertible securities or exercises of warrants or options or (y) “net exercise” or “net share settle” warrants or options;
(j)    the receipt or acceptance by any Borrower or any Subsidiary of the return of Equity Interests issued by any Borrower or any Subsidiary to the seller of a Person, business or division as consideration for the purchase of such Person, business or division, which return is in settlement of indemnification claims owed by such seller in connection with such acquisition; and
(k)    upon and after the consummation of a Qualifying IPO, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Holdings may purchase, redeem or otherwise acquire its Equity Interests for aggregate consideration not in excess of $25,000,000 in any fiscal year.
Section 6.5     Restrictive Agreements. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of an Loan Party to create, incur or permit to exist any Lien upon any Collateral to secure the Obligations, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any Borrower or any other Restricted Subsidiary or of any Restricted Subsidiary to Guarantee Indebtedness of any Borrower or any other Restricted Subsidiary under the Loan Documents; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Effective Date identified on Schedule 6.5 (and shall apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restrictions or conditions taken as a whole), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted

Subsidiary or assets of any Borrower or any Restricted Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Restricted Subsidiary or assets to be sold and such sale is not prohibited hereunder, (iv) the foregoing shall not apply to any agreement or restriction or condition in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary, (v) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures, (vi) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vii) the foregoing shall not apply to customary provisions in leases, licenses, sub-leases and sub-licenses and other contracts restricting the assignment thereof or restricting the grant of Liens in such lease, license, sub-lease, sub-license or other contract, (viii) the foregoing shall not apply to restrictions or conditions set forth in any agreement governing Indebtedness not prohibited by Section 6.1; provided that such restrictions and conditions are customary for such Indebtedness as determined in the good faith judgment of Holdings, (ix) the foregoing shall not apply to restrictions on cash or other deposits (including escrowed funds) imposed under contracts entered into in the ordinary course of business, (x) the foregoing shall not apply to restrictions existing under or by reason of applicable law, regulation or order, (xi) the foregoing shall not apply to restrictions on cash or other deposits or net worth imposed by suppliers, customers or landlords under contracts entered into in the ordinary course of business, (xii) the foregoing shall not apply to any restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, agreements, instruments or obligations referred to in this Section 6.5; provided that, as determined by Holdings in good faith, such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such restrictions than those prior to such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings and (xiii) clause (b) of the foregoing shall not apply to any other instrument or agreement entered into after the Effective Date that contains encumbrances and restrictions that, as determined by Holdings in good faith, will not materially adversely affect the Borrowers’ ability to make payments on the Loans.
Section 6.6     Transactions with Affiliates. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than between or among any Loan Party and its Restricted Subsidiaries and not involving any other Affiliate except as otherwise permitted hereunder), except (a) on terms and conditions not less favorable to such Loan Party or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties as determined in good faith by the independent directors of the Board of Directors, (b) payment of customary directors’ fees, customary out-of-pocket expense reimbursement, indemnities (including the provision of directors and officers insurance) and compensation and benefit arrangements for members of the board of directors, officers or other employees of Holdings or any of its Restricted Subsidiaries, (c) any transaction involving amounts less than $500,000 individually or $5,000,000 in the aggregate in any fiscal year, (d) any Restricted Payment permitted by Section 6.4 or Investment permitted by Section 6.7, (e) (i) any agreement or arrangement in effect on the Effective Date and, to the extent involving aggregate consideration for all such agreements or arrangements collectively in excess of $5,000,000, set forth in Schedule 6.6, (ii) any amendment or replacement thereof that is not more disadvantageous to the Lenders in any material respect than the agreement or arrangement in effect on the Effective Date, as determined in good faith by Holdings or (iii) any transaction pursuant to any agreement or arrangement described in the foregoing clause (i) or (ii) of this clause (e), (f) any transaction with a Joint Venture or similar entity which would be subject to this Section 6.6 solely because a Loan Party or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Joint Venture or similar entity, (g) any transaction entered into by a Person prior to the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into a Loan Party or a Restricted Subsidiary, (h) any transaction with an Affiliate where the only consideration paid by any Loan Party or Restricted Subsidiary is Qualified Equity Interests, (i) the issuance or sale of any Qualified Equity Interests.
Section 6.7     Investments. No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:
(a)    Investments in cash and Cash Equivalents and Investments that were in Cash Equivalents when made;
(b)    Investments owned as of the Effective Date in any Restricted Subsidiary and Investments made after the Effective Date in any Borrower and any wholly owned Restricted Subsidiary which is a Loan Party;
(c)    Investments in Unrestricted Subsidiaries and Joint Ventures; provided that such Investments (including through intercompany loans) shall not exceed at any time an aggregate amount equal to $50,000,000;
(d)    intercompany loans in accordance with Section 6.1(d) to, and other Investments in, Restricted Subsidiaries which are not Guarantors; provided that the aggregate amount of all such Investments (including through such intercompany loans and any Acquisition) shall not exceed, at the time any such Investment is made, $100,000,000;
(e)    loans and advances to employees of Holdings and its Restricted Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $3,000,000;
(f)    Investments described in Schedule 6.7;
(g)    Swap Agreements (including the purchase of any Permitted Call Spread Transaction by Holdings and the performance of its obligations thereunder) which constitute Investments;
(h)    trade receivables in the ordinary course of business;
(i)    guarantees to insurers required in connection with worker’s compensation and other insurance coverage arranged in the ordinary course of business;
(j)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(k)    intercompany Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party;
(l)    lease, utility and other similar deposits in the ordinary course of business;
(m)    Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Restricted Subsidiary;

(n)    purchases or other acquisitions by any Group Member of the Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary (including as a result of a merger or consolidation) or all or substantially all of the assets of, or assets constituting one or more business units of, any Person (each, a “Permitted Acquisition”); provided that, with respect to each such purchase or other acquisition:
(i)    the newly-created or acquired Restricted Subsidiary (or assets acquired in connection with such asset sale) shall be (x) in the same or a related line of business as that conducted by the Borrowers on the date hereof, or (y) in a business that is permitted by Section 6.3(c);
(ii)    all transactions related to such purchase or acquisition shall be consummated in all material respects in accordance with all applicable law;
(iii)    no Loan Party shall, as a result of or in connection with any such purchase or acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation or other matters) that, as of the date of such purchase or acquisition, would reasonably be expected to result in the existence or incurrence of a Material Adverse Effect, as determined by Holdings in good faith;
(iv)    the Borrower shall give the Administrative Agent written notice of any such purchase or acquisition at least ten (10) Business Days prior to the closing thereof;
(v)    the Borrower shall provide to the Administrative Agent as soon as available but in any event not later than five (5) Business Days after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to any such purchase or acquisition;
(vi)    any such newly-created or acquired Restricted Subsidiary, or the Loan Party that is the acquirer of assets in connection with an asset acquisition, shall comply with the requirements of Section 5.10;
(vii)    subject to Section 1.8, (x) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing and (y) immediately after giving effect to such purchase or other acquisition, Holdings and its Subsidiaries shall be in compliance with each of the covenants set forth in Section 6.9, based upon financial statements delivered to the Administrative Agent which give effect, on a pro forma basis, to such acquisition or other purchase;
(viii)    such purchase or acquisition shall not constitute an Unfriendly Acquisition;
(ix)    the aggregate amount of such Investments in assets that do not become owned by the Loan Parties or in Equity Interests of Persons that do not become Loan Parties shall not exceed $50,000,000; and
(x)    Holdings shall have delivered to the Administrative Agent, at least 5 Business Days prior to the date on which any such purchase or other acquisition is to be consummated (or such later date as is agreed by the Administrative Agent in its sole discretion), a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(o)    Investments consisting of (i) the Guaranteed Obligations and (ii) any Guarantee of obligations not prohibited by Section 6.1;
(p)    Guarantees of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by a Loan Party or Restricted Subsidiary in the ordinary course of business;
(q)    Investments arising out of the receipt by a Loan Party or a Restricted Subsidiary of noncash consideration for the sale of assets permitted under Section 6.3(b);
(r)    Investments to the extent that payment for such Investments is made with Qualified Equity Interests of the Borrower;
(s)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;
(t)    advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Subsidiary;
(u)    Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing or other similar arrangements with other persons in the ordinary course of business;
(v)    to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in each case in the ordinary course of business;
(w)    Investments by any Loan Party or Restricted Subsidiary, if a Restricted Payment in such amount would otherwise be permitted under Section 6.4(a) in such amount; provided that the amount of any such Investment shall be deemed to be a Restricted Payment under Section 6.4(a) and shall reduce the amount available under Section 6.4(a) for all purposes under this Agreement; and
(x)    other Investments not otherwise permitted hereunder; provided that the aggregate amount of all such Investments shall not exceed the greater of, at the time any such Investment is made, $35,000,000 and 10% of Consolidated Total Assets as of the last day of the most recently ended fiscal quarter for which financial statements have been or are required to be delivered pursuant to Section 5.1(a) or (b) in any fiscal year.
For purposes of covenant compliance with this Section 6.7, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.
For purposes of determining compliance with this Section 6.7, (A) an Investment need not be permitted solely by reference to one category of permitted Investments (or any portion thereof) described in Sections 6.7(a) through (x) but may be permitted in part under any relevant combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in Sections 6.7(a) through (x), the Borrowers may, in their sole discretion, divide, classify or reclassify such Investment (or any portion thereof) in any manner that complies with this Section 6.7 and will be entitled to only include the amount and type of such

Investment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such Investment (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof); provided, that all Investments described in Schedule 6.7 shall be deemed outstanding under Section 6.7(f). Any Investment in any person other than a Loan Party that is otherwise permitted by this Section 6.7 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above.
Section 6.8     Certain Restrictions. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, (a) no Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, sell, lease (as lessor or sublessor), enter into a sale and leaseback arrangement, exclusively license (as licensor or sublicensor), exchange, transfer or otherwise dispose of Specified Material IP to any Affiliate other than a Loan Party, or otherwise allow or cause any Specified Material IP to be owned by any Person other than a Loan Party or (b) with respect to Material IP other than Specified Material IP, no Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, sell, lease (as lessor or sublessor), enter into a sale and leaseback arrangement, exclusively license (as licensor or sublicensor), exchange, transfer or otherwise dispose of such Material IP to any Affiliate other than Holdings or any Restricted Subsidiary, or otherwise allow or cause any such Material IP to be owned by any Person other than Holdings or any Restricted Subsidiary, in each case except for (i) the non-exclusive licensing or other use of Patents, Trademarks, Copyrights, and other Intellectual Property rights in the ordinary course of business and (ii) licensing of Patents, Trademarks, Copyrights, and other Intellectual Property rights customary for companies of similar size and in the same industry as Borrower which would not result in a legal transfer of title of such licensed Intellectual Property, but that may be exclusive.
Section 6.9     Financial Covenants. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to:
(a)    Minimum Adjusted Quick Ratio. Permit the Adjusted Quick Ratio as of the last day of any fiscal quarter to be less than 1.50:1.00.
(b)    Minimum Consolidated Adjusted EBITDA. Prior to the consummation of a Qualifying IPO, permit Consolidated Adjusted EBITDA for any period of twelve consecutive trailing months set forth below to be less than the correlative amount specified below opposite such fiscal quarter:

Quarter Ending	Minimum Consolidated Adjusted
EBITDA
September 30, 2021	$(45,000,000)
December 31, 2021	$(55,000,000)
March 31, 2022	$(60,000,000)
June 30, 2022	$(70,000,000)
September 30, 2022	$(65,000,000)
December 31, 2022	$(55,000,000)
March 31, 2023	$(45,000,000)
June 30, 2023	$(35,000,000)
September 30, 2023	$(25,000,000)
December 31, 2023	$(15,000,000)
March 31, 2024	$(5,000,000)
June 30, 2024	$(4,000,000)
September 30, 2024	$0
December 31, 2024	$0
March 31, 2025	$2,500,000
June 30, 2025	$5,000,000
September 30, 2025	$7,500,000
December 31, 2025	$10,000,000
March 31, 2026	$15,000,000
June 30, 2026	$20,000,000

(c)    Minimum Liquidity. Upon and after the consummation of a Qualifying IPO, permit Liquidity as of the last day of any fiscal quarter to be less than $100,000,000 on a consolidated basis.
ARTICLE VII

GUARANTY
Section 7.1     Guaranty of the Obligations. Subject to Section 7.11, the Guarantors jointly and severally hereby irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”); provided that the Guaranteed Obligations of each Borrower in its capacity as a Guarantor shall exclude any Direct Borrower Obligations of such Borrower.
Section 7.2     Payment by Guarantors. The Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Borrower or any other Person to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, Guarantors will upon demand pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of the Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against any Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Beneficiaries as aforesaid.
Section 7.3     Liability of Guarantors Absolute. Subject to Section 10.17, each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(a)    this Guaranty is a guaranty of payment when due and not of collectability and this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
(b)    the Administrative Agent may enforce this Guaranty during the continuation of an Event of Default notwithstanding the existence of any dispute between any Borrower and any Beneficiary with respect to the existence of such Event of Default;
(c)    the obligations of each Guarantor hereunder are independent of the obligations of any Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of any Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any Borrower, any such other guarantor or any other Person and whether or not any Borrower, any such other guarantor or any other Person is joined in any such action or actions;
(d)    payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
(e)    any Beneficiary, upon such terms as it deems appropriate under the relevant Loan Document, Secured Swap Agreement or Secured Cash Management Services Agreement, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such

Beneficiary in its discretion may determine consistent herewith or any applicable Secured Swap Agreement or Secured Cash Management Services Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Loan Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents or any Secured Swap Agreement or Secured Cash Management Services Agreement; and
(f)    this Guaranty and the obligations of the Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than the occurrence of the Termination Date or release pursuant to Section 10.17), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, any Secured Swap Agreements, any Secured Cash Management Services Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any Secured Swap Agreements, any Secured Cash Management Services Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, such Secured Swap Agreement, such Secured Cash Management Services Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents, any Secured Swap Agreements or any Secured Cash Management Services Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) the change, reorganization or termination of the corporate structure or existence of any Borrower or any of its Restricted Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations, whether or not consented to by any Beneficiary; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which any Borrower or any other Person may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor in respect of its Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal or state law; provided, however, that this limitation shall not apply to any Borrower with respect to its Direct Borrower Obligations.
Section 7.4     Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of the Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (1) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (2) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (3) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of any Loan Party or any other Person, or (4) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto, and (v) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Secured Swap Agreements, the Secured Cash Management Services Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 7.3 and any right to consent to any thereof; and (f) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof, in each case other than the indefeasible payment in full of the Guaranteed Obligations.
Section 7.5     Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been made and Obligations under or in respect of Secured Swap Agreements or Secured Cash Management Services) and the Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including, (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the Guaranteed Obligations, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Borrower, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Termination Date shall have occurred, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made and Obligations under or in respect of Secured Swap Agreements or Secured Cash Management Services) shall not have been paid in full, such amount shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof. Notwithstanding the foregoing, to the extent that any Guarantor’s right to indemnification or contribution arises from a payment or sale of Collateral made to satisfy Obligations constituting Swap Obligations, only those Loan Parties for whom such Swap Obligations do not constitute Excluded Swap Obligations shall indemnify and/or contribute to such Guarantor with respect to such Swap Obligations and the amount of any indemnity or contribution shall be adjusted accordingly.
Section 7.6     Subrogation of Other Obligations. Any Indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
Section 7.7     Continuing Guaranty. Subject to Section 10.17, this Guaranty is a continuing guaranty and shall remain in effect until the Termination Date. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
Section 7.8     Authority of Guarantors or Borrowers. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
Section 7.9     Financial Condition of the Borrowers. Any Loan may be made to the Borrowers or continued from time to time and any Secured Swap Agreement or Secured Cash Management Services Agreement may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of any Borrower or any other Loan Party at the time of any such grant or continuation or at the time such Secured Swap Agreement or Secured Cash Management Services Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower or any other Loan Party. Each Guarantor has adequate means to obtain information from the Borrowers and the other Loan Parties on a continuing basis concerning the financial condition of the Borrowers and the other Loan Parties and their respective ability to perform their obligations under the Loan Documents and the Secured Swap Agreements and Secured Cash Management Services Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of each Borrower and each other Loan Party and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of any Borrower or any other Loan Party now known or hereafter known by any Beneficiary.
Section 7.10     Bankruptcy, Etc. (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Borrower or any other Loan Party. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any other Loan Party or by any defense which any Borrower or any other Loan Party may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
(b)    Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and the Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower or any other Loan Party of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
(c)    In the event that all or any portion of the Guaranteed Obligations are paid by any Borrower or any Subsidiary, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
Section 7.11     Excluded Swap Obligations. (a) Notwithstanding any provision of this Agreement or any other Loan Document, no Guaranty by any Guarantor under any Loan Document shall include a guaranty of any Obligation and no Guaranteed Obligations shall include any Obligation that, as to such Guarantor, is an Excluded Swap Obligation, and no Collateral provided by any Guarantor shall secure any Obligation and no Secured Obligations shall include any Obligation that, as to such Guarantor, is an Excluded Swap Obligation. In the event that any payment is made pursuant to any Guaranty by any Guarantor, or any amount is realized from Collateral of any Guarantor, as to which any Guaranteed Obligations or Secured Obligations, as applicable, are Excluded Swap Obligations, such payment or amount shall be applied to pay the Guaranteed Obligations or Secured Obligations, as applicable, of such Guarantor as otherwise provided herein and in the other Loan Documents without giving effect to such Excluded Swap Obligations, with payments from Guarantors of all Obligations, on the one hand, and Guarantors who cannot guarantee Excluded Swap Obligations, on the other hand, being distributed in such manner (but without applying payments from Guarantors who cannot guarantee Excluded Swap Obligations to such obligations) so as to ensure, as nearly as practicable, the distribution of payments as required by the Loan Documents. Each reference in this Agreement or any other Loan Document to the ratable application of such amounts as among the Guaranteed Obligations, the Secured Obligations or the Obligations or any specified portion thereof that would otherwise include such Excluded Swap Obligations shall be deemed so to provide.
(b)    Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to enable each other Loan Party to honor all of its obligations under the Loan Documents in respect of Swap Obligations; provided, however, that such Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred by such Qualified ECP Guarantor without rendering its obligations under this Section or otherwise its Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer and not for any greater amount. The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until its Guaranty is released. Each Qualified ECP Guarantor intends that this Section shall constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
ARTICLE VIII

EVENTS OF DEFAULT
If any of the following events (each, an “Event of Default”) shall occur:
(a)    the Borrowers shall fail to pay any principal of any Loan when and as the same shall become due and payable or any amount due and payable to any Issuing Bank in reimbursement of any drawing under any Letter of Credit, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any of the Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of any Loan Party or any Restricted Subsidiary in this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any certificate or other document furnished pursuant to this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2(a), Section 5.3 (solely with respect to a Borrower’s existence), Section 5.9 or in Article VI;
(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any of the Loan Documents (other than those specified in clause (a), (b) or (d) of this Article of this Agreement), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrowers (which notice will be given at the request of any Lender);

(f)    Holdings or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure shall have continued after the applicable grace period, if any;
(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in each case without such Material Indebtedness having been discharged, or any such event or condition having been cured promptly; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the disposition, sale, transfer, condemnation, insured loss or similar event with respect to the property or assets securing such Indebtedness, (ii) any customary offer to repurchase provisions upon an asset sale, (iii) customary debt and equity proceeds prepayment requirements contained in any bridge or other interim credit facility, (iv) Indebtedness of any Person assumed in connection with the acquisition of such Person to the extent that such Indebtedness is repaid as required by the terms thereof as a result of the acquisition of such Person, (v) the redemption of any Indebtedness incurred to finance an acquisition pursuant to any special mandatory redemption feature that is triggered as a result of the failure of such acquisition to occur or (vi) any repurchase, prepayment, defeasance, redemption, conversion or settlement with respect to any Permitted Convertible Indebtedness pursuant to its terms unless such repurchase, prepayment, defeasance, redemption, conversion or settlement results from a default thereunder, fundamental change (or equivalent term thereunder) or an event of the type that constitutes an Event of Default;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    Holdings or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;
(j)    Holdings or any Restricted Subsidiary shall become unable or fail generally to pay its debts as they become due;
(k)    (i) one or more judgments for the payment of money in excess of $25,000,000 in the aggregate shall be rendered against Holdings, any Restricted Subsidiary or any combination thereof (to the extent not paid or covered by a reputable and solvent independent third-party insurance company which has not disputed coverage) and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed (or an action of similar effect in any jurisdiction outside the U.S.), or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of

Holdings or any Restricted Subsidiary to enforce any such judgment and such action shall not be stayed (or an action of similar effect in any jurisdiction outside the U.S.) or (ii) any non-monetary judgment, writ or warrant of attachment or similar process shall be entered or filed against Holdings, any Restricted Subsidiary or any combination thereof or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed (or an action of similar effect in any jurisdiction outside the U.S.) for a period of 45 consecutive days and such non-monetary judgment, writ, warrant of attachment or similar process would reasonably be expected to have a Material Adverse Effect;
(l)    one or more ERISA Events shall have occurred, which individually or in aggregate would reasonably be expected to result in a Material Adverse Effect;
(m)    a Change in Control shall occur; or
(n)    (i) any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations hereunder or thereunder, ceases to be a legal, valid and binding obligation of any party thereto; or any Loan Party contests in any manner the validity or enforceability of any Loan Document, (ii) the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document for any reason other than (A) the failure of the Collateral Agent or any Secured Party to take any action within its control or (B) the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, if any; provided, that no Event of Default shall occur under this Section 8.01(n)(ii) if the Loan Parties cooperate with the Collateral Agent to replace or perfect such security interest and Lien, such security interest and Lien is promptly replaced or perfected (as needed) and the rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement or (iii) any Loan Party shall contest in any manner the validity or perfection of any Lien in any material portion of the Collateral purported to be covered by the Collateral Documents;
then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate the Commitments and the obligation of the Issuing Banks to issue any Letters of Credit, and thereupon the Commitments and such obligations shall terminate immediately, (ii) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents, (iii) direct the Borrowers to pay (and each Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Article VIII (h) or (i) to pay) to the Administrative Agent such additional amounts of cash as are reasonably requested by the applicable Issuing Banks, to be held as security for the Borrowers’ reimbursement Obligations in respect of Letters of Credit then outstanding as set forth in Section 2.4(j) and (iv) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder (including any amounts required to be deposited in respect of Letters of Credit pursuant to Section 2.4(j)), shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
ARTICLE IX

THE AGENT
Section 9.1     Authorization and Action.
(a)    Each of the Lenders, Issuing Banks and other Secured Parties (including in its capacity as a potential counterparty under a Secured Swap Agreement or a provider of Secured Cash Management Services) hereby irrevocably appoints JPMCB as the Administrative Agent and Collateral Agent (and JPMCB hereby accepts such appointment) and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent by the terms hereof and under the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender, Secured Party and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(b)    As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)    In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
(i)    the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of agency or fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;
(ii)    where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law;
(iii)    to the extent that English law is applicable to the duties of the Administrative Agent under any of the Loan Documents, Section 1 of the Trustee Act 2000 of the United Kingdom shall not apply to the duties of the Administrative Agent in relation to the trusts constituted by that Loan Document; where there are inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 of the United Kingdom and the provisions of this Agreement or such Loan Document, the provisions of this Agreement shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustee Act 2000 of the United Kingdom, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act; and
(iv)    nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;
(d)    The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
(e)    None of any Arranger or the Bookrunner shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.
(f)    In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and un-paid in respect of the Loans, Letter of Credit disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 10.3). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.
(g)    The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrowers’ rights to consent pursuant to and subject to the conditions set forth in this Article, no Borrower nor any Subsidiary, nor any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guaranteed Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.
Section 9.2     Administrative Agent’s Reliance, Limitation of Liability, Etc.
(a)    Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.
(b)    The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.2 unless and until written notice thereof stating that it is a “notice under Section 5.2” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrowers, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrowers, a Lender or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or (vi) the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any liabilities, costs or expenses suffered by any Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any Dollar Equivalent.
(c)    Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 10.4, (ii) may rely on the Register to the extent set forth in Section 10.4, (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 9.3     The Administrative Agent Individually. With respect to its Commitment, Loans and Letters of Credit, the Person serving as the Administrative Agent and the Collateral Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.
Section 9.4     Successor Administrative Agent.
(a)    The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Lenders and the Borrowers. The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent and/or the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrowers and the Required Lenders, and the Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Administrative Agent by the Borrowers and the Required Lenders or (iii) such other date, if any, agreed to by the Borrowers and the Required Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor Administrative Agent. If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by the Required Lenders or the Administrative Agent, any collateral security held by the Administrative Agent in its role as the Collateral Agent on behalf of the Lenders and the Issuing Banks under any of the Loan Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Any successor Administrative Agent shall be a bank with an office in the United States or an Affiliate of any such bank with an office in the United States. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (x) transfer to such successor Administrative Agent all sums, securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (y) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation of JPMCB or its successor as the Administrative Agent pursuant to this Article shall also constitute the resignation of JPMCB or its successor as the Collateral Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent and Collateral Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and Collateral Agent hereunder and while it continues to hold any collateral security as nominee until a successor Collateral Agent is appointed. Any successor Administrative Agent appointed pursuant to this Article IX shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.
(b)    In addition to the foregoing, the Collateral Agent may resign at any time by giving prior written notice thereof to the Lenders and the Grantors. The Administrative Agent shall have the right to appoint a financial institution as the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrowers and the Required Lenders and the Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by the Borrowers and the Required Lenders or (iii) such other date, if any, agreed to by the Required Lenders and the Borrowers. Upon any such notice of resignation, the Required Lenders shall have the right, upon five Business Days’ notice to the Administrative Agent and in consultation with the Borrowers, to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by the Required Lenders or the Administrative Agent, any collateral security held by the Collateral Agent on behalf of the Lenders and/or the Issuing Banks under any of the Loan Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement and the Collateral Documents, and the retiring Collateral Agent under this Agreement shall promptly (x) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (y) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder and while it continues to hold any collateral security as nominee until a successor Collateral Agent is appointed.
(c)    Any resignation of JPMCB or its successor as the Administrative Agent pursuant to this Article IX shall also constitute the resignation of JPMCB or its successor as Issuing Bank, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become successor Issuing Bank for all purposes hereunder. After such resignation of JPMCB as an Issuing Bank hereunder, JPMCB shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.
Section 9.5     Acknowledgments of Lenders and Issuing Banks.
(a)    Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, the Bookrunner or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, the Bookrunner or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)    Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
(c)    Erroneous Payments.
(i)    (1) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.5(c) shall be conclusive, absent manifest error.
(ii)    Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y)

that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)    Each Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party.
(iv)    Each party’s obligations under this Section 9.5(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
(v)    As used in this Section 9.5(c), the term “Lender” shall include each Issuing Bank.
Section 9.6     Collateral Matters.
(a)    Except with respect to the exercise of setoff rights in accordance with Section 10.8 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Guaranteed Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.
(b)    In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Secured Cash Management Services the obligations under which constitute Secured Obligations and no Secured Swap Agreement the obligations under which constitute Secured Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Secured Cash Management Services or any Secured Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.
(c)    The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.2(a). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.
Section 9.7     Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.2 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
Section 9.8     Intercreditor Agreements. The Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Collateral Agent to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify any intercreditor or subordination agreement (in form and substance satisfactory to the Collateral Agent and deemed appropriate by it) with the collateral agent or other representative of holders of Indebtedness secured (and permitted to be secured) by a Lien on assets constituting a portion of the Collateral under (1) Sections 6.2(c), (d) or (r) (and in accordance with the relevant requirements thereof) and (2) any other provision of Section 6.2 (it being acknowledged and agreed that the Collateral Agent shall be under no obligation to execute any intercreditor agreement or subordination agreement pursuant to this clause (2), and may elect to do so, or not do so, in its sole and absolute discretion) (any of the foregoing, an “Intercreditor Agreement”). The Lenders and the other Secured Parties irrevocably agree that (x) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are permitted hereunder and as to the respective assets constituting Collateral that secure (and are permitted to secure) such Indebtedness hereunder and (y) any Intercreditor Agreement entered into by the Collateral Agent shall be binding on the Secured Parties, and each Lender and the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement.
ARTICLE X

MISCELLANEOUS
Section 10.1     Notices. (a) All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy (or other facsimile transmission or other electronic transmission (e.g., .pdf via e-mail)), as follows:
(i)    if to any Loan Party, to it at (A) 1111 Third Avenue, Suite 2100, Seattle, WA 98101, Attention: General Counsel (email: legal@remitly.com) and (B) 1111 Third Avenue, Suite 2100, Seattle, WA 98101, Attention: Chief Financial Officer (email: treasury@remitly.com);
(ii)    if to the Administrative Agent, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 500 Stanton Christiana Road, NCC 5, 1st Floor, Newark, DE 19713, Attention of ~~Dante Manerchia~~Michelle Won (email: ~~dante.manerchia~~michelle.won@chase.com);
(iii)    if to the Collateral Agent, to it at CIB DMO WLO, Mail code NY1-C413, 4 Chase Metrotech Center, Brooklyn, NY 11245 (email: ib.collateral.services@jpmchase.com);
(iv)    if to any Issuing Bank, to it at its address (or telecopy or other facsimile transmission or other electronic transmission (e.g., .pdf via e-mail) number or address) most recently specified by it in a notice delivered to the Administrative Agent and the Borrowers (or, in the absence of any such notice, to the address (or telecopy or other facsimile or other electronic transmission (e.g., .pdf via e-mail) number or address) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof); and

(v)    if to any other Lender, to it at its address (or telecopy or other facsimile or other electronic transmission (e.g., .pdf via e-mail) number or address) set forth in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopy (or other facsimile transmission or other electronic transmission (e.g., .pdf via e-mail)) shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender and applicable Issuing Bank. The Administrative Agent or the Borrowers may, in their respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)    Any party hereto may change its address or telecopy (or other facsimile transmission or other electronic transmission) number or address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
The Borrowers agree that the Administrative Agent may make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, IntraLinks, Syndtrak, ClearPar or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications effected thereby (the “Communications”). No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission, except to the extent that such damages have resulted from the willful misconduct or gross negligence of such Agent Party (as determined in a final, non-appealable judgment by a court of competent jurisdiction). Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
Section 10.2     Waivers; Amendments. (a) No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Borrower or other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance, amendment, extension or increase of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the applicable Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    Except as provided in Section 2.13, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided, however, that, subject to Section 2.13, no such amendment, waiver or consent shall: (i) extend or increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan, reduce the rate of interest thereon, or reduce any reimbursement obligation in respect of any Letter of Credit, or reduce any fees payable hereunder, without the written consent of each Lender and Issuing Bank directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; provided, however, that notwithstanding clause (ii) or (iii) of this Section 10.2(b), only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the default rate set forth in Section 2.12(c), (iv) change Section 2.17(b), Section 2.17(c) or any other Section hereof providing for the ratable treatment of the Lenders, in each case in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly affected thereby, (v) change Section 7.3 of the Security Agreement without the written consent of each Lender directly affected thereby, (vi) release all or substantially all of the value of any Guaranty or the Collateral, without the written consent of each Lender, except to the extent the release of any Guarantor or any Collateral is permitted pursuant to Article IX or Section 10.17 (in which case such release may be made by the Administrative Agent or the Collateral Agent, as applicable, acting alone), (vii) change any of the provisions of this Section or the percentage referred to in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (viii) extend the stated expiration date of any Letter of Credit beyond the Maturity Date without the written consent of the applicable Issuing Bank, each Lender directly affected thereby, and the beneficiary(ies) of such Letter of Credit, (ix) change the definition of “Applicable Percentage” without the written consent of each Lender or (x) subordinate (x) the Liens securing any of the Obligations on all or substantially all of the Collateral (“Existing Liens”) to the Liens securing any other Indebtedness or other obligations or (y) any Obligations in contractual right of payment to any other Indebtedness or other obligations (any such other Indebtedness or other obligations, to which such Liens securing any of the Obligations or such Obligations, as applicable, are subordinated, “Senior Indebtedness”), in either the case of subclause (x) or (y), unless each adversely affected Lender has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of Obligations that are adversely affected thereby held by each Lender) of the Senior Indebtedness on the same terms (other than bona fide backstop fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of the Senior Indebtedness and to the extent such adversely affected Lender decides to participate in the Senior Indebtedness, receive its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of the Senior Indebtedness afforded to the providers of the Senior Indebtedness (or any of their Affiliates) in connection with providing the Senior Indebtedness pursuant to a written offer made to each such adversely affected Lender describing the material terms of the arrangements pursuant to which the Senior Indebtedness is to be provided, which offer shall remain open to each adversely affected Lender for a period of not less than five Business Days. Notwithstanding anything to the contrary herein, (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder without the prior written consent of such Agent, (B) no such amendment shall amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.4(d) without the written consent of the Administrative Agent and of each Issuing Bank, and no such agreement shall amend, modify or otherwise affect the rights or duties of any Issuing Bank hereunder without the prior written consent of such Issuing Bank, (C) [reserved], (D) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or the termination thereof extended without the consent of such Lender, (y) the principal amount of any Defaulting Lender’s Loan, or the interest rate thereon or any fees payable hereunder to any Defaulting Lender may not be reduced without the consent of such Lender and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (E) this Agreement may be amended to provide for a Commitment Increase in the manner contemplated by Section 2.19 and the extension of the Maturity Date as contemplated by Section 2.20, (F) [reserved] and (G) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrowers and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency.
(c)    Without the consent of any Lender or Issuing Bank, the Loan Parties and the Administrative Agent and the Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification, supplement or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, to include holders of Other Permitted Debt in the benefit of the Collateral Documents (to the extent the Collateral Agent so agrees in its discretion) in connection with the incurrence of any Other Permitted Debt and to give effect to any Intercreditor Agreement associated with Other Permitted Debt or otherwise authorized by this Agreement, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.
(d)    Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 10.2 and any consent by any Lender pursuant to this Section 10.2 shall bind any assignee of such Lender.
Section 10.3     Limitation of Liability; Expenses; Indemnity. (a) Without limiting in any way the indemnification obligations of the Loan Parties pursuant to Section 10.3(c) or of the Lenders pursuant to Section 10.3(d), to the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any Agent, Arranger, Bookrunner, Issuing Bank or Lender, or any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) or any Borrower or any of its Subsidiaries, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions or any Loan or Letter of Credit or the use of the proceeds thereof. No Lender-Related Person shall be liable for (i) any indirect, special, exemplary, incidental, punitive or consequential damages (including any loss of profits, business or anticipated savings) which may be alleged as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof and (ii) any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Lender-Related Person through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Lender-Related Person as determined by a final and non-appealable judgment of a court of competent jurisdiction.
(b)    The Borrowers, jointly and severally, shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Arrangers, the Bookrunner and their respective Affiliates, including the reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of counsel for the Agents, the Arrangers and the Bookrunner, taken as a whole (and if reasonably necessary (as determined by the Administrative Agent in consultation with the Borrowers), of a single local counsel in each appropriate jurisdiction) in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all documented out-of-pocket expenses incurred by the Agents, the Arrangers, the Bookrunner, each Issuing Bank and each Lender, including the reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of counsel for the Agents and the Lenders, taken as a whole (and if reasonably necessary (as determined by the Administrative Agent in consultation with the Borrowers), of a single local counsel in each appropriate jurisdiction and in the case of an actual or potential conflict of interest where the Agents or any Lender affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected person), in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Loans made, or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(c)    Each Loan Party, jointly and severally, shall indemnify the Agents, the Arrangers, the Bookrunner, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, demands, damages, liabilities, costs or reasonable and documented expenses, including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use of the proceeds thereof (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any act or omission of the Administrative Agent in connection with the administration of the Loan Documents, (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by Holdings or any of its Subsidiaries, or any Environmental Liability resulting from the violation of Environmental Laws by Holdings or any of its Subsidiaries, or (v) any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding relating to any of the foregoing (including in relation to enforcing the terms of the limitation of liability and indemnification referred to above), whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or any Borrower or any Affiliate of the Borrowers); provided that such indemnity shall not, as to any Indemnitee, be available (w) with respect to Taxes (and amounts relating thereto), the indemnification for which shall be governed solely and exclusively by Sections 2.14 and 2.16, other than any Taxes that represent losses, claims or damages arising from any non-Tax claim, (x) to the extent that such losses, claims, demands, damages, liabilities, costs or reasonable and documented expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, (y) if arising from a material breach by such Indemnitee or one of its Affiliates of its obligations under this Agreement or any other Loan Document (as determined by a court of competent jurisdiction by final and non-appealable judgment) or (z) if arising from any claim, action, suit, inquiry, litigation, investigation or proceeding between and among Indemnitees that does not involve an act or omission by any Borrower or any of its Subsidiaries (as determined by a court of competent jurisdiction by final and non-appealable judgment) other than any claim, action, suit, inquiry, litigation, investigation or proceeding against any Agent, the Collateral Agent, the Arrangers, the Bookrunner or the Issuing Banks in such capacity.
(d)    To the extent that any Loan Party fails to pay any amount required to be paid by it to the Agents or the Issuing Banks under paragraph (b) or (c) of this Section, each Lender severally agrees to pay to the Issuing Bank or such Agent, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or the Issuing Banks in its capacity as such.
(e)    All amounts due under this Section shall be payable promptly after written demand therefor.
Section 10.4     Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and each Issuing Bank (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (but not to any Borrower or an Affiliate thereof or any natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:
(A)    the Borrowers, provided that no consent of the Borrowers shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under paragraph (a), (b), (h) or (i) of Article VIII has occurred and is continuing, any other assignee and provided further that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and
(B)    the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender; and
(C)    each Issuing Bank.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or a greater amount that is an integral multiple of $1,000,000) unless each of the Borrowers and the Administrative Agent otherwise consent; provided that no such consent of the Borrowers shall be required if an Event of Default under paragraph (a), (b), (h) or (i) of Article VIII has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.16(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;
(E)    no such assignment shall be made to (i) any Loan Party nor any Affiliate of a Loan Party, (ii) any Defaulting Lender or any of its subsidiaries, or any Person, who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) or (iii) any Disqualified Lender; and
(F)    in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
For the purposes of this Section, the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.15, Section 2.16 and Section 10.3); provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and amounts on the Loans owing to, and drawings under Letters of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register is intended to establish that each Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the

United States Treasury Regulations. The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Borrowers jointly and severally agree to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 10.4(b)(iv), except to the extent that such losses, claims, damages or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent. The Loans (including principal and interest) are registered obligations and the right, title, and interest of any Lender or its assigns in and to such Loans shall be transferable only upon notation of such transfer in the Register.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.16(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.6(b), Section 2.17(d) or Section 10.3(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    (i) Any Lender may, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (but not to any Borrower or an Affiliate thereof or any natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.2(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Section 2.14, Section 2.15 and Section 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(e) (it being understood and agreed that the documentation required under Section 2.16(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 10.12 as if it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii)    The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(e) (it being understood that the documentation required under Section 2.16(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided, that a Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
(iii)    Each Lender that sells a participation shall, acting solely for United States federal income tax purposes as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)    (i) No assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrowers have consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), (A) such assignee shall not retroactively be disqualified from becoming a Lender and (B) the execution by the Borrowers of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.
(ii)    If any assignment or participation is made to any Disqualified Lender without the Borrowers’ prior written consent in violation of clause (e)(i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Borrowers may, at their sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) in the case of outstanding Loans held by Disqualified Lenders, purchase or prepay such Loans by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.4), all of its interest, rights and obligations under this Agreement to one or more Persons at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws, each Disqualified Lender party hereto hereby agrees (1) not to vote on such plan, (2) if such Disqualified Lender does vote on such plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)    The Administrative Agent shall have the right, and the Borrowers hereby expressly authorize the Administrative Agent to (1) post the list of Disqualified Lenders provided by the Borrowers and any updates thereto from time to time (collectively, the “DQ List”) on the Platform and/or (2) provide the DQ List to each Lender requesting the same (including for the purpose of sharing with potential assignees and participants). The parties to this Agreement hereby acknowledge and agree that the Administrative Agent will not have any duty to ascertain, monitor or enforce compliance with the DQ List or any duty, responsibility or liability to monitor or enforce assignments, participations or other actions in respect of Disqualified Lenders, or otherwise take (or omit to take) any action with respect thereto.
Section 10.5     Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein or in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance or any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.14, Section 2.15, Section 2.16 and Section 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, the resignation of any Agent, the replacement of any Lender, or the termination of this Agreement or any provision hereof.
Section 10.6     Integration; Effectiveness. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective as provided in Section 4.1.
Section 10.7     Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 10.8     Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held by, and other obligations (in whatever currency) at any time owing by such Lender, Issuing Bank or Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or Issuing Bank may have. Each Lender and Issuing Bank agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 10.9     Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY OR DISPUTE UNDER, ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, WHETHER BASED IN CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the borough of Manhattan) and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined, exclusively in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that any Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Loan Party or its properties in the courts of any jurisdiction.
(c)    Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in the first sentence of paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 10.10     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.11     Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12     Confidentiality. (a) Each of the Agents and the Lenders (which term shall for the purposes of this Section 10.12 includes the Issuing Banks) agrees to (i) maintain the confidentiality of the Information (as defined below), (ii) not disclose any Information to any individual or organization, either internally or externally, without the prior written consent of the Borrowers (which consent shall not be unreasonably withheld, conditioned or delayed), and (iii) not use the Information for any purpose except in connection with the Loan Documents, except that Information may be disclosed (A) to its Affiliates and its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, or to any credit insurance provider relating to any Loan Party and its obligations, in each case whom it reasonably determines needs to know such information in connection with this Agreement and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (B) to the extent requested by any regulatory authority or any Governmental Authority or self-regulatory body claiming oversight over any Lender or any of its Affiliates, (C) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such Agent or such Lender, as applicable, agrees, to the extent permitted by applicable law, to inform the Borrowers promptly thereof), (D) to any other party to this Agreement, (E) in connection with the exercise of any remedies hereunder or under any Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any Loan Document, (F) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of any of its rights or obligations under this Agreement, (G) with the consent of the Borrowers, (H) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Agent or any Lender on a non-confidential basis from a source other than the Borrowers, (I) to any Participant or “bona fide” prospective Participant in, or any “bona fide” prospective assignee of, the Commitments, the Loans or any Lender’s rights or obligations under this Agreement (in each case other than any Disqualified Lender) or (J) to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations in each case other than any Disqualified Lender; provided that, in the case of clauses (I) and (J) of this Section 10.12 such Participant, prospective Participant, prospective assignee, actual or prospective counterparty or advisor is advised of and agrees, in advance of such disclosure, in writing (including pursuant to customary “click-through” procedures), to be bound by either the provisions of this Section 10.12 or other provisions that are at least as restrictive as the provisions contained in this Section 10.12. In addition, the Administrative Agent, the Lenders, and any of their respective Related Parties, may use any information (not constituting Information subject to the foregoing confidentiality restrictions) related to the syndication and arrangement of the credit facilities contemplated by this Agreement in connection with marketing, league tables, press releases, or other transactional announcements or updates provided to investor or trade publications, including the placement of “tombstone” advertisements in publications of its choice at its own expense. For the purposes of this Section, “Information” means all information received from the Borrowers, or from any of their Affiliates, representatives or advisors on behalf of the Borrowers, relating to the Borrowers or their business (including, for the avoidance of doubt, the DQ List), other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrowers, or by any of their Affiliates, representatives or advisors on behalf of the Borrowers and other than customary information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)    EACH LENDER AND EACH ISSUING BANK ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(c)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH LENDER AND EACH ISSUING BANK REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
Section 10.13     Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.
Section 10.14     No Advisory or Fiduciary Responsibility. In connection with all aspects of each Transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent, the Arrangers, the Bookrunner and the Lenders (which term shall for the purposes of this Section include the Issuing Banks) are arm’s-length commercial transactions between such Loan Party and its Affiliates, on the one hand, and the Agent, the Arrangers, the Bookrunner and the Lenders, on the other hand, (B) such Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agent, the Arrangers, the Bookrunner and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its subsidiaries, or any other Person and (B) none of any Agent, any Arranger, the Bookrunner or any Lender has any obligation to any Loan Party or any of its Affiliates with respect to the Transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan

Documents; and (iii) the Agents, the Arrangers, the Bookrunner and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Loan Party and its Affiliates, and neither any Agent, any Arranger, the Bookrunner nor any Lender has any obligation to disclose any of such interests to such Loan Party or its Affiliates. Each Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, any Issuing Bank, any Arranger, the Bookrunner or any Lender, on the one hand, and such Borrower, any of its Subsidiaries, or their respective equityholders or Affiliates, on the other. To the fullest extent permitted by law, each Borrower agrees that it will not assert any claim against any Agent, any Arranger, the Bookrunner, any Issuing Bank or any Lender based on an alleged breach of agency or fiduciary duty by any such Agent, Arranger, Bookrunner, Issuing Bank or Lender in connection with this Agreement and the transactions contemplated hereby.
Section 10.15     Counterparts; Integration; Effectiveness, Electronic Execution.
(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable by any Borrower or any other Loan Party or the Issuing Bank Sublimit of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)    Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each, an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower and each other Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the other Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means, including any Liabilities arising as a result of the failure of any Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 10.16     USA PATRIOT Act and Beneficial Ownership. Each Lender (which term shall for the purposes of this Section include the Issuing Banks) that is subject to the requirements of the USA Patriot Act and/or the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lenders) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name, address and tax information number of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act and the Beneficial Ownership Regulation. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests from time to time in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation.;
Section 10.17     Release of Liens and Guarantors.
(a)    The Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall (1) be automatically released: (i) in full upon the occurrence of the Termination Date as set forth in Section 10.17(c) below; (ii) upon the disposition (other than any lease or license) of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction permitted by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 10.2), (v) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guaranty in accordance with clause (b) below (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan

Party upon its reasonable request without further inquiry) or (vi) as required by the Collateral Agent to effect any disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents and (2) be released upon the request of Holdings (i) to the holder of any Lien on such property that is permitted by clause (c) or (d) of Section 6.2 to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property or (ii) to the extent such Collateral is or becomes Excluded Assets (as defined in the Security Agreement); provided, that prior to any such request, Holdings shall have in each case delivered to the Administrative Agent a certificate of a Responsible Officer of Holdings certifying (x) in the case of a request pursuant to clause (i) of this clause (2), that such Lien is permitted under this Agreement, (y) in the case of a request pursuant to clause (i) of this clause (2), that the contract or agreement pursuant to which such Lien is granted prohibits any other Lien on such property and (z) in the case of a request pursuant to clause (ii) of this clause (2), that (A) such property is or has become Excluded Assets (as defined in the Security Agreement) and (B) if such property has become Excluded Assets (as defined in the Security Agreement) as a result of a contractual restriction, such restriction does not violate Section 6.5. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.
(b)    In addition, the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that the respective Guarantor (other than a Borrower in its capacity as a Guarantor) shall be released from its respective Guaranty (i) upon consummation of any transaction permitted hereunder (x) resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or (y) in the case of any Guarantor which would not be required to be a Guarantor because it is or has become an Excluded Subsidiary, in each case following a written request by Holdings to the Administrative Agent requesting that such person no longer constitute a Guarantor and certifying its entitlement to the requested release (and the Collateral Agent may rely conclusively on a certificate to the foregoing effect without further inquiry); provided, that any such release pursuant to preceding clause (y) shall only be effective if (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) such Subsidiary owns no assets which were previously transferred to it by another Loan Party which constituted Collateral or proceeds of Collateral (or any such transfer of any such assets would be permitted hereunder immediately following such release), and (C) at the time of such release (and after giving effect thereto and any simultaneous release of other Indebtedness), all outstanding Indebtedness of, and Investments previously made in, such Subsidiary would then be permitted to be made in accordance with the relevant provisions of Sections 6.1 and 6.7 (for this purpose, with the Borrowers being required to reclassify any such items made in reliance upon the respective Subsidiary being a Guarantor on another basis as would be permitted by such applicable Section), and any previous dispositions thereto pursuant to Section 6.3 shall be re-characterized and would then be permitted as if same were made to a Subsidiary that was not a Guarantor (and all items described above in this clause (C) shall thereafter be deemed recharacterized as provided above in this clause (C)) and (D) such Subsidiary shall not be (or shall be simultaneously released as) a guarantor with respect to any Indebtedness permitted only by Section 6.1(u) or (ii) if the release of such Guarantor is approved, authorized or ratified by the Required Lenders (or such other percentage of Lenders whose consent is required in accordance with Section 10.2).
(c)    Notwithstanding anything to the contrary contained herein or any other Loan Document, upon the date on which all Commitments shall have been terminated, all Obligations (other than contingent indemnification obligations for which no claim has been made and Obligations under or in respect of Secured Swap Agreements or Secured Cash

Management Agreements) under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or been terminated (unless such Letters of Credit have been (i) cash collateralized in an amount equal to 103% of Letter of Credit Usage at such time on terms reasonably satisfactory to the applicable Issuing Bank, (ii) backstopped in an amount equal to 103% of Letter of Credit Usage by a letter of credit in form and substance and by an institution reasonably satisfactory to the applicable Issuing Bank or (iii) deemed reissued under another facility reasonably acceptable to the applicable Issuing Bank) (such date, the “Termination Date”), all obligations under the Loan Documents and all Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically released.
(d)    Obligations of any Loan Party under any Secured Cash Management Agreement or Secured Swap Agreement shall be secured and guaranteed under the Loan Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. No Person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any Secured Swap Agreement or Secured Cash Management Agreement. For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Agreement shall require the consent of any holder of obligations under any Secured Swap Agreements or any Secured Cash Management Agreements.
(e)    In connection with any release pursuant to this Section 10.17, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders, the Issuing Banks and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by any Borrower and at such Borrower’s expense in connection with the release of any Guaranty or any Liens created by any Loan Document in respect of any Subsidiary, property or asset; provided, that (i) the Administrative Agent shall have received a certificate of a Responsible Officer of such Borrower containing such certifications as the Administrative Agent shall reasonably request, (ii) the Administrative Agent or the Collateral Agent shall not be required to execute any such document on terms which, in the applicable Agent’s reasonable opinion, would expose such Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (iii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Borrower or any Subsidiary in respect of) all interests retained by any Borrower or any Subsidiary, including the proceeds of any disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents. Any execution and delivery of documents pursuant to this Section 10.17(e) shall be without recourse to or warranty by the Administrative Agent or Collateral Agent.
(f)    The Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 10.17, all without the further consent or joinder of any Lender, any Issuing Bank or any other Secured Party. Upon the effectiveness of any such release, any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made.
(g)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of any Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Administrative Agent and Collateral Agent may rely conclusively on any certificate delivered in connection with this Section 10.17 without any further inquiry.
Section 10.18     Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(A)    a reduction in full or in part or cancellation of any such liability;
(B)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(C)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 10.19     Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)    The obligations of the Borrowers in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrowers jointly and severally agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
Section 10.20     Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit

Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 10.21     [Reserved.]
Section 10.22     Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such

Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation of exercise or any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
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